    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998


                                                      REGISTRATION NO. 333-42611
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3


                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             INFODATA SYSTEMS INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             VIRGINIA                            7372                           16-0954695
      (STATE OR JURISDICTION              (PRIMARY STANDARD                  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   INDUSTRIAL CLASSIFICATION CODE        IDENTIFICATION NUMBER)
                                               NUMBER)

                              12150 MONUMENT DRIVE
                            FAIRFAX, VIRGINIA 22033
                                 (703) 934-5205
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              12150 MONUMENT DRIVE
                            FAIRFAX, VIRGINIA 22033
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                          JAMES UNGERLEIDER, PRESIDENT
                             INFODATA SYSTEMS INC.
                              12150 MONUMENT DRIVE
                            FAIRFAX, VIRGINIA 22033
                                 (703) 934-5205
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                 MONICA LORD, ESQ.                               DAVID ALAN MILLER, ESQ.
         KRAMER, LEVIN, NAFTALIS & FRANKEL                      GRAUBARD MOLLEN & MILLER
                 919 THIRD AVENUE                                   600 THIRD AVENUE
             NEW YORK, NEW YORK 10022                           NEW YORK, NEW YORK 10016
                  (212) 715-9100                                     (212) 818-8800

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO BE   AMOUNT TO BE    OFFERING PRICE PER       AGGREGATE          AMOUNT OF
                REGISTERED                 REGISTERED(1)        SHARE(2)        OFFERING PRICE(2)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock..............................     1,150,000          $11.00          $12,650,000.00       $ 3,731.75
--------------------------------------------------------------------------------------------------------------------
Underwriters' Purchase Option.............             1         $100.00          $       100.00         (3)
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Underwriters'
  Purchase Option.........................       100,000          $13.20          $ 1,320,000.00       $   389.40
--------------------------------------------------------------------------------------------------------------------
Total.....................................            --              --                      --       $ 4,121.15
====================================================================================================================

(1) Includes 150,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based on the average of the high and low prices for the shares reported on the Nasdaq SmallCap Market on December 11, 1997.

(3) Pursuant to Rule 457(g), no registration fee is payable.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 26, 1998


PROSPECTUS

INFODATA SYSTEMS INC.
1,000,000 SHARES OF COMMON STOCK
                                                                 (INFODATA LOGO)


All of the shares of Common Stock offered hereby ("Offering") are being sold by Infodata Systems Inc. ("Infodata" or "Company"). The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "INFD." On January 20, 1998, the closing sale price of the Common Stock was $10.00 per share.


                            ------------------------


THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 7 HEREOF AND "DILUTION" AT PAGE 16 HEREOF.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                         PRICE                                    PROCEEDS
                                           TO                                        TO
                                         PUBLIC            UNDERWRITING          COMPANY(2)
                                                          DISCOUNTS AND
                                                          COMMISSIONS(1)
------------------------------------------------------------------------------------------------
Per Share.........................                $                  $                     $
------------------------------------------------------------------------------------------------
Total(3)..........................                $                  $                     $
================================================================================================

(1) Does not include a 2% nonaccountable expense allowance which the Company has agreed to pay to Southeast Research Partners, Inc. and GKN Securities Corp. ("Underwriters"). The Company also has agreed to sell to the Underwriters an option to purchase up to 100,000 shares of Common Stock ("Underwriters' Purchase Option") and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company, including the
    nonaccountable expense allowance, estimated at approximately $        .

(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriting."

The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of GKN Securities Corp. in New York City
on or about             , 1998.

SOUTHEAST RESEARCH PARTNERS, INC.                           GKN SECURITIES CORP.

            , 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

This Prospectus includes references to trademarks of entities other than the Company, which have reserved all rights with respect to their respective trademarks.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60651-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market (Symbol: INFD) and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to sales of the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, the exhibits and financial statements filed as a part thereof, which may be examined without charge at the office of the Commission, and photocopies of which, or any portion thereof, may be obtained upon payment of the prescribed fee.

     Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not complete, and where such agreement or other document is an exhibit to the Registration Statement, each statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors." Each prospective investor is urged to read this Prospectus in its entirety. Certain statements contained in this Prospectus regarding matters that are not historical facts, such as statements regarding expected future sales cycles for the Company's products and expected revenues from licensing arrangements, are forward-looking statements (as such term is defined in the Securities Act). Since forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

     Unless otherwise indicated, all share information in this Prospectus gives effect to: (i) a two-for-one stock split in the form of a 100% share distribution on the Company's Common Stock effected in August 1996; (ii) a one-for-six Common Stock dividend paid in May 1996; and (iii) the conversion of all outstanding shares of Preferred Stock and all accrued unpaid dividends thereon into 199,883 shares of Common Stock effected in 1996. Except as otherwise specified, the information in this Prospectus does not give effect to exercise of the Underwriters' over-allotment option or the Underwriters' Purchase Option. Unless the context otherwise requires, references herein to the "Company" or "Infodata" refer to Infodata Systems Inc. and its subsidiaries.

                                  THE COMPANY


     Infodata provides electronic document management software and systems to corporate and government workgroups, departments and enterprises. Infodata's newest product, Virtual File Cabinet(TM) ("VFC(R)"), has been designed to address what DataPrOpinion has called one of the biggest problems facing global organizations: the fact that their critical assets are often contained in documents stored in disparate and incompatible systems. According to DataPrOpinion, "accessing and sharing that information among different departments across the enterprise has been a nightmare."


     VFC is a family of intranet-based software products that, together, will enable users to easily retrieve, organize and share desktop files irrespective of the location or type of document management system in which they are stored with virtually no integration effort and without the need to replicate documents. The VFC family of products consists of the VFC Document Web Server, extensions and enablers. The VFC Document Web Server is the heart of VFC, and is required in order to utilize all other components of VFC. This core package consists of software installed on a server that establishes links to documents, organizes access to stored information and acts as an independent document sharing system. The Company has been shipping the VFC Document Web Server since the second quarter of 1997. Extensions are software components that are installed on an individual user's computer to add functionality to the VFC Document Web Server. In October 1997, the Company began shipping its first extension and expects to introduce other extensions in the future. Enablers provide the capability to bridge multiple document management systems or repositories. The first enablers are expected to be available for shipment in the second quarter of 1998.


     The Company's VFC technology has been endorsed or approved by leading industry vendors, including Lotus Development Corporation ("Lotus"), PC DOCS, Inc. ("PC DOCS"), Verity, Inc. ("Verity"), and NovaSoft Systems, Inc. ("NovaSoft"), and has received numerous favorable industry trade analyst and press reviews. At the April 1997 Association for Information and Imaging Management ("AIIM") trade show, with more than 35,000 attendees and 325 exhibitors, Imaging World Magazine identified VFC as "#1 TO WATCH." VFC has been sold to large organizations with significant document processing requirements, such as the Department of Energy, AT&T Corp. ("AT&T"), State Street Bank and Trust Company ("State Street Bank") and the U.S. Army Signal Corps, although the total dollar amount of sales to date has been immaterial.

     In December 1997, the Company and Adobe Systems Incorporated ("Adobe"), a major software company with reported 1996 revenues of more than $750 million, entered into an agreement to cross license and co-market certain technologies. Adobe has a significant presence in the Internet marketplace with, according to Adobe, more than 20 million downloads of its Adobe Acrobat Reader viewing product. Under the agreement, the Company expects to receive more than $700,000 in consulting fees for modifications to certain of its technology so that it may be incorporated into certain Adobe products. Upon acceptance of these modifications by Adobe, the Company will earn a license fee of $1,000,000. Certain components of VFC that will be licensed to Adobe will be incorporated in future Adobe products. In addition, certain Adobe products will display a "VFC button" that will provide a direct link to VFC or to VFC marketing information if the user does not have VFC. Adobe will receive royalties based on sales of VFC arising out of this marketing arrangement, and will also receive commissions for any VFC sales that it makes directly.

     The Company's other products include Re:mark(R), a plug-in product for Adobe Acrobat(TM) software that enables users to mark up and review documents electronically in a workgroup setting; Compose(R), a suite of plug-in tools for Adobe Acrobat Exchange that automate and streamline a variety of document production tasks; Aerial(TM), a plug-in that enables Adobe Acrobat to print any document that needs to be formatted for printing on multiple pages which are then pieced together to form one page, such as a large spreadsheet or a CAD drawing; Signet(TM), a security solution for Web or CD-ROM publishers who want to permit only authorized users to read their documents; INQUIRE(R)/Text, a full-text retrieval product used for storing, indexing, retrieving and managing large collections of documents on IBM and IBM-compatible mainframes; and WebINQUIRE(TM), an extension product that provides Web browser access to INQUIRE/Text collections. In addition, the Company offers document systems consulting services, training and customer support for its own products and those of other vendors, including Adobe, Verity, PC DOCS and Documentum, Inc. ("Documentum"), for each of whom it is a value-added reseller ("VAR").

     For nearly thirty years, the Company has developed and sold its own products and acted as a VAR of client/server and Internet/intranet document systems products. Recently, the Company made two acquisitions to broaden its product and service offerings: Merex, Inc. ("Merex"), acquired in October 1995, and AMBIA Corporation ("AMBIA"), acquired in July 1997. Merex provided a staff experienced in Internet and client-server document technologies, and AMBIA provided both an experienced technical staff and products focusing on document creation, collaboration, and presentation.

     The Company targets both commercial and government markets. The Company's products and consulting services are used by many major companies, including Ford Motor Company ("Ford"), Allen-Bradley Co., Inc. ("Allen Bradley"), The Boeing Company ("Boeing"), RJR Nabisco, Inc. ("Nabisco"), AT&T, Chase Manhattan Bank ("Chase"), State Street Bank and The Riggs National Bank ("Riggs"), and by government organizations, including NASA, the Department of Energy, the U.S. Army Signal Corps, the Government Accounting Office and various agencies within the intelligence community. Sales to government customers represented approximately 45% of revenues in 1996 and approximately 39% for the first nine months of 1997; however, no one customer accounted for more than 10% of the Company's revenues in either period. The Company has repeat business from a number of its customers, and management believes that there is a high degree of customer satisfaction with its products, services and solutions. The Company's existing services, training, and products provide a base of business that complements VFC product sales. Developing custom solutions for customers keeps the Company's technical professionals abreast of client needs, facilitating the conception and development of new products, such as VFC, and the improvement of existing products.

     The Company conducts its sales and marketing efforts through several channels, including a network of VARs, its own sales force, marketing alliances, marketing communications and training programs. The Company's VARs and its sales force receive direct support from the Company's technical staff. Consulting services leads are also provided to the Company by the vendors for whom it acts as a VAR. The Company believes this diversity of sales and marketing channels permits it to distribute its products and sell its services in an efficient and effective manner, while reducing reliance on any one sales channel.

     The Company's objectives are to establish VFC as the de facto industry standard for document access and to become a leading provider of electronic document information management software and systems. To accomplish these objectives, the Company intends to (i) maintain its technological leadership,
(ii) add strategic relationships (iii) expand its sales and marketing capabilities, and (iv) pursue acquisitions of businesses, products or technologies that complement the Company's existing business. As of the date of this Prospectus, the Company has no agreement, arrangement or understanding with respect to any acquisition.

     In 1996, the Company's revenues were $9,560,000 with net income of $503,000. For the first nine months of 1997, revenues were $7,033,000. The Company incurred losses of $2,579,000 for the first nine months of 1997, due primarily to the continuing investment in VFC technology and the expenses of building the infrastructure to market VFC.

     The Company was incorporated in the State of New York in May 1968 and reincorporated in the State of Virginia in March 1995. The Company's principal offices are located at 12150 Monument Drive, Fairfax, Virginia 22033. Its telephone number is (703) 934-5205 and its fax number is (703) 934-7154.

                                  THE OFFERING

Common Stock Offered................     1,000,000 shares

Common Stock to be Outstanding after
the Offering(1).....................     3,759,116 shares

Use of Proceeds.....................     Sales and marketing; research and
                                         development; repayment of institutional
                                         debt; and working capital and general
                                         corporate purposes. See "Use of
                                         Proceeds."

Nasdaq SmallCap Market Symbol.......     INFD
---------------
(1) Excludes: (i) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan; (ii) 1,511,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted and to be granted under the Company's 1995 Stock Option Plan, of which options to purchase 1,086,023 shares of Common Stock have been granted; and (iii) warrants to purchase 4,666 shares of Common Stock issued pursuant to the Company's 1987 Stock Warrant Purchase Plan, which terminated on January 1, 1997. See "Management--1995 Stock Option Plan" and "--Stock Purchase Plan" and "Principal Shareholders."

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk, including, without limitation, risks relating to the Company's continued losses and accumulated and working capital deficits, uncertainty of future operating results and fluctuations in quarterly operating results, change in mix of products, decline in INQUIRE/Text sales and reliance on VFC, lengthy sales and implementation cycles, rapid technological change and product obsolescence, competition, risks associated with sales channels, and dependence on government contracts and security clearances. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from the Company's audited Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheet data at September 30, 1997 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                            YEAR ENDED         NINE MONTHS ENDED
                                                           DECEMBER 31,          SEPTEMBER 30,
                                                         -----------------     ------------------
                                                          1995       1996       1996      1997(1)
                                                         ------     ------     ------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $7,049     $9,560     $7,355     $ 7,033
Cost of revenues.......................................   4,166      5,457      4,412       4,037
Gross profit...........................................   2,883      4,103      2,943       2,996
Operating expenses
  Research and development.............................     187        816        537       1,696
  Selling, general and administrative..................   2,657      2,869      2,007       3,920
Operating income (loss)................................      39        418        399      (2,620)
Net income (loss)......................................  $  131     $  503     $  453     $(2,579)
Primary net income (loss) per common share.............  $ 0.01     $ 0.20     $ 0.19     $ (0.92)
Weighted average number of shares outstanding..........   1,694      2,162      2,085       2,796


                                                         DECEMBER 31,
                                                             1996             SEPTEMBER 30, 1997
                                                         ------------   -------------------------------
                                                            ACTUAL        ACTUAL(1)      AS ADJUSTED(2)
                                                         ------------   --------------   --------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................     $1,266          $  278          $  7,770
Working capital........................................      1,612            (892)            7,558
Total current assets...................................      3,920           3,156            10,648
Goodwill...............................................        274           2,857             2,857
Total assets...........................................      4,891           6,747            14,239
Current liabilities....................................      2,308           4,048             3,090
Total liabilities......................................      2,435           4,135             3,177
Shareholders' equity...................................     $2,456          $2,612          $ 11,062


---------------
(1) Includes results of operations of AMBIA since July 22, 1997. The Consolidated Financial Statements of AMBIA and the Notes thereto are included elsewhere in this Prospectus.

(2) Gives effect to the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this Offering unless such investor can afford a complete loss of his investment.

CONTINUED LOSSES; ACCUMULATED AND WORKING CAPITAL DEFICITS; UNCERTAINTY OF FUTURE OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     For the nine months ended September 30, 1997, due primarily to the continuing investment in VFC technology and the expenses of building the infrastructure to market VFC, the Company reported a net loss of $2,579,000. In addition, as of September 30, 1997, the Company had an accumulated deficit of $9,246,000 and a working capital deficit of $892,000. The Company expects to continue to incur net losses through at least the end of 1998. Future operating results will depend upon many factors, including the demand for the Company's products, the effectiveness of the Company's efforts to integrate various products it has developed or acquired and to achieve the desired levels of sales from such product integration, the level of product and price competition, the length of the Company's sales cycle, seasonality of individual customer buying patterns, the size and timing of individual transactions, the delay or deferral of customer purchases and implementations, the budget cycles of the Company's customers, the timing of new product introductions and product enhancements by the Company and its competitors, the mix of sales by products, services and distribution channels, acquisitions by competitors, the ability of the Company to develop and market new products and control costs, and general domestic economic and political conditions. As a result of these factors, revenues and operating results for any quarter are subject to variation and are not predictable with any significant degree of accuracy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGE IN MIX OF PRODUCTS; DECLINE IN INQUIRE/TEXT SALES; RELIANCE ON VFC


     The Company's historical consolidated financial statements include results of operations relating to sales of its INQUIRE/Text products and maintenance services related to INQUIRE/Text. INQUIRE/Text maintenance revenues represented 25% of the Company's revenues in 1996 and approximately 23% for the first nine months of 1997. INQUIRE/Text-related revenues decreased 14% in 1996, as compared to 1995, and a similar decline is expected in 1997. Declines are expected each year as the market matures and customers either migrate off mainframe platforms or opt not to renew maintenance contracts. The Company expects the VFC family of products to account for a substantial part of its future revenues. As a result, factors adversely affecting the pricing of or demand for VFC products, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future performance will depend, in significant part, on the successful development, introduction and market acceptance of new and enhanced versions of VFC products. The success of the Company's VFC family of products, the first release of which was shipped in the second quarter of 1997, will depend upon the acceptance of intranet and Web-based technologies. As the commercial market for products for use on corporate intranets has only recently begun to develop, there can be no assurance that the Company's new products or enhancements will meet customer requirements or be compatible with emerging standards. There can be no assurance that the Company will be successful in developing and marketing VFC and its related products. For the nine months ended September 30, 1997, VFC sales totalled $43,000, accounting for less than 1% of the Company's revenues. As a result of the changing mix of products and services offered by the Company, the Company's historical consolidated financial statements may not be indicative of future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Products and Services," "--Sales and Marketing," "--Research and Development" and "--Competition."


LENGTHY SALES AND IMPLEMENTATION CYCLES

     The license of the Company's software products and the use of the Company's systems solutions services generally require the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products, resulting in a lengthy sales cycle (typically between three and six months). Additionally, the implementation by customers of the Company's products may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delay in the sale or customer implementation of the Company's products and services could have a material adverse effect on the Company's business and operations and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

RAPID TECHNOLOGICAL CHANGE; PRODUCT OBSOLESCENCE

     The document management software market is characterized by rapid technological developments, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements, which often lead to product obsolescence. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products, or new products, on a timely basis or that any new or enhanced products will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions, technological changes or customer requirements, the Company's business and operating results could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Competition" and "--Research and Development."

COMPETITION

     The market for the Company's products and services is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. The Company currently encounters direct and indirect competition from a number of public and private companies involved in groupware, document management, and collaboration software, including Xerox Corporation ("Xerox"), Open Text Corporation ("Open Text"), Net-it Software Corporation ("Net-it Software"), Hummingbird Communications Ltd. ("Hummingbird") and Fulcrum Technologies, Inc. ("Fulcrum Technologies"). The Company is aware that other companies have announced products with some features similar to VFC. In addition, the Company may face competition from new market entrants. Competitors may have longer operating histories, significantly greater financial, marketing, service, support, technical and other resources and name recognition, and a larger installed customer base than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. See "Business--Competition."

RISKS ASSOCIATED WITH SALES CHANNELS

     The Company's ability to achieve significant revenue growth in the future will depend, in large part, upon its ability to establish and maintain relationships with VARs and strategic alliances with systems integrators and computer software and hardware distributors, its ability to attract qualified sales personnel and the success of its direct sales campaigns and telemarketing efforts. Furthermore, the Company's ability to market its products successfully, including its new products under development, will depend on its ability to adapt its sales channels to address the evolving markets for such products. The failure of the Company to expand its VAR network, enter into new strategic alliances and recruit and train its own sales personnel, and the failure of the Company to adapt its marketing methods and sales channels to address market needs, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the gross profit margin on indirect sales will be lower than gross profit margins on direct sales. See "Business--Strategy" and "--Sales and Marketing."

     Even if the Company is successful in expanding its sales channels, there can be no assurance that its sales channels will be successful in increasing the Company's revenue to a sufficient extent to cover the increased expenses associated with such expansion. Moreover, the Company's agreements with its VARs generally are nonexclusive and may be terminated by either party at any time without cause. The Company's VARs are not within the control of the Company, are not obligated to purchase products from the Company and may also represent or refer product lines of the Company's competitors. VARs' sales tend to fluctuate based on their implementation schedules and internal resources, which are beyond the control of the Company. There can be no assurance that VARs will continue their current relationships with the Company or that they will not give higher priority to the sale or referral of other products, which could include products of the Company's competitors. A reduction in sales efforts or discontinuance of sales or referrals of the Company's products by its VARs could lead to reduced sales and could materially adversely affect the Company's business, operating results and financial condition. See "Business--Sales and Marketing."

DEPENDENCE ON GOVERNMENT CONTRACTS; SECURITY CLEARANCES

     Sales to agencies of the United States Government account for a significant portion of the Company's revenues. The Company believes that the success and development of its business will continue to be dependent on its ability to participate in government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in government contracting policies. Among the factors that could materially adversely affect the Company's government contracting business are budgetary constraints, budget cycles, changes in fiscal policies or available funding, changes in government programs or requirements, including curtailment of the government's use of technology service firms, the adoption of new laws or regulations, technological developments and general economic conditions.

     The Company's government contracts contain standard termination clauses that permit the government to terminate the contracts at any time, without cause, for the convenience of the government. In addition, government contracts require compliance with various procurement regulations. The adoption of new or modified procurement regulations could materially adversely affect the Company or increase its costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines, damages and/or debarment from award of additional government contracts. The termination of the Company's government contracts or the imposition of fines, damages or suspension and/or debarment from bidding on additional government contracts could have a material adverse effect on the Company. Most government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenue are subject to adjustment as a result of audits by the Defense Contract Audit Agency ("DCAA") and other government auditors. Further, government contract awards may be subject to protest by competitors.

     Many of the Company's government contracts require the Company and certain of its employees to maintain security clearances complying with the requirements of various government agencies. If these clearances are lost, it could have a material adverse effect on the Company. See "Business--Customers."

DEPENDENCE ON PROPRIETARY RIGHTS

     The Company relies primarily on a combination of copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. For example, the Company licenses rather than sells its software. The licenses impose certain restrictions on the licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its trade secrets, including, but not limited to, (i) requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and (ii) restricting access to the Company's source codes. Trade secret and copyright laws afford only limited protection. Although the Company may apply for certain patents, the Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company may be unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not develop similar technology independently. There can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects software product developers increasingly to be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products otherwise will continue to be available to the Company on commercially reasonable terms. See "Business--Proprietary Rights."


DEPENDENCE ON KEY PERSONNEL; KEY PERSON LIFE INSURANCE



     The Company's success depends, in significant part, upon the continued services of its key technical, marketing, sales and management personnel, including James Ungerleider, its President and Chief Executive Officer, Richard Tworek, its Chief Technology Officer and Executive Vice President, and Razi Mohiuddin, its Vice President, and on its ability to continue to attract, motivate and retain highly qualified employees. Mr. Ungerleider's employment is terminable at will by either the Company or Mr. Ungerleider and is not for a definite term. Mr. Tworek's employment is for a term expiring on October 11, 1999, however, Mr. Tworek may resign upon 60 days' written notice. Mr. Mohiuddin's employment is for a term expiring on July 22, 1999, however Mr. Mohiuddin may resign upon 60 days' written notice. The loss of key personnel could have a material adverse effect on the Company's business, operating results and financial condition. Competition for technical, marketing, sales and management employees is intense and the process of locating personnel with the combination of skills and attributes required to execute the Company's strategy can be difficult, time-consuming and expensive. There can be no assurance that the Company will be successful in attracting, assimilating or retaining highly skilled technical, management, sales and marketing personnel. The failure to attract, hire, assimilate or retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."



     The Company maintains a key-person life insurance policy in the amount of $750,000 on the life of Mr. Tworek. In addition, the Company is in the process of obtaining key-person life insurance policies on the lives of Messrs. Ungerleider and Mohiuddin, however, it does not currently have such policies. There can be no assurance that the proceeds from the life insurance policy in place for Mr. Tworek or the policies the Company will obtain with respect to Messrs. Ungerleider and Mohiuddin will be sufficient to compensate the Company for the loss of any of these individuals.


CONCENTRATION OF STOCK OWNERSHIP

     Upon completion of this Offering, the present directors, executive officers and principal shareholders of the Company and their affiliates will beneficially own approximately 33.4% of the Company's Common Stock. As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders."

PRODUCT DEFECTS

     Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" that can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products.

Moreover, the Company may from time to time discover defects only after its systems have been used by many customers. There can be no assurance that, in the future, software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Research and Development."

PRODUCT LIABILITY

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Customers."

ACQUISITIONS

     The Company may, from time to time, pursue acquisitions of businesses, products or technologies that complement or expand its existing business and, in fact, acquired Merex in 1995 and AMBIA in 1997. The Company evaluates potential acquisition opportunities from time to time, including those that could be material in size and scope. Acquisitions involve a number of risks, including the diversion of management's attention from day-to-day operations to the assimilation of the operations and personnel of the acquired companies and the incorporation of acquired operations, customer bases, products or technologies. Such acquisitions could also have adverse short-term effects on the Company's operating results and could result in dilutive issuances of equity securities, the incurrence of debt and the loss of key employees. In addition, many business acquisitions must be accounted for as purchases and, because most software-related acquisitions involve the purchase of significant intangible assets, these acquisitions typically result in substantial amortization charges and charges for acquired research and development projects, which could have a material adverse effect on the Company's operating results. There can be no assurance that any such acquisitions will occur or that, if such acquisitions do occur, the acquired businesses, customer bases, products or technologies will generate sufficient revenue to offset the associated costs or effects. See "Business--Strategy."

BROAD DISCRETION IN ALLOCATION OF NET PROCEEDS; USE OF NET PROCEEDS TO REPAY
DEBT

     Approximately $3,200,000, or 37.9% (assuming a $10.00 per share offering price), of the estimated net proceeds of the Offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of these proceeds. A portion of the proceeds allocated to working capital may be used by the Company to pay salaries, including salaries of its executive officers, and for acquisitions. Although the Company currently has no agreement, arrangement or understanding with respect to any acquisition, should an acquisition opportunity be identified by the Company, the Board may have the ability to approve the acquisition without seeking shareholder approval. Approximately $1,000,000 of the estimated net proceeds of the Offering has been allocated to repayment of institutional debt and will not be available to be used for other purposes. See "Use of Proceeds."

DILUTION


     The public offering price is substantially higher than the net tangible book value per share of the currently outstanding Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore experience immediate dilution in net tangible book value of $7.82 per share (approximately 78%), assuming a public offering price of $10.00 per share. See "Dilution."

LACK OF DIVIDENDS

     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

LOW TRADING VOLUME; POSSIBLE VOLATILITY OF STOCK PRICE

     For the year ended December 31, 1997, the average daily trading volume of the Common Stock was approximately 8,197 shares. This low trading volume may have had a significant effect on the market price of the Common Stock and, accordingly, historical prices may not necessarily be indicative of market prices in a more liquid market. The trading price of the Company's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors, including factors outside the Company's control. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Articles of Incorporation ("Articles") and Bylaws, as well as Virginia corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue, without shareholder approval, Preferred Stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. See "Description of Securities--Virginia Anti-Takeover Law and Certain Charter and Bylaw Provisions."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL EXERCISE OF OPTIONS AND WARRANTS

     Sales of the Company's Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock or outstanding warrants. See "Shares Eligible for Future Sale."

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

     As of the date of this Prospectus, there are outstanding options to purchase 1,086,023 shares of Common Stock and outstanding warrants to purchase 4,666 shares of Common Stock. In addition, in connection with this Offering, the Company will issue the Underwriters' Purchase Option. The exercise of such outstanding options and warrants would dilute the then-existing shareholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such securities could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities. See "Description of Securities" and "Underwriting."

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM

     The Company's Common Stock is listed on The Nasdaq SmallCap Market ("Nasdaq"). In August 1997, the Company received a notice from Nasdaq that it was not in compliance with Nasdaq's requirement that listed issuers maintain a minimum of $1,000,000 in capital and surplus. In November 1997, the Company appeared at a hearing before a Nasdaq Listing Qualifications Panel to demonstrate compliance with the minimum capital and surplus requirement and to request continued listing on Nasdaq. The panel agreed to allow the Company to continue to be listed if (i) on or before February 16, 1998, the Company makes a public filing with the Commission and Nasdaq evidencing the closing of this Offering and a minimum of $5,500,000 in net tangible assets and (ii) the Company is able to evidence compliance with Nasdaq's new standards for continued listing, which go into effect in February 1998. Such public filing is a condition to the closing of this Offering. Thereafter, the Company must continue to meet Nasdaq's standards for continued listing. The failure to meet these standards may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the Company's securities would thereafter be conducted on the OTC Bulletin Board. If such delisting occurs, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock also would be subject to the requirements of certain rules promulgated under the Exchange Act that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severely limit the liquidity of the Company's securities and the ability of purchasers in this Offering to sell such securities in the secondary market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be approximately $8,450,000 ($9,800,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $10.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to apply the net proceeds as follows:

                          APPLICATION OF PROCEEDS                         AMOUNT     PERCENT
    ------------------------------------------------------------------- ----------   -------
    Sales and Marketing................................................ $2,250,000     26.6%
    Research and Development...........................................  2,000,000     23.7%
    Repayment of Institutional Debt....................................  1,000,000     11.8%
    Working Capital and General Corporate Purposes.....................  3,200,000     37.9%
                                                                        ----------   ------
              Total....................................................  8,450,000    100.0%
                                                                        ==========   ======

     Approximately $2,250,000 of the net proceeds of this Offering are expected to be used to expand the Company's sales and marketing activities by hiring additional sales and marketing personnel, increasing advertising, participating in trade shows and other promotional activities, developing indirect sales channels and enhancing the Company's customer service capabilities. See "Business--Sales and Marketing."

     Approximately $2,000,000 of the net proceeds of this Offering are expected to be used for research and development, including enhancement of existing features and development of new functions for the VFC family of products and the salaries and related payroll costs for new and existing research and development personnel. See "Business--Research and Development."

     Approximately $1,000,000 of the net proceeds of this Offering are expected to be used to repay institutional debt owed to Merrill Lynch Business Financial Services, Inc. pursuant to a line of credit maintained by the Company for up to $1,000,000 based upon eligible receivables. Interest on this debt is calculated at a per annum rate equal to the sum of 2.9% plus the 30-day commercial paper rate. Currently, this per annum rate approximates prime. The facility expires in July 1998. The line of credit is contingent upon the Company continuing to meet certain financial covenants. At November 28, 1997, the Company had outstanding borrowings of approximately $986,000, including accrued interest, under this line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The balance of the net proceeds of this Offering are expected to be allocated to working capital and general corporate purposes, including payment of salaries, including salaries of its executive officers, and acquisitions. As of the date of this Prospectus, the Company has no agreement, arrangement or understanding with respect to any acquisition. If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of $1,350,000, which will be added to working capital. Management will have significant discretion regarding how and when such proceeds will be applied.

     The allocation of the net proceeds of the Offering set forth above represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

     Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with its existing financial resources and cash flow from operations, should be sufficient to satisfy its anticipated cash requirements through the end of the year 2000; however, there can be no assurance that this will be the case.

The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of the Company's new and existing products and services, the growth of the Company's distribution channels, technological advances, activities of competitors and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company expects to retain all available earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is currently traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "INFD." The following table sets forth, for each of the periods indicated, the high and low sale prices for the Common Stock, as reported by Nasdaq, which is the principal trading market for the Company's securities. These per share prices represent inter-dealer prices, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                                             HIGH     LOW
                                                                            ------   -----
    1995
      First Quarter.......................................................  $ 2.57   $1.29
      Second Quarter......................................................    1.82    1.45
      Third Quarter.......................................................    2.57    1.39
      Fourth Quarter......................................................    2.03    1.50
    1996
      First Quarter.......................................................  $ 3.27   $1.93
      Second Quarter......................................................    7.87    2.81
      Third Quarter.......................................................   10.12    4.25
      Fourth Quarter......................................................   12.62    4.62
    1997
      First Quarter.......................................................  $12.63   $6.75
      Second Quarter......................................................    8.63    6.00
      Third Quarter.......................................................   10.38    7.00
      Fourth Quarter......................................................   12.75    8.50


     On January 20, 1998, the closing sale price of the Common Stock as reported by Nasdaq was $10.00 per share. As of such date, there were approximately 2,759,000 shares of Common Stock outstanding, held of record by approximately 630 holders. The Company believes that as of such date there were more than 1,640 beneficial holders of its Common Stock.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company (i) as of September 30, 1997, and (ii) as adjusted to reflect the consummation of the Offering (assuming a price of $10.00 per share) and the application of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. The table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.


                                                                           SEPTEMBER 30, 1997
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                             (IN THOUSANDS)
Short-term debt........................................................  $   958       $     0
Shareholders' equity:
  Preferred Stock, par value $1.00 per share:
     340,000 shares authorized, no shares issued and outstanding.......       --            --
  Common Stock, par value $.03 per share:
     6,666,666 shares authorized, 2,742,377 shares issued and
      outstanding; 3,742,377 shares issued and outstanding as
      adjusted.........................................................       82           112
  Additional paid-in capital...........................................   11,776        20,196
  Accumulated deficit..................................................   (9,246)       (9,246)
                                                                         -------       -------
          Total shareholders' equity...................................    2,612        11,062
                                                                         -------       -------
Total capitalization (including short-term debt).......................  $ 3,570       $11,062
                                                                         =======       =======


                                    DILUTION


     As of September 30, 1997, the Company's net tangible book value was approximately ($297,000), or ($0.11) per share. Net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the consummation of the Offering at an assumed price of $10.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company), the net tangible book value of the Company as of September 30, 1997 would have been $8,153,000, or $2.18 per share. This represents an immediate increase in net tangible book value of $2.29 per share to existing shareholders and an immediate dilution of $7.82 per share to new investors purchasing the Common Stock in this Offering. Dilution is determined by subtracting net tangible book value per share after the Offering from the amount of cash paid by a new investor for a share of Common Stock.


     The following table illustrates this per share dilution:


        Public offering price per share............................             $10.00
          Net tangible book value per share as of September 30,
             1997..................................................   (0.11)
          Increase per share attributable to this Offering.........  $ 2.29
                                                                     -------
        Net tangible book value per share after this Offering......               2.18
                                                                                ------
        Dilution per share to new investors........................             $ 7.82
                                                                                ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheet data at September 30, 1997 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                            YEAR ENDED         NINE MONTHS ENDED
                                                           DECEMBER 31,          SEPTEMBER 30,
                                                         -----------------     ------------------
                                                          1995       1996       1996      1997(1)
                                                         ------     ------     ------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $7,049     $9,560     $7,355     $ 7,033
Cost of revenues.......................................   4,166      5,457      4,412       4,037
Gross profit...........................................   2,883      4,103      2,943       2,996
Operating expenses:
  Research and development.............................     187        816        537       1,696
  Selling, general and administrative..................   2,657      2,869      2,007       3,920
Operating income (loss)................................      39        418        399      (2,620)
Net income (loss)......................................  $  131     $  503     $  453     $(2,579)
Primary net income (loss) per common share.............  $ 0.01     $ 0.20     $ 0.19     $ (0.92)
Weighted average number of shares outstanding..........   1,694      2,162      2,085       2,796


                                                         DECEMBER 31,
                                                             1996              SEPTEMBER 30, 1997
                                                         ------------     ----------------------------
                                                            ACTUAL        ACTUAL(1)     AS ADJUSTED(2)
                                                         ------------     ---------     --------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................     $1,266         $   278         $  7,770
Working capital........................................      1,612            (892)           7,558
Total current assets...................................      3,920           3,156           10,648
Goodwill...............................................        274           2,857            2,857
Total assets...........................................      4,891           6,747           14,239
Current liabilities....................................      2,308           4,048            3,090
Total liabilities......................................      2,435           4,135            3,177
Shareholders' equity...................................     $2,456         $ 2,612         $ 11,062


---------------
(1) Includes results of operations of AMBIA since July 22, 1997. The Consolidated Financial Statements of AMBIA and the Notes thereto are included elsewhere in this Prospectus.

(2) Gives effect to the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The discussion and analysis below should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.

COMPANY OVERVIEW


     The Company provides electronic document management software and systems to corporate and government workgroups, departments and enterprises. Prior to 1994, substantially all of the Company's business was derived from the sale, support, and maintenance of INQUIRE/Text, a full-text retrieval product used for storing, indexing, retrieving and managing large collections of documents on IBM and IBM-compatible mainframes. INQUIRE/Text accounted for approximately 77%, 49% and 31% of revenues for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively. The Company expects INQUIRE/Text revenues to decrease over time due to the decreasing reliance of users on mainframe hardware and the maturity of the market. In 1994, the Company shifted its focus to providing a broader range of document and information management solutions deliverable through client/server and intranet technology. As a result, client/server, intranet consulting revenues and third-party software product revenues increased from 23% of the Company's revenues in 1995 to 51% in 1996 and to 55% for the first three quarters of 1997.



     In January 1997, the Company introduced VFC, and began to market VFC in the second quarter of 1997. The Company anticipates that VFC will constitute an increasing percentage of the Company's revenue for the foreseeable future. In December 1997, the Company entered into an agreement with Adobe to cross-license and co-market certain technologies (the "Cross-License Agreement"). The Company expects to receive more than $700,000 in consulting fees pursuant to a consulting agreement ("Consulting Agreement") entered into in connection with the Cross-License Agreement for modifications to certain of its technology so that it can be incorporated into future Adobe products. Of the fees payable under the Consulting Agreement, $225,000 has been paid to the Company, $125,000 became due on December 31, 1997, $125,000 becomes due on January 31, 1997, $125,000 becomes due upon Adobe's acceptance of the initial version of the modifications, and the balance of $129,000 becomes due and payable upon Adobe's acceptance of the final product. If the delivery of the initial version of the modifications is not made by February 10, 1998, the consulting fee will be reduced by $12,500. The Consulting Agreement may be terminated by Adobe upon 30 days' written notice and payment of 10% of the next unpaid installment of the consulting fee. Upon acceptance of the modifications by Adobe, the Company will earn a license fee of $1,000,000. Although the Company has received approximately 50% of the license fee under the Cross-License Agreement, any license fees received by the Company are subject to refund if the Company fails to deliver an acceptable final product to Adobe. The Company will not recognize any revenue with respect to these fees until the product has been accepted and the fees are no longer refundable, which is expected to occur in 1998. The Company will recognize revenue from its product development services in both 1997 and 1998 on a percent of completion basis. Certain components of VFC that will be licensed to Adobe will be incorporated in future Adobe products. In addition, certain Adobe products will display a "VFC Button" that will provide a direct link to VFC or to VFC marketing information if the user does not have VFC. Adobe will receive royalties based on any sales of VFC arising out of this marketing arrangement, and will also receive commissions for any VFC sales that it makes directly. The Company estimates that the total effort required to develop the features to be included in the initial version of the modified technology to be 133 person-weeks and the time to develop the initial and beta versions will be 52 person-weeks over a six-month period. The Company has assigned 12 engineers to develop the modifications. The Company has completed a substantial portion of the modifications.



     As of the date of this Prospectus, VFC has been sold to large organizations with significant document processing requirements, such as the Department of Energy, AT&T, State Street Bank and the U.S. Army Signal Corps, although the total dollar amount of sales to date has been immaterial. Due to limited sales and support resources and the recent introduction of VFC, the Company has focused on selling VFC to customers that have multiple applications that can utilize VFC. The Company expects that these customers will help it in the future both as references and through further sales within the customers' organizations. Evaluation copies of VFC software have been installed at a number of large organizations. Most of these installations have resulted in orders, although a few customers have returned the evaluation software without placing an order. The sales cycle for initial sales of VFC has ranged from three to six months. The Company believes that the sales cycle for repeat sales to customers may be shorter. As of September 30, 1997 there was no backlog for VFC. VFC is licensed at a price of $4,995 per server. The Company plans to increase the price of VFC with its next release, which will have additional features. The Company also provides support packages and extension products at an additional price. The Company offers annual maintenance for VFC at a cost of 20% of the purchase price. As of September 30, 1997, annual maintenance sales for VFC were immaterial.



     On October 11, 1995, the Company purchased substantially all the assets and assumed certain liabilities of Merex in consideration of 210,000 shares of the Company's common stock with a fair value estimated by the Company's Board of Directors at $1.125 per share, which represented a 50% discount from the closing price of the Common Stock on the day before the closing. The discount was taken to account for the fact that (i) the shares were not registered and (ii) due to a low trading volume in the Company's Common Stock at the time of the acquisition, the number of shares issued in connection with the acquisition could not have been sold at the market price. The total acquisition cost was approximately $361,000, including the direct costs of acquisition. Approximately $60,000 was allocated to identified acquired intangibles, $312,000 to goodwill, including purchase accounting adjustments of approximately $25,000 relating to termination of the Merex office lease, and $35,000 relating to costs the Company is obligated to pay in connection with the registration of securities held by the former shareholders of Merex. For the year ended December 31, 1994, Merex had revenues of $2,174,000 and net income of $185,000.



     On July 22, 1997, the Company acquired all of the common stock of AMBIA in consideration for 400,000 shares of the Company's Common Stock with a fair value as determined by the Company's Board of Directors of $5.425 per share which represented a 30% discount from the closing price of the Common Stock on the day before the closing. The discount was taken to account for (i) the fact that a large block of stock was being sold in a single transaction; (ii) the restrictions on resale of unregistered securities; and (iii) the fact that 60,000 of the shares issued in connection with the transaction were originally deposited in escrow, 20,000 of which will not be released until July 1998 and 40,000 of which will not be released until July 1999. As a result of the acquisition, outstanding options to purchase 390,000 shares of AMBIA common stock were converted into options to acquire approximately 35,000 shares of the Company's Common Stock at an exercise price of $1.69 per share. The fair value of the options is recorded as part of the acquisition cost. The total acquisition cost was approximately $2,531,000, including the direct costs of the acquisition. Approximately $25,000 was allocated to acquired tangible assets, $60,000 to acquired intangible assets, and $2,446,000 was allocated to goodwill. The acquisition was treated as a purchase. For the eight months ended December 31, 1996 (AMBIA was incorporated on May 1, 1996), AMBIA's revenues were $558,000, and its net loss was $3,000. AMBIA is now a subsidiary of the Company.


     At December 31, 1996, the Company had a net operating loss ("NOL") aggregating approximately $5,347,000 available to effect future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended ("Code"), utilization of prior NOLs is limited after an ownership change, as defined in
Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. As a result of the AMBIA acquisition, the Company is subject to limitations on the use of its NOL as provided under Section 382. Accordingly, there can be no assurance that a significant amount of NOLs will be utilized by the Company.


     Any amounts paid by customers prior to the actual performance of services are recorded as deferred revenue until earned, at which time they are recognized in accordance with the type of contract. The margins realized on transactions involving deferred revenue depend on the type of service rendered by the Company. In general, most deferred revenue is generated by software maintenance contracts. These contracts have high margins. Most of the Company's maintenance revenue pertains to INQUIRE/Text, which is an older software product. The Company's costs under maintenance contracts are low and consequently, the gross margin is high. The balance of deferred revenue generally relates to consulting services, which carry lower margins than maintenance contracts.

     The components of the Company's cost of revenue depend on the product or service. For consulting, the most significant item is the direct labor cost of the consultants. Other components include any subcontractor costs, any non-labor direct costs such as travel and any associated indirect costs (e.g., office rent, administration, etc.) allocated to the consulting engagement. Indirect costs are allocated based on head count and square footage of office space. For third party product sales, the cost of revenue includes the cost incurred by the Company to acquire the product, shipping and delivery charges, associated taxes, any customization work done by the Company, and any special packaging costs incurred prior to shipment. The cost of maintenance revenue includes the customer service personnel supporting the product and an allocation of associated indirect costs based on head count and square footage of office space. For products that have been developed internally, the Company includes shipping, delivery, packaging, production, the direct labor of personnel involved in delivering and installing the product and any associated expenses involved with the installation.


     Future operating results will depend upon many factors, including the demand for the Company's products, the effectiveness of the Company's efforts to integrate various products it has developed or acquired and to achieve the desired levels of sales from such product integration, the level of product and price competition, the length of the Company's sales cycle, seasonality of individual customer buying patterns, the size and timing of individual transactions, the delay or deferral of customer purchases and implementations, the budget cycles of the Company's customers, the timing of new product introductions and product enhancements by the Company and its competitors, the mix of sales by products, services and distribution channels, acquisitions by competitors, the ability of the Company to develop and market new products and control costs, and general domestic economic and political conditions.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues increased by $535,000, or 21%, from $2,502,000 for the three months ended September 30, 1996 to $3,037,000 for the three months ended September 30, 1997. The Company derived revenues from consulting services, sales of third party products, sales of INQUIRE/Text-related products and services and maintenance related thereto, and sales of the Company's software products. During the quarter, VFC sales were minimal. Revenues from consulting services and third party products, as well as training, increased by $261,000, or 28%, from $933,000 for the three months ended September 30, 1996, to $1,194,000 for the three months ended September 30, 1997, due to an increase in product sales, and, to a lesser extent, related consulting services. AMBIA contributed $253,000 to the Company's revenues for the quarter ended September 30, 1997.

     Gross profit increased by $247,000, or 21%, from $1,168,000 for the three months ended September 30, 1996, to $1,415,000 for the three months ended September 30, 1997. The increase was due to the increase in revenue for the quarter and the acquisition of AMBIA. Gross profit as a percentage of sales was consistent for the three months ended September 30, 1997 compared to the same period in 1996.


     Gross margin as a percentage of revenues increased by 0.3% from 46.7% for the three months ended September 30, 1996 to 47% for the three months ended September 30, 1997. The gross margin on internally developed products such as Re:Mark and Compose is higher than the margin on consulting revenues and third party sales. The addition of products such as Compose and Re:Mark during the third quarter of 1997 helped to increase gross margin as a percentage of revenues.


     The Company continues to invest heavily in the development of VFC. This resulted in an increase of $470,000, or 167%, in research and development expenditures from $281,000 for the three months ended September 30, 1996, to $751,000 for the three months ended September 30, 1997. The Company expects this investment to increase throughout 1998 and for the foreseeable future as VFC product enhancements and capabilities are added.

     Selling, general and administrative expenses increased by $679,000, or 92%, from $739,000 for the three months ended September 30, 1996, to $1,418,000 for the three months ended September 30, 1997. The increase was due primarily to the expansion of the sales and marketing staff and an increase in marketing expenses associated with VFC. The Company expects these expenses to increase throughout 1998 as new versions of VFC are released, new sales channels are established and potential markets are explored.

     Interest income decreased by $9,000, or 39%, from $23,000 for the three months ended September 30, 1996 to $14,000 for the three months ended September 30, 1997. The decrease was due to lower balances of cash, cash equivalents, and short term investments during the three months ended September 30, 1997, compared to the three months ended September 30, 1996. Interest expense increased by $9,000, or 450%, from $2,000 for the three months ended September 30, 1996 to $11,000 for the three months ended September 30, 1997. This was due to the increased utilization of a line of credit during the third quarter.

     As a result of the foregoing, the Company reported a net loss of $754,000 for the three months ended September 30, 1997, compared to net income of $169,000 for the same period in 1996.


     Cash and short term investments decreased by $836,000, or 54%, from $1,539,000 as of September 30, 1996 to $703,000 as of September 30, 1997. This
reflects losses incurred during the year offset by an increase in borrowings.



     Accounts receivable increased $1,143,000 or 106% from $1,076,000 as of June 30, 1997 to $2,219,000 as of September 30, 1997. Revenues increased $1,081,000 or 55% from $1,956,000 for the three months ended June 30, 1997 to $3,037,000 for the three months ended September 30, 1997. This growth in revenue was the primary reason for the growth in receivables. Receivables grew at a faster rate than revenues due to the acquisition of AMBIA. The Company acquired the outstanding receivables of AMBIA totalling $93,000 on July 22, 1997. Approximately $69,000 of these receivables were still uncollected as of September 30, 1997.



     At September 30, 1997, the Company maintained an adequate allowance for doubtful accounts. Revenues for the three months ended September 30, 1997 were $3,037,000 and receivables were $2,219,000. This represents a 66 day collection cycle, as compared to a 62 day collection cycle at December 31, 1996, based on revenues of $2,205,000 for the three months then ended and receivables of $1,522,000 at such date, and a 79 day collection cycle at December 31, 1995, based on revenues of $2,156,000 for the three months then ended and receivables of $1,901,000 at such date. The Company reviews its receivables monthly and contacts all accounts that are outstanding for more than 30 days. Based on its direct contact with customers and the Company's aggressive collection efforts, the Company believes its allowance for doubtful accounts is reasonable.


 NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues decreased by $322,000, or 4%, from $7,355,000 for the nine months ended September 30, 1996 to $7,033,000 for the nine months ended September 30, 1997. The primary cause of this decrease was a decline in revenues from consulting services and third party product sales of $735,000, or 26%, from $2,867,000 for the nine months ended September 30, 1996 to $2,132,000 for the nine months ended September 30, 1997, resulting from the shift of certain of the Company's engineering personnel to research and development to accelerate the development of VFC. In addition, INQUIRE/Text-related revenue decreased by $118,000, or 5%, from $2,362,000 for the nine months ended September 30, 1996 to $2,244,000 for the nine months ended September 30, 1997. Due to the maturity of the product and the market, the Company expects INQUIRE/Text-related revenue to continue to decline. The decrease in revenues was partially offset by AMBIA revenues of $253,000 from July 22, 1997, the date of its acquisition, to September 30, 1997 and by an increase in intelligence-related revenues of $278,000, or 13%, from $2,127,000 for the nine months ended September 30, 1996, to $2,405,000 for the nine months ended September 30, 1997.


     Gross profit increased by $53,000, or 2%, from $2,943,000 for the nine months ended September 30, 1996, to $2,996,000 for the nine months ended September 30, 1997. The slight increase was due to the acquisition of AMBIA. The gross profit of $2,996,000 for the nine months ended September 30, 1997 represented an increase of $53,000, or 2%, over the gross profit of $2,943,000 for the nine months ended

September 30, 1996. AMBIA product sales contributed approximately $230,000 to gross profits for the quarter ended September 30, 1997.



     Gross margin as a percentage of revenues increased by 2% from 40% for the nine months ended September 30, 1996 to 42% for the nine months ended September 30, 1997. The increase was due to a decline in revenues from consulting services and third party product sales combined with the addition of sales of higher margin AMBIA products.


     Research and development expenditures increased by $1,159,000, or 216%, from $537,000 for the nine months ended September 30, 1996, to $1,696,000 for the nine months ended September 30, 1997. The Company continues to spend heavily on the development of its VFC products.

     Selling, general and administrative expenses increased by $1,913,000, or 95%, from $2,007,000 for the nine months ended September 30, 1996, to $3,920,000 for the nine months ended September 30, 1997. The increase was due primarily to the expansion of the sales and marketing staff and an increase in marketing expenses associated with VFC.

     As a result of the foregoing, the Company reported a net loss of $2,579,000 for the nine months ended September 30, 1997, compared to net income of $453,000 for the same period in 1996.


     Accounts payable increased by $885,000, or 354%, from $250,000 as of September 30, 1996 to $1,135,000 as of September 30, 1997. This is due primarily to an increase in expenses of $2,697,000 for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. It is also due to the increased aging of payables.



     Accounts receivable increased $697,000 or 46% from $1,522,000 as of December 31, 1996 to 2,219,000 as of September 30, 1997. Revenues decreased $322,000 or 4% from $7,355,000 for the nine months ended September 30, 1996 to $7,033,000 for the nine months ended September 30, 1997. Receivables increased because of an increase in revenues during the third quarter of 1997 and because of the acquisition of AMBIA. Revenues were down significantly during the first two quarters of 1997 compared to the first two quarters of 1996. However, third quarter revenue increased 21% over third quarter revenue for 1996. In addition, the acquisition of AMBIA accounted for $69,000 of receivables at September 30, 1997. For these reasons, the growth in receivables exceeded the growth in revenues.


  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


     Total revenues increased by $2,511,000, or 36%, from $7,049,000 for the year ended December 31, 1995, to $9,560,000 for the year ended December 31, 1996. Revenues from consulting services increased by $3,270,000, or 204%, from $1,603,000 for the year ended December 31, 1995, to $4,874,000 for the year ended December 31, 1996, in part reflecting a full year of revenues from Merex. Revenues from third party product sales increased by $898,000, or 357%, from $251,000 for the year ended December 31, 1995 to $1,150,000 for the year ended December 31, 1996. INQUIRE/Text-related revenues decreased by $773,000, or 14%, from $5,446,000 for the year ended December 31, 1995, to $4,672,000 for the year ended December 31, 1996. The decrease was due primarily to the decline in maintenance contracts.



     Gross profit increased by $1,220,000, from $2,883,000, a 41% margin, for the year ended December 31, 1995, to $4,103,000 for the year ended December 31, 1996. The increase in the gross profit margin was due primarily to increased commercial client/server consulting during 1996, offset in part by the decline in high margin INQUIRE/Text maintenance revenues.



     Gross margin as a percentage of revenues increased by 2% from 41% for the year ended December 31, 1995 to 43% for the year ended December 31, 1996. The increase was due to the Company obtaining higher margin consulting engagements in 1996.


     Research and development expense increased by $629,000, or 336%, from $187,000 for the year ended December 31, 1995, to $816,000 for the year ended December 31, 1996. The principal cause of the increase was the development of VFC software products.

     Selling, general and administrative expenses increased by $212,000, or 8%, from $2,657,000 for the year ended December 31, 1995, to $2,869,000 for the year ended December 31, 1996. The increase was due primarily to an increase in the sales staff for the planned release of VFC.

     Interest income decreased by $23,000, or 19%, from $119,000 for the year ended December 31, 1995, to $96,000 for the year ended December 31, 1996. The decrease was due primarily to a lower average market yield on cash and cash equivalents in 1996 compared to 1995. The Company invested only in short-term, highly liquid money market instruments.

     Interest expense decreased by $13,000, or 54%, from $24,000 for the year ended December 31, 1995, to $11,000 for the year ended December 31, 1996. The expense was related primarily to capital equipment leases that expire through 1998.

     Net income increased by $372,000, or 284%, from $131,000 for the year ended December 31, 1995, to $503,000 for the year ended December 31, 1996. The increase in net income was due to the factors discussed above. As a result of Preferred Stock dividends of $120,000 and $58,000 paid in 1995 and 1996, respectively, net income available to holders of Common Stock amounted to $11,000, or $.01 per share, and $445,000, or $.20 per share ($.18 fully diluted), respectively. During 1996, all of the outstanding preferred stock was converted into Common Stock and, therefore, no Preferred Stock dividends will be paid in 1997.


     Accounts receivable decreased by $379,000, or 20%, from $1,901,000 as of December 31, 1995 to $1,522,000 as of December 31, 1996. The decrease was due to the significant amount of collections made in December 1996 associated with INQUIRE/Text maintenance, as compared to the year ended December 31, 1995, for which much of the INQUIRE/Text maintenance revenue was not collected until January 1996.


  YEAR ENDED DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994


     Total revenues decreased by $453,000, or 6%, from $7,502,000 for the year ended December 31, 1994 to $7,049,000 for the year ended December 31, 1995. The primary cause was a $971,000 decline in revenue related to INQUIRE/Text from the prior year, primarily reflecting reduced product license fees, offset by revenue from consulting services, which increased 79% to $1,364,000 from $763,000 in the prior year. The acquisition of Merex in October 1995 resulted in approximately $550,000 in revenue from consulting services during the fourth quarter of 1995, which represents most of the increase. Total fourth quarter revenues increased from $1,837,000 in 1994 to $2,156,000 in 1995.



     Gross profit decreased by $532,000, or 16%, from $3,415,000 (representing a 46% gross margin) to $2,883,000 (representing a 41% gross margin) for the year ended December 31, 1995. The decrease was due in part to the effect of a 6% decline in revenues and also certain lower margin government contracts acquired from Merex. The Company changed its methodology for overhead allocation in 1995 to reflect more accurately certain indirect costs of revenues that resulted in a reclassification of the 1994 statement of operations from a gross profit of 40% to a revised 45% but had no effect on operating income.



     Gross margin as a percentage of revenues decreased by 5% from 46% for the year ended December 31, 1994 to 41% for the year ended December 31, 1995. The decrease was due to a significant decline in higher-margin INQUIRE/Text sales during 1995 which was partially offset by lower-margin government consulting revenue acquired in connection with the Merex acquisition.


     Research and development expense decreased by $221,000, or 54%, from $408,000 for the year ended December 31, 1994, to $187,000 for the year ended December 31, 1995. The principal cause of the decrease was cost reduction due to outsourcing of mainframe-related computer costs in the fourth quarter of 1994 which had a full year impact in 1995. The Company believes that substantially all of the impact of cost reduction has been realized.

     Selling, general and administrative expenses increased by $175,000, or 7%, from $2,482,000 for the year ended December 31, 1994, to $2,657,000 for the year ended December 31, 1995. The increase was due in part to the costs of building a marketing and sales force, an increase in consulting fees relating to execution of the Company's strategic plan to expand into client/server based consulting, and the impact of integration costs arising from the Merex acquisition. The decline in revenues and increase in expenses resulted in an increase in expenses as a percentage of revenues to 38% from 33% in the prior year.

     Interest income increased by $73,000, or 159%, from $46,000 for the year ended December 31, 1994, to $119,000 for the year ended December 31, 1995, respectively. The increase was due primarily to a higher average balance of cash and cash equivalents in 1995 over 1994. The Company invested only in short-term, highly liquid money market instruments. Interest expense decreased to $24,000 in 1995 from $42,000 in the prior year. The expense is primarily related to certain capital equipment leases which expire through 1998.

     Net income decreased by $387,000, or 75%, from $518,000 for the year ended December 31, 1994 to $131,000 for the year ended December 31, 1995. The decrease was due to the factors discussed above. The Company expects the Merex acquisition to favorably impact net income in 1996.


     Accounts receivable increased by $464,000, or 32%, from $1,437,000 as of December 31, 1994 to $1,901,000 as of December 31, 1995. The increase was due primarily to significant outstanding balances of INQUIRE/Text maintenance revenue at December 31, 1995 that were not collected until January 1996.



ESTIMATED INTERIM RESULTS



     Although the Company's financial statements for the year ended December 31, 1997 have not been completed, the Company estimates preliminarily that its revenues for the year ended December 31, 1997 were $10,643,000 and that the Company incurred a net loss of $3,374,000. For the three months ended December 31, 1997, the Company estimates that its revenues were $3,610,000 and that the Company incurred a net loss of $794,000.



     For the three months ended December 31, 1997, the Company incurred approximately $74,000 in expenses in connection with the hiring of Jim Ungerleider, the Chief Executive Officer.


LIQUIDITY AND CAPITAL RESOURCES


     At September 30, 1997, the Company had cash, cash equivalents and short term investments of $703,000 and a working capital deficit of $892,000. The Company maintains a line of credit with Merrill Lynch Business Financial Services, Inc. for up to $1,000,000 based upon eligible receivables. Interest on this debt is calculated at a per annum rate equal to the sum of 2.9% plus the 30-day commercial paper rate. Currently, this per annum rate approximates prime. The facility expires in July 1998. The line of credit is contingent upon the Company continuing to meet certain general funding requirements, including the absence of any material adverse change in the Company's business or financial condition, the continued accuracy of the Company's representations and warranties and the provision of annual and quarterly financial information. The Company currently is in compliance with these funding requirements. At November 28, 1997, the Company had outstanding borrowings of approximately $986,000, including accrued interest, under this line of credit. The Company is not involved in negotiations with any lenders to obtain additional working capital financing.


     Net cash used in operating activities for the nine months ended September 30, 1997 of $2,293,000 was due to the Company's net loss for the period of $2,579,000, and an increase in accounts receivable, offset by non-cash expenses such as depreciation and amortization, and a significant increase in accounts payable. Accounts receivable are derived from sales made to customers on 30-day (or less) terms. Net cash provided by investing activities of $182,000 for the nine months ended September 30, 1997 was derived primarily from the maturity of short term investments, offset by purchases of property and equipment. Net cash provided by financing of $1,123,000 came from proceeds of short-term borrowing for the nine months ended September 30, 1997.

     Net cash provided by operating activities for the year ended December 31, 1996 of $1,140,000 was primarily due to the Company's net income, a decrease in accounts receivable, significant non-cash expenses such as depreciation and amortization, and an increase in accrued expenses, partially offset by a decrease in deferred revenue. Net cash used in investing activities for the year ended December 31, 1996 of $1,396,000 was due to the purchase of short term investments and property and equipment. Net cash provided by financing for the year ended December 31, 1996 of $46,000 was due to the issuance of stock, offset by payments on capital lease obligations and preferred stock dividends. At December 31, 1996, the Company had cash, cash equivalents, and short-term investments of $2,213,000.


     Accounts payable increased by $808,000, or 247%, between December 31, 1996 and September 30, 1997. This increase was caused in part by the acquisition of AMBIA and in part by increased expenditures in research and development and sales and marketing. These two factors resulted in an increase in the number of vendors and the amount of orders to vendors. In addition, the Company began paying its vendors more slowly in the third quarter of 1997. As of September 30, 1997, approximately 57% of the Company's payables were past due, as compared to approximately 28% at December 31, 1996.



     The Company incurred net losses of $2,579,000 for the nine months ended September 30, 1997 and was in a negative working capital position of $892,000 at September 30, 1997. Since September, the Company has continued to incur losses and management's projections indicate that the Company will continue to generate operating losses and negative cash flow, although at a declining rate. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with and operating cash flows and anticipated growth in revenue from sales of VFC will be sufficient to meet anticipated cash requirements through the end of the year 2000. However, there can be no assurance that this will be the case. Although sales of VFC accounted for less than $50,000 for the nine months ended September 30, 1997, the first sale of VFC was not recorded until the third quarter of 1997. The Company believes VFC sales will increase through the end of the year 2000. There can be no assurance, however, that VFC sales will increase, or if they increase, that they will continue to do so through the year 2000 or that revenues from such sales will grow. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of the Company's new and existing products and services, the growth of the Company's distribution channels, the technological advances and activities of competitors, and other factors.



     At September 30, 1997, the Company had a net deferred tax asset of $3,128,000 related primarily to net operating loss carryforwards. The net deferred tax asset is fully reserved in the Company's financial statements due to the operating losses incurred in 1997 and the uncertainty of future operating results. Additionally, the acquisition of AMBIA during 1997 could limit the extent to which the Company may utilize the carryforwards in any one year.



     The Company's Common Stock is listed on Nasdaq. In August 1997, the Company received a notice from Nasdaq that it was not in compliance with Nasdaq's requirement that listed issuers maintain a minimum of $1,000,000 in capital and surplus. In November 1997, the Company appeared at a hearing before a Nasdaq Listing Qualifications Panel to demonstrate compliance with the minimum capital and surplus requirement and to request continued listing on Nasdaq. The panel agreed to allow the Company to continue to be listed if (i) on or before February 16, 1998, the Company makes a public filing with the Commission and Nasdaq evidencing the closing of this Offering and a minimum of $5,500,000 in net tangible assets and (ii) the Company is able to evidence compliance with Nasdaq's new standards for continued listing, which go into effect in February 1998. Such public filing is a condition to the closing of this Offering. Thereafter, the Company must continue to meet Nasdaq's standards for continued listing. The standards for continued listing include (i) maintenance of net tangible assets of at least $2,000,000, or a market capitalization of $35,000,000, or net income in the latest fiscal year (or in two of the last three fiscal years) of at least $500,000; (ii) at least 500,000 shares must be publicly held; (iii) the market value of the publicly held shares must be at least $4,000,000; (iv) there must be at least 300 shareholders; and (v) there must be at least two market-makers for the publicly traded shares. The failure to meet these standards may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the Company's securities would thereafter be conducted on the OTC Bulletin Board. If such delisting occurs, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock also would be subject to the requirements of certain rules promulgated under the Exchange Act that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severely limit the liquidity of the Company's securities and the ability of purchasers in this Offering to sell such securities in the secondary market. The foregoing factors would adversely impact the Company's ability to raise additional funds publicly.


NEW ACCOUNTING PRONOUNCEMENTS


     Statement of Accounting Standards No. 128, "Earnings per Share," changes the reporting requirements for earnings per share ("EPS") for publicly traded companies by replacing primary EPS with basic EPS and changing the disclosures associated with this change. The Company is required to adopt this standard for its December 31, 1997 year-end. Under SFAS No. 128, the Company's basic and diluted loss per share would have been $(1.07) at September 30, 1997 on a pro forma basis. Common equivalent shares were not included in the calculation of diluted loss per share as their effect would have been antidilutive. As a result, the basic and diluted loss per share amounts are identical.


     Statement of Accounting Standards No. 129, "Disclosure of Information about Capital Structure," establishes standards for disclosing information about an entity's capital structure. The Company is required to adopt this standard for its December 31, 1997 year-end. The Company does not expect that this pronouncement will have a material impact on the Company's financial statements.

     Statement of Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of this standard.

     Statement of Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires that public business enterprises report certain information about operating segments. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of this standard.

                                    BUSINESS

     The Company provides electronic document management software and systems to corporate and government workgroups, departments and enterprises. The Company's newest product, VFC, has been designed to address what DataPrOpinion has called one of the biggest problems facing global organizations: the fact that their critical assets are often contained in documents stored in disparate and incompatible systems. According to DataPrOpinion, "accessing and sharing that information among different departments across the enterprise has been a nightmare."

     VFC is a family of intranet-based software products that, together, will enable users to easily retrieve, organize and share desktop files irrespective of the location or type of document management system in which they are stored with virtually no integration effort and without the need to replicate documents. The VFC family of products consists of the VFC Document Web Server, extensions and enablers. The VFC Document Web Server is the heart of VFC, and is required in order to utilize all other components of VFC. This core package consists of software installed on a server that establishes links to documents, organizes access to stored information and acts as an independent document sharing system. The Company has been shipping the VFC Document Web Server since the second quarter of 1997. Extensions are software components that are installed on an individual user's computer to add functionality to the VFC Document Web Server. In October 1997, the Company began shipping its first extension and expects to introduce other extensions in the future. Enablers provide the capability to bridge multiple document management systems or repositories. The first enablers are expected to be available for shipment in the second quarter of 1998.


     The Company's VFC technology has been endorsed or approved by leading industry vendors, including Lotus, PC DOCS, Verity, and NovaSoft, and has received numerous favorable industry trade analyst and press reviews. At the April 1997 AIIM trade show, with more than 35,000 attendees and 325 exhibitors, Imaging World Magazine identified VFC as "#1 TO WATCH." VFC has been sold to large organizations with significant document processing requirements such as the Department of Energy, AT&T, State Street Bank and the U.S. Army Signal Corps.


     In December 1997, the Company and Adobe, a major software company with reported 1996 revenues of more than $750 million, entered into an agreement to cross license and co-market certain technologies. Adobe is a significant presence in the Internet marketplace with, according to Adobe, more than 20 million downloads of its Adobe Acrobat Reader viewing product. Under the agreement, the Company expects to receive more than $700,000 in consulting fees for modifications to certain of its technology so that it may be incorporated into certain Adobe products. Upon acceptance of these modifications by Adobe, the Company will earn a license fee of $1,000,000. Certain components of VFC that will be licensed to Adobe will be incorporated in future Adobe products. In addition, certain Adobe products will display a "VFC Button" that will provide a direct link to VFC or to VFC marketing information if the user does not have VFC. Adobe will receive royalties based on any VFC sales arising out of this marketing arrangement, and will also receive commissions for any VFC sales that it makes directly.

     For nearly thirty years, the Company has developed and sold its own products and acted as a VAR of client/server and Internet/intranet document systems products. Recently, the Company made two acquisitions to broaden its product and service offerings: Merex, acquired in October 1995, and AMBIA, acquired in July 1997. Merex provided a staff experienced in Internet and client-server document technologies, and AMBIA provided both an experienced technical staff and products focusing on document creation, collaboration, and presentation. The Company now provides a range of services, including training, customer support, and consulting to ensure that customers achieve the full benefits of the Company's products. See "Certain Transactions."

INDUSTRY BACKGROUND

     Document management products were originally introduced to solve problems associated with the production of complex and mission-critical documentation, such as new drug applications or aircraft operating manuals. These documents are characterized not only by complex content such as graphs and images as well as text, but also by a heavily controlled or regulated process by which documents are written and reviewed.

These document management systems have been expensive to procure and difficult to install and implement because they require unique user interfaces for which specialized training is necessary. Their usage is controlled centrally, with little flexibility for the end user.

     Many people who work in office environments are familiar with the difficulties of filing and retrieving documents from their hard drives or from network file systems. Individuals are forced to remember artificial file names and folder or directory locations because the documents generally are not organized in an intuitive manner. Naming and storage requirements might apply only to an individual's own workgroup or department, or they might apply across the enterprise. Systems to address the needs of these users need to be simple to deploy and easy to administer. They also need to be scalable to accommodate wider deployment of applications and additional users.

     With the increasing departmental, as opposed to enterprise-wide, use of document management systems, it is not uncommon for different departments within an enterprise to use different document management systems or to store electronic documents in separate repositories that are tailored to the needs of the individual department. For example, an organization's legal department may use one document management system specialized for legal applications, while the engineering department uses another for engineering drawings. Without a bridge to link the two systems, the two departments are unable to share information electronically.

Attempts to address these issues have included:

     Developing Web Browser Access to Document Management Systems. Some vendors of document management systems have introduced add-on Web browser products that allow users to access files stored on that vendor's system. The Web-based user interface is familiar to the user, but this solution does not permit information to be shared across different document management systems.

     Posting Documents on the Company's Web Site. Many organizations are using their internal Web sites for electronic publication of commonly used documents such as human resource policy manuals. The primary drawback is that "posting" documents to the organization's Web site typically requires intervention of a "Webmaster," whose responsibility is to maintain the Web site. The Webmaster may become a bottleneck as the Web site grows. Also, documents posted to the Web site are usually not updated concurrently with the original document. For example, when the human resources department updates its policy manual, there is typically a delay before the new version is converted to the appropriate format and approved for posting on the Web site.

     Using Groupware Products. Groupware products are designed to foster collaboration among members of workgroups. Examples include Lotus Notes, Novell Groupwise 5, Netscape SuiteSpot and Microsoft Exchange. Although some of these products incorporate some document management functionality, they still create "islands" of information since users are able to access only that information residing within the groupware product's own proprietary databases.

     The Company created VFC to provide a reasonably priced, easy to implement solution to the problems associated with the exchange and bridging of information, irrespective of where it is stored, between parties that can benefit from access to that information.

VIRTUAL FILE CABINET

     VFC is a family of intranet-based software products that, together, will enable users to easily retrieve, organize and share desktop files irrespective of the location or type of document management system in which they are stored with virtually no integration effort and without the need to replicate documents.

     The VFC family of products consists of:

        - The VFC Document Web Server. This is the heart of VFC, and is required in order to utilize all other components of VFC. This core package consists of software installed on a server that establishes links to documents, organizes access to stored information and acts as an independent document sharing system. The VFC Document Web Server interacts with the user's desktop via a browser such as Netscape or Microsoft Internet Explorer. The Company has been shipping the VFC Document Web Server since the second quarter of 1997.

        - Extensions. Extensions are software components that are installed on an individual user's computer. Extensions add functionality to the VFC Document Web Server. In October 1997, the Company began shipping Re:mark as an extension to enable seamless electronic annotation of Adobe Acrobat Portable Document Format ("PDF") documents. Other extensions are expected to be introduced in the future.

        - Enablers. Enablers provide the capability to bridge multiple document management systems or repositories. The first enablers are expected to be available for shipment in the second quarter of 1998.

     VFC combines the following features:

        - Adaptability to Individual Users and Groups. Using VFC, an individual can search all of the servers of an enterprise for electronic documents or containers without leaving his or her office, then place the documents into a private virtual office, where they can be organized according to personal style and preferences. Departments or workgroups can organize a space that is optimal for the group.

        - Instant Updates of Documents. If the original document is updated, all of the "virtual documents" residing in every virtual location are updated at the same time. Thus, every user always has access to the most current version of a document.

        - Eliminates Webmaster Bottleneck. Since users can easily post new documents to the VFC Document Web Server without converting them to special formats, such as HTML, intervention by a Webmaster is not required and the delays typically associated with such intervention are avoided.

        - Optimizes Use of System Resources. Each document that is placed in the virtual office is linked to the original. Each link in the user's virtual office behaves and looks just like the original. No copy of the document is made. This saves significant network and client resources because only a single copy of a document needs to be maintained for it to be available to everyone who needs it.

        - Minimal Implementation Costs. VFC is delivered ready to plug into a user's network. No programmers or developers are needed, and users can capture and share documents immediately. VFC is designed for rapid implementation, requiring low overhead and a minimal amount of training.

        - Universal Desktop Access. The intranet infrastructure behind VFC provides the interface for the information-sharing functionality. Essentially a private Web site, VFC is an intranet solution that provides all the benefits of Web access, including hypertext linking and cross-platform connection via a Web browser, and allows users to "jump" to any location at the click of a mouse and view documents regardless of their original format or where they are stored.

        - Easy-to-Understand Organizational Scheme. Under the VFC document management format, documents are stored in a hierarchy of icons depicted as buildings, offices, file cabinets, folders and documents. This hierarchy is meaningful to anyone familiar with a traditional office and filing system.

        - Easy-to-Use Search Tools. In addition to navigating through the virtual office hierarchy to locate a document, users can employ the VFC search tool to locate any document easily and quickly by specifying simple search criteria such as the document's title or author or by searching the document's content for words or phrases specified by the user.

        - Effective, Flexible Security Mechanisms. VFC can be managed centrally by a single system administrator who can restrict access via password protection and group permission. The administrator can also assign administrative rights to certain individuals such as department heads or workgroup leaders, who in turn can grant or restrict access to individuals within their groups. An individual who has not been granted read access to a particular document will not only be prevented from opening and viewing the document, but also will not be informed of its existence since it will not appear on a results list generated from a search command.

        - Easily Expandable Functionality. Extensions will allow VFC to take advantage of functionality in other software or systems. For example, using the Company's Re:mark extension, users can collaborate and simultaneously annotate documents viewed with the Adobe Acrobat Reader.

        - Ability to Link Diverse Document Systems. The VFC enabler bridging technology, when introduced, will permit users to access documents stored in multiple and disparate document management systems or repositories from their personal VFC desktop as if all of the separate systems and repositories were one.

OTHER PRODUCTS

          Re:mark. Re:mark is a plug-in product for Adobe Acrobat software that enables users to mark up, redline and review documents electronically in a workgroup setting. By annotating any document in PDF, Re:mark enables users to type text on the document page, draw on the document, indicate approval of the document itself or specific sections, attach any file anywhere in the document, consolidate comments from multiple reviews, personalize comments and set annotation security. Redlining features include highlighting, strike-through and "sticky notes." Annotations may be shared among users.

          Compose. Compose is a suite of plug-in tools for Adobe Acrobat Exchange that automate and streamline a variety of document production tasks, such as the creation of tables of contents, hyperlinks, document indexes, and other document navigation features.

          Aerial. Aerial is a plug-in that enables Adobe Acrobat to print any document that needs to be formatted for printing on multiple pages that are then pieced together to form one page, such as a large spreadsheet or a CAD drawing. Aerial also enables Adobe Acrobat to format tables into spreadsheets, and converts PDF to a text format that can be edited with Microsoft Word or other word processors.

          Signet. Signet is a security solution for Web or CD-ROM publishers who want to permit only authorized users to read their documents. Signet allows publishers to control the time and circumstances of the expiration of users' privileges.

          INQUIRE/Text. INQUIRE/Text is a full-text retrieval product used for storing, indexing, retrieving, and managing large collections of documents on IBM and IBM-compatible mainframes. INQUIRE/Text software is widely used by major companies, utilities, hospitals, and government agencies for automating document-centered applications such as on-line manuals, legislative tracking and regulatory compliance, library management, litigation support, medical records, and government and military intelligence. The system has been installed at over 350 sites.

          WebINQUIRE. WebINQUIRE is an extension product that provides Web browser access to INQUIRE/Text collections. It enables users to utilize their mainframe as an intranet superserver with all the search capabilities of INQUIRE/Text. WebINQUIRE permits users to store documents created using desktop software on a mainframe computer, retrieve documents from the mainframe and edit them on their desktop using desktop applications, such as Microsoft Excel and Microsoft Word. In addition, WebINQUIRE's search formats and views can be easily customized. Although WebINQUIRE and other INQUIRE/Text options carry a high gross margin, they are not expected to amount to a significant percentage of the Company's future revenues.

     In addition to its proprietary products described above, the Company, acting as a VAR, also sells third party products such as Verity's Search '97 Information Server, PC DOCS software and Documentum software. This allows the Company to provide document management solutions that are tailored to each customer's needs.

     In conjunction with product sales, the Company provides training, maintenance and technical support services, including business analysis, requirements definition, design and development. In some instances, the Company's services are provided in connection with the sale of the Company's products and those of third parties for whom it acts as a VAR. In other instances, product sales are made in connection with the solutions provided by the Company's consulting services.

STRATEGY

     The Company's objectives are to establish VFC as the de facto industry standard for document access and to become a leading provider of electronic document management software and systems. To accomplish these objectives, the Company intends to:

     Maintain Technological Leadership. The Company's technology enables organizations to effectively manage, share and store critical documents and information across the enterprise. The Company intends to continue to develop what it believes are innovative technologies and features to address the specific document management needs of organizations. The Company plans to continue to develop new products and to improve its existing products. The Company intends to continue to invest in its technology and to use a portion of the proceeds of this Offering for research and development.

     Add Strategic Relationships. To facilitate the adoption of VFC as a de facto industry standard, the Company plans to continue to form strategic relationships with providers of document management software applications, tools and services. The Company believes that strategic relationships, such as that formed with Adobe, enhance the visibility of the Company's products and leverage the Company's sales and marketing efforts by expanding the number of salespeople marketing the Company's products without burdening the Company with the need to identify and hire a large sales force. The Company believes that the development of these relationships will enable the Company to devote additional resources to product development and marketing activities.

     Expand Sales and Marketing Capabilities. The Company intends to expand its sales and marketing capabilities by creating additional VAR and original equipment manufacturer relationships, expanding its direct sales force, offering training, and participating in trade shows. The Company intends to use a portion of the proceeds from this Offering to enhance its sales and marketing capabilities.

     Acquisitions. In October 1995, the Company acquired Merex, which provided electronic document management solutions to business and government customers, and in July 1997, the Company acquired AMBIA, a leading developer of Adobe Acrobat add-on products and services. The acquisitions of both AMBIA and Merex brought experienced management and staff, a diverse client base and an established market reputation to the Company. The Company plans to continue to pursue acquisitions of businesses, products and technologies that complement the Company's existing business. As of the date of this Prospectus, the Company has no agreement, arrangement, or understanding with respect to any acquisition. See "Certain Transactions."

SALES AND MARKETING

     The Company conducts its sales and marketing efforts through several channels, including a network of VARs, its own sales force, marketing alliances, marketing communications and training programs. The Company's VARs and its sales force receive direct support from the Company's technical staff. Consulting services leads are provided to the Company by those vendors for whom it acts as a VAR. The Company believes this diversity of sales and marketing channels permits it to distribute its products and sell its services in an efficient and effective manner, while reducing reliance on any one sales channel.

          Value-added Resellers. The Company's primary sales channel for its products is its VARs. The Company's VARs market and resell the Company's products and offer training, installation, implementation and customization services to their own contacts and to prospective customers identified by the Company. The Company manages a program to train and certify all of its VARs. It also conducts joint marketing campaigns, including direct mail and trade show appearances, with its VARs. As of December 1997, the Company had relationships with VARs, including GE Capital IT Solutions and BTG Inc. VARs buy VFC and other products from the Company at a discount from the suggested retail price.

          Company Sales Force. The Company has a sales force of 15 people, including field sales, telemarketing, channel liaisons, and sales management. The channel liaisons work specifically with the Company's VARs. The telemarketing staff qualifies prospective customers, schedules product demonstra-tions, and refers prospective customers to a VAR or, if a VAR is not in place in the particular territory, to the Company's sales force. The Company's sales force also sells upgrades and add-on products, and refers leads for services opportunities to VARs or to the Company's services divisions.

          Marketing Alliances. The Company itself is a VAR of products from other software companies, including Adobe, Verity, Documentum, and PC DOCS. The Company incorporates these products into its document management solutions. The Company earns a reseller commission ranging from 10% to 40% on sales of these products.

          Marketing Communications. The Company generates awareness of, and interest in, its products and consulting services through public relations, telemarketing, periodic direct mail campaigns, seminars, trade shows and other marketing efforts. In 1997, the Company conducted joint seminars with Adobe, cooperative direct mail campaigns with several of its VFC VARs, and exhibited at trade shows including Lotusphere, AIIM, Documation, Seybold, and Internet World West.

          Training. The Company believes that training is an integral part of a complete customer solution, and that people who attend training sessions offered by the Company are potential customers for the Company's other products and services. Consequently, in 1996, the Company established a training division to offer customer training in the Adobe Acrobat and Verity Topic products. In 1997, the Company added training for the Company's own products, including VFC, Re:mark, Compose, INQUIRE/Text, as well as Adobe's Framemaker, Framemaker SGML, and Photoshop products. The Company employs a full-time training staff and maintains a state-of-the-art training facility at its headquarters office in Fairfax, Virginia. The training division also offers courses at customer locations. The Company is currently the authorized Verity East Coast Training Center.

     The Company sells its products under a variety of licensing arrangements. For domestic sales of VFC, Re:mark, Compose, Aerial and Signet, a shrink-wrap license is used to protect the Company's proprietary rights and limit liability. For all other products, the Company enters into written agreements with its customers containing similar provisions. The Company also employs evaluation and beta test agreements that provide for the protection of the Company's intellectual property. For consulting services, the Company enters into written agreements with its customers that provide for indemnification, limits on liability, payment terms, period of performance, and other terms and conditions.

     The Company is generally required to provide a significant level of education to prospective purchasers of its software products and systems solutions services regarding the use and benefits of the Company's products and services, resulting in a lengthy sales cycle (typically between three and six months). Additionally, the implementation by customers of the Company's products may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delay in the sale or customer implementation of the Company's products and services could have a material adverse effect on the Company's business and operations and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary in the future.

     The sales cycle for initial sales of VFC has ranged from three to six months. The Company believes that the sales cycle for repeat sales may be shorter. VFC is licensed at a price of $4,995 per server. The Company plans to increase the price of VFC with its next release, which will have additional features. The Company also provides support packages and extension products at an additional price. The Company offers annual maintenance for VFC at a cost of 20% of the purchase price.

CUSTOMERS

     The Company targets both commercial and government markets. The Company's products and consulting services are used by many major companies, including Ford, Allen-Bradley, Boeing, Nabisco, AT&T, Chase, State Street Bank and Riggs Bank, and by government organizations, including NASA, the Department of Energy, the U.S. Army Signal Corps, the Government Accounting Office and various agencies within the intelligence community. Sales to government customers represented approximately 45% of revenues in 1996 and approximately 39% for the first nine months of 1997; however, no one customer accounted for more than 10% of the Company's revenues in either period.

     The Company has repeat business from a number of its customers, and management believes that there is a high degree of customer satisfaction with its products, services and solutions. The Company's existing services, training, and products provide a base of business that the Company expects will complement VFC product sales. Developing custom solutions for customers keeps the Company's technical professionals abreast of client needs, which facilitates the conception and development of new products, such as VFC, and the improvement of existing products.

     Certain of the Company's contracts with government organizations are competitively awarded after a formal bid and proposal competition among qualified bidders. These government contracts may be either cost-reimbursement contracts (both cost-plus-fixed-fee and cost-plus-award-fee), time and materials contracts, and fixed price contracts. Cost-plus-fixed-fee contracts provide for the reimbursement of incurred costs during contract performance, to the extent that such costs are allowable and allocable, and the payment of a fixed fee. The size of the fee is limited by federal guidelines to a set proportion of the contract value. Cost-plus-award-fee contracts typically provide for the reimbursement of costs with a base fee and an additional fee that is based upon a periodic evaluation of the Company's performance against specified criteria. Under time and materials contracts, the Company agrees to provide certain categories of labor that satisfy established education and experience qualifications at a fixed hourly rate. In these cases, the Company bears the risk that costs may differ from the fixed hourly rate, and the Company realizes all of the benefits or detriment resulting from decreases or increases in the cost of performing the work. Under fixed-price contracts, the Company agrees to perform certain work for a fixed price and, accordingly, realizes all the benefit or detriment resulting from decreases or increases in the cost of performing the work.

     The Company's government contracts contain standard termination clauses that permit the government to terminate the contracts at any time, without cause, for the convenience of the government. The Company has not had any contracts terminated for convenience. In addition, government contracts require compliance with various procurement regulations. The adoption of new or modified procurement regulations could materially adversely affect the Company or increase its costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines, and/or debarment from award of additional government contracts. Most government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenue are subject to adjustment as a result of audits by the DCAA and other government auditors. The DCAA routinely audits cost-reimbursement contracts to verify that costs have been properly charged to the government. Further, government contract awards may be subject to protest by competitors.

     Many of the Company's government contracts require the Company and certain of its employees to maintain security clearances complying with the requirements of various government agencies.

RESEARCH AND DEVELOPMENT

     The Company's research and development programs are intended to anticipate and take advantage of new technologies, and to anticipate and respond to market requirements. The Company believes that its future success will depend in large part on its ability to maintain and enhance its leadership in document management and related technologies and to develop new products that meet an expanding range of customer requirements.

     The market for the Company's products is characterized by rapid technological developments, evolving industry standards, changes in customer requirements, and frequent new product introductions and enhancements, which often lead to product obsolescence. The Company believes that the speed of technological advancement in its industry requires a significant investment in research and development in order to maintain its competitive product position. The Company will continue to invest substantially in product development as it believes that its future success will depend upon its ability to develop and market new products and enhancements to existing products on a cost-effective and timely basis. Software development expenses increased from $187,000 in 1995 to $816,000 in 1996. For the nine months ended September 30, 1997, the Company expended $1,696,000 on software development.

     Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" that can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products. Moreover, the Company may from time to time discover defects only after its systems have been used by many customers. There can be no assurance that, in the future, software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could have a material adverse effect on the Company's business, operating results and financial conditions.

COMPETITION

     The market for the Company's products and services is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. The Company currently encounters direct and indirect competition from a number of public and private companies involved in groupware, document management, and collaboration software, including Xerox, Open Text, Net-It Software, Hummingbird and Fulcrum Technologies. The Company is aware that other companies have announced products with some features similar to VFC. In addition, the Company may face competition from new market entrants. Competitors may have longer operating histories, significantly greater financial, marketing, service, support, technical and other resources and name recognition and a larger installed customer base than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company.

     The Company also faces indirect competition from system integrators. The Company relies on a number of system integration firms for implementation and other services, as well as for recommendations of its products during the evaluation stage of the purchasing process. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with some of the Company's competitors. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, the Company expects competition to increase as a result of software industry consolidation.

     The Company believes that the competitive factors affecting the market for its products and services include vendor and product reputation, ability to attract and retain quality personnel, product quality, performance and price, the availability of products on multiple platforms, product salability, product integration with other enterprise applications, product functionality and features, product ease-of-use, and the quality of customer support services and training. The relative importance of each of these factors depends upon the specific customer involved. While the Company believes it competes favorably in each of these areas, there can be no assurance that it will continue to do so. Moreover, the Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, offer lower priced products or adapt more quickly than the Company to new technologies or evolving customer requirements. In order to be successful, the Company must respond to technological change, customer requirements and competitors' current products and innovations. There can be no assurance that the Company will be able to compete effectively in its market or that competition will not have a material adverse effect on its business, operating results and financial condition.

PROPRIETARY RIGHTS


     The Company has registered servicemarks to protect its proprietary rights in the names Infodata and INQUIRE and it has a registered trademark with respect to the mark Inquire. The Company has registered trademarks for its VFC, Aerial, Re:mark and Compose products. In addition, the Company has filed a trademark application in order to protect its Virtual File Cabinet name.

     The Company relies primarily on a combination of copyrights and trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. For example, the Company licenses rather than sells its software. The licenses impose certain restrictions on the licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its trade secrets, including, but not limited to, (i) requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and (ii) restricting access to the Company's source codes. Trade secret and copyright laws afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy the Company's products or to obtain and use information that the Company regards as proprietary. Although the Company may apply for certain patents, the Company presently has no patents or patent applications pending. Policing unauthorized use of the Company's products is difficult, and while the Company may be unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not develop similar technology independently. There can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects software product developers increasingly to be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms.

EMPLOYEES


     As of January 5, 1998, the Company had a total of 114 employees, of which 75 were technical professionals, 14 comprised the sales and marketing staff, and the remainder were involved in management, administration, and accounting. The Company's employees are not represented by any unions and the Company has not experienced any work stoppages.


MANUFACTURING

     The Company contracts for the manufacture of its software and packaging. The Company believes that there are adequate sources of supply and manufacturing capacity to address the Company's requirements.

PROPERTY

     The Company leases professional office space for its headquarters and operations in Fairfax, Virginia and recently expanded its space and extended the term of its lease through July 31, 2003. Leased space now totals 25,950 square feet. Payments under the lease were approximately $368,316 in 1997, are expected to be $462,000 in 1998, and will increase to approximately $599,000 by 2003.

     The Company also maintains an office of approximately 3,400 square feet in Mountain View, California. Payments under the lease were approximately $72,968 in 1997. The lease expires May 31, 1998 and the Company is discussing the possibility of extending the lease with the landlord.

LEGAL PROCEEDINGS

     The Company is presently not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current executive officers and directors of the Company are as follows:

                   NAME                     AGE                      POSITION
------------------------------------------  ---     ------------------------------------------
Richard T. Bueschel(1)(2).................  64      Chairman of the Board and Director
James Ungerleider(1)......................  48      President, Chief Executive Officer and
                                                    Director
Harry Kaplowitz(1)........................  54      Executive Vice President and Director
Richard M. Tworek(1)......................  41      Chief Technology Officer, Executive Vice
                                                      President and Director
Christopher P. Dettmar....................  44      Chief Financial Officer
Dr. Robert J. Loane.......................  59      Senior Vice President
Razi Mohiuddin............................  36      Vice President
Alan S. Fisher(5).........................  37      Director
Laurence C. Glazer(3)(4)(5)...............  52      Director
Robert M. Leopold(1)(2)(3)(5).............  71      Director
Isaac M. Pollak(2)(4).....................  47      Director
Millard H. Pryor, Jr.(3)(4)(5)............  64      Director

---------------
(1) Member of Executive Committee.
(2) Member of Nominating Committee.
(3) Member of Audit Committee.
(4) Member of Compensation Committee.
(5) Member of Finance Committee.

Richard T. Bueschel has been the Chairman of the Board of Directors and the Chairman of the Executive Committee of the Company since January 1993 and was acting Chief Executive Officer of the Company from April 1997 to November 1997. Since 1988, he has been the Chief Executive Officer of Northern Equities, Inc., an investment and management firm. Mr. Bueschel is Chairman of the Board of Communications Management Systems, Inc. and a director of Study.Net Corporation. He co-founded Time Share Corporation, TSC, Inc., Computer Environments Corp. and DataMarket Corp., each of which are software companies, and has served on the boards of directors of numerous technology companies. Mr. Bueschel has a B.A. from Dartmouth College and an M.B.A. from Northeastern University.

James Ungerleider has been the President and Chief Executive Officer of the Company since November 1997. From 1973 until joining the Company, Mr. Ungerleider was associated with American Management Systems, Inc. ("AMS") and served as its Vice President, European Finance Industry Business Area from 1991 to November 1997. Prior to joining AMS, Mr. Ungerleider was a senior research scientist with the National Biomedical Research Foundation in Washington, D.C. He has a BS in Electrical Engineering from Princeton University and an MBA from the Harvard Business School.

Harry Kaplowitz, a founder of the Company, has been an Executive Vice President of the Company since November 1997 and a director since 1980. From 1991 to January 1993, Mr. Kaplowitz served as Chairman of the Board of Directors and from 1991 to November 1997 he served as President of the Company. From 1980 to 1989, he served as Executive Vice President of the Company. From 1973 to 1980, he was a Vice President of the Company. Mr. Kaplowitz has a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Wharton Graduate School.

Richard M. Tworek has been an Executive Vice President of the Company since October 1995, a Director since July 1996 and Chief Technology Officer since April 1997. Mr. Tworek was the founder of Merex and served as its President from April 1987 to October 1995. Mr. Tworek originated the VFC concept and is responsible for its development. Mr. Tworek holds a B.S. in Mathematics from Eastern Michigan University and an M.S. (equivalent) in Nuclear Engineering from the U.S. Navy Nuclear Power School.

Christopher P. Dettmar has been Chief Financial Officer of the Company since May 1997. From November 1993 to April 1997, he served as Vice President, Chief Financial Officer and a Director of TWS, Inc. and its predecessor company, Encompass, Inc., both of which are telecommunications service firms. From November 1989 to November 1993, he served as Vice President, Chief Operating Officer and a Director of the Hunter Companies, an asset management and real estate brokerage firm. From 1984 to 1989, Mr. Dettmar served as a regional controller with Cincinnati Bell Information Systems and from 1979 to 1983, he worked for Price Waterhouse & Co. He is a certified public accountant, holds a B.S. in Commerce from the University of Virginia and an M.B.A. from Pennsylvania State University.

Dr. Robert J. Loane has been the Senior Vice President and Chief Scientist of the Company since 1981. He is the principal architect and developer of the INQUIRE family of products and is now involved with the architecture of future products and provides consulting services to many of the Company's customers. Dr. Loane has a Ph.D. in Computer Sciences from Princeton University and a B.E.E. from Cornell University.

Razi Mohiuddin has been a Vice President of the Company and manager of the Company's West Coast facilities since July 1997. From 1988 to July 1997, he served as Vice President of Software Partners, Inc., a firm that developed products for online services and was the parent of AMBIA, and from 1995 to July 1997, Mr. Mohiuddin also served as Vice President, Engineering, of AMBIA. In 1994, Mr. Mohiuddin co-founded ONSALE, Inc., a publicly held Web-based service that specializes in selling computers and consumer electronics using auctions, markdowns, and other close-out techniques. Mr. Mohiuddin has a B.S. in Computer Science from the University of Illinois, Chicago.

Alan S. Fisher has been a director of the Company since July 1997. In July 1994, he co-founded ONSALE, Inc. Mr. Fisher has been the Chief Technical Officer of ONSALE, Inc. since 1994. Mr. Fisher was a co-founder, and, from 1988 to July 1997, President and Chairman of Software Partners, Inc. Prior to founding Software Partners, from 1984 to 1988, Mr. Fisher was a Project Manager at Teknowledge, Inc., a developer of artificial intelligence products. From 1981 to 1984, Mr. Fisher was a member of the technical staff at AT&T Bell Laboratories. Mr. Fisher has a B.S. in Electrical Engineering from the University of Missouri and an M.S. in Electrical Engineering from Stanford University.

Laurence C. Glazer has been a director of the Company since August 1993. In 1970, Mr. Glazer founded Buckingham Properties, a real estate development firm specializing in redevelopment and enhancement of urban property in Rochester, New York. Since 1970, he has been a Partner of Buckingham Properties. Mr. Glazer is a member of the Board of Directors of Rochester Institute of Technology College of Business. From January 1980 to September 1984, he was Co-Chief Executive Officer of Great Lakes Paper. Mr. Glazer has a B.A. from the University of Buffalo and an M.B.A. from Columbia University.

Robert M. Leopold has been a director of the Company since 1992. Since 1977, Mr. Leopold has been President of Huguenot Associates, Inc., a financial and business consulting firm. From 1986 to 1989, Mr. Leopold served as Chief Executive Officer of Insituform of North America, a provider of materials and technology for rehabilitation of underground pipes. Currently, he is a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of Independence Holding Company, Inc., H.E.R.C. Products Incorporated, and Dental Services of America, Inc. From 1988 to December 1997, he was a Director of Windsor Capital. Mr. Leopold has a B.S. from Georgia Institute of Technology and completed course work for an M.B.A. at New York University.

Isaac M. Pollak has been a director of the Company since March 1993. Since 1980, Mr. Pollak has been President and Chief Executive Officer of LGP Ltd., a developer and marketer of promotional items. Mr. Pollak has an M.B.A. from City College, CUNY and an M.S. from Long Island University.

Millard H. Pryor, Jr. has been a director of the Company since 1992. He has been Managing Director of Pryor & Clark Company, an investment holding company, since September 1970. From 1988 to 1992, he was Chairman of Corcap, Inc., a corporation engaged in supplying services and products to the government. From 1972 to 1991, Mr. Pryor was Chairman of Lydall, Inc., which manufactured technical fiber materials. He is a Director of CompuDyne Corporation, Corcap, Inc., Wiremold Company, Hoosier Magnetics, Inc., Pacific Scientific Company, and The Hartford Funds. Mr. Pryor has a B.A. and an M.B.A. from the University of Michigan.

BOARD OF DIRECTORS

     Each director is elected to hold office until the next succeeding annual meeting of shareholders and until his successor is elected and qualified or until his death, resignation or removal. The Board has delegated certain authority to several committees.

     The Executive Committee members are Richard T. Bueschel, James Ungerleider, Harry Kaplowitz, Robert M. Leopold and Richard M. Tworek. The Executive Committee may exercise any of the powers and perform any of the duties of the Board of Directors, subject to the provisions of the law and certain limits imposed by the Board of Directors.

     The Audit Committee members are Robert M. Leopold, Laurence C. Glazer and Millard H. Pryor, Jr. The Audit Committee is responsible for recommending the accounting firm to be engaged as independent auditors; consulting with the independent auditors regarding the adequacy of internal accounting controls; and reviewing the scope of the audit and the results of the audit examination. The Audit Committee is also responsible for reviewing transactions between the Company and its officers, directors or other affiliates.

     The Nominating Committee members are Richard T. Bueschel, Robert M. Leopold, and Isaac M. Pollak. The Nominating Committee reviews and makes recommendations to the Board of Directors regarding the selection of nominees to serve as committee members of the Board as well as directors of the Company.

     The Compensation Committee members are Millard H. Pryor, Jr., Laurence C. Glazer and Isaac M. Pollak. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation and benefits policies and practices of the Company. The Compensation Committee also administers the Company's 1995 Stock Option Plan. In addition, the Committee is assigned responsibility for reviewing and approving the compensation of officers of the Company.

     The Finance Committee members are Alan S. Fisher, Laurence C. Glazer, Robert M. Leopold and Millard H. Pryor, Jr. The Finance Committee is responsible for overseeing the Company's financing activities.

EXECUTIVE COMPENSATION

     The following table sets forth for the Company's president and all executive officers whose total annual salary and bonuses exceeded $100,000 (collectively, the "Named Officers") for the years ended December 31, 1995, 1996 and 1997, the amount and nature of all compensation awarded to, earned by or paid to such Named Officers for the year indicated for services rendered in all capacities.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------
                                                         ANNUAL COMPENSATION              LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                  ---------------------------------------------------
                                                                                         SECURITIES
                                                  FISCAL      SALARY                     UNDERLYING
           NAME AND PRINCIPAL POSITION             YEAR        ($)        BONUS ($)      OPTIONS (#)
-----------------------------------------------------------------------------------------------------
  James A. Ungerleider(1)                          1997      $ 12,000      $50,000         250,000
     President, Chief Executive Officer and
       Director
-----------------------------------------------------------------------------------------------------
  Harry Kaplowitz(2)                               1997      $144,000      $18,000           7,500
     Executive Vice President and Director         1996      $138,000           --          20,000
                                                   1995      $132,000      $10,251              --
-----------------------------------------------------------------------------------------------------
  Dr. Robert J. Loane(3)                           1997      $100,000           --              --
     Senior Vice President                         1996      $100,000           --           6,000
                                                   1995      $100,000      $ 2,238              --
-----------------------------------------------------------------------------------------------------
  Richard M. Tworek(4)                             1997      $149,000      $40,000          20,000
     Chief Technology Officer, Executive Vice      1996      $131,000           --          20,000
     President and Director                        1995      $ 22,277           --              --
-----------------------------------------------------------------------------------------------------

(1) Mr. Ungerleider's employment commenced on November 5, 1997. The bonus was earned in 1997 but paid in January 1998.

(2) The 1995 bonus was paid in April 1996.

(3) The 1995 bonus was paid in April 1996.

(4) Mr. Tworek's employment commenced on October 11, 1995.

     The following table summarizes the number of shares and the terms of stock options granted to the Named Officers in 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

-----------------------------------------------------------------------------------------------------------
                                                         % OF TOTAL OPTIONS
                                  NUMBER OF SECURITIES       GRANTED TO        EXERCISE
                                   UNDERLYING OPTIONS    EMPLOYEES IN FISCAL    PRICE
              NAME                    GRANTED (#)             YEAR 1997         ($/SH)     EXPIRATION DATE
-----------------------------------------------------------------------------------------------------------
 James A. Ungerleider                    250,000(1)              48.6           $ 9.50     November 4, 2002
-----------------------------------------------------------------------------------------------------------
 Harry Kaplowitz                           7,500(2)               1.5           $11.00     February 5, 2002
-----------------------------------------------------------------------------------------------------------
 Richard M. Tworek                        20,000(3)               3.9           $11.00     February 5, 2002
-----------------------------------------------------------------------------------------------------------

(1) Exercisable as follows: 30% on November 5, 1997, 20% on November 5, 1998, 20% on November 5, 1999, and 30% on November 5, 2000.

(2) Exercisable in three equal annual installments on February 6, 1997, February 6, 1998 and February 6, 1999 after the Company's stock closes at $15.00/share or greater for 30 consecutive days.

(3) Exercisable in three equal annual installments on February 6, 1997, February 6, 1998 and February 6, 1999 after the Company's stock closes at $15.00/share or greater for 30 consecutive days.

     The following table sets forth information concerning the number of unexercised options and the fiscal 1996 year-end value of unexercised options on an aggregated basis held by the Named Officers. The Company has not granted any stock appreciation rights; 5,444 options were exercised in fiscal 1996.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------
                              SHARES
                             ACQUIRED
                                ON            VALUE           NUMBER OF SECURITIES                  VALUE OF
                                                             UNDERLYING UNEXERCISED         UNEXERCISED IN-THE-MONEY
                                                           OPTIONS AT FISCAL YEAR-END      OPTIONS AT FISCAL YEAR-END
                                                                      (#)                            ($)(1)
                                                          ----------------------------------------------------------
            NAME           EXERCISE (#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------
    James A. Ungerleider          --              --         75,000         175,000       $   825,000     $ 1,925,000
------------------------------------------------------------------------------------------------------------------
    Christopher P.
    Dettmar                       --              --          5,000          10,000       $    55,000     $   110,000
------------------------------------------------------------------------------------------------------------------
    Harry Kaplowitz            2,332         $21,862        103,547          14,176       $ 1,139,017     $   155,936
------------------------------------------------------------------------------------------------------------------
    Dr. Robert J. Loane        8,500         $79,688         14,886           2,000       $   163,746     $    22,000
------------------------------------------------------------------------------------------------------------------
    Richard M. Tworek             --              --         13,333          26,667       $   146,663     $   293,337
------------------------------------------------------------------------------------------------------------------

(1) The value of unexercised in-the-money options at fiscal year end was calculated by obtaining the product of the last sale price on December 31, 1997 (which was $11.00 per share) multiplied by the number of in-the-money exercisable options or the number of in-the-money unexercisable options, as the case may be.

AGREEMENTS WITH EXECUTIVES

     The Company entered into a letter employment agreement ("Letter Agreement") with James Ungerleider on November 5, 1997. Pursuant to the Letter Agreement, Mr. Ungerleider is serving as the Company's President and Chief Executive Officer, and receives an annual base salary of $200,000 plus an annual incentive bonus based on the achievement of certain management objectives and financial performance measures. In addition, Mr. Ungerleider received options to acquire 250,000 shares of the Company's Common Stock at a price of $9.50 per share, vesting over a three-year period from the date of the Letter Agreement, a $50,000 hiring bonus to be paid on January 2, 1998, health insurance and life insurance. Mr. Ungerleider's employment with the Company is terminable at will and is not for a definite term. However, if Mr. Ungerleider is terminated by the Company, other than "for cause," as defined in the Letter Agreement, he will continue to be paid his base salary in monthly increments for a period of 18 months, and he will continue to receive various insurance benefits during such period. These insurance and salary benefits will cease should Mr. Ungerleider begin employment elsewhere with a new employer during such 18-month period. The Letter Agreement also provides that, if during Mr. Ungerleider's first 12 months of employment with the Company, Mr. Bueschel is no longer Chairman of the Board and during that same 12-month period Mr. Ungerleider is terminated other than for cause, the aforementioned salary and benefit provision will apply for a 24-month period.

     On December 17, 1997, the Company and Mr. Ungerleider entered into an Agreement on Confidential Information, Inventions and Ideas (the "Confidentiality Agreement"). The Confidentiality Agreement provides that Mr. Ungerleider will not disclose any confidential information during and after his employment and, if his employment is terminated by the Company with cause or if he terminates his employment without cause, for a period of one year following the termination of his employment with the Company, he will not solicit clients, consultants or suppliers of the Company or otherwise compete with the Company on the sale or licensing of any products or services that are competitive with the products or services developed or marketed by the Company in the United States. The Confidentiality Agreement also provides that Mr. Ungerleider will not solicit any employee of the Company for a period of one year following the date of termination of his employment.

     As part of the acquisition of Merex by the Company in October 1995, the Company entered into an Employment and Non-Compete Agreement ("Employment Agreement"), dated October 11, 1995, with Richard M. Tworek. Pursuant to the Employment Agreement, Mr. Tworek is serving as Executive Vice President of the Company until October 11, 1999, and receives a minimum base salary of $125,000 per year, plus any bonus compensation as may be determined by the Company's Board of Directors. The Employment Agreement provides that Mr. Tworek may terminate his employment upon 60 days' written notice. The Employment Agreement also provides that, unless Mr. Tworek's employment is terminated by the Company without cause, for a period of two years following the expiration or termination of the Employment Agreement or his earlier resignation. Mr. Tworek may not (i) induce any then existing client, customer or supplier of the Company to curtail business with the Company, (ii) disturb any business relationship between the Company and any third party, or (iii) make statements to any third party likely to result in adverse publicity for the Company. The Employment Agreement also provides that, unless Mr. Tworek's employment is terminated by the Company without cause, he may not solicit any employee of the Company, and for a period of one year following his termination may not employ any person who is or was an employee of the Company or Merex.



     As part of the acquisition of AMBIA, on July 22, 1997 the Company and AMBIA entered into a two-year employment agreement with Razi Mohiuddin ("Mohiuddin Employment Agreement"). Pursuant to the Mohiuddin Employment Agreement, Mr. Mohiuddin is serving as a Vice President of the Company and manager of the Company's West Coast facilities for a term of 24 months, unless extended by the mutual agreement of the Company and Mr. Mohiuddin, with a base salary of $110,000 per year, subject to adjustment based on performance reviews. The Mohiuddin Employment Agreement provides that Mr. Mohiuddin may terminate his employment upon 60 days' written notice. The Mohiuddin Employment Agreement also provides that Mr. Mohiuddin will be subject to a noncompetition provision for a period of two years and a nonsolicitation provision for a period of one year following the date of termination unless Mr. Mohiuddin's employment is terminated by the Company without cause.


     The Company has entered into Executive Separation Agreements with Mr. Kaplowitz and Dr. Loane. In the event that either officer's employment is terminated involuntarily, without cause, following a change in control of the Company, as defined, that officer is entitled to separation pay equal to two years' base salary and continuation of life and health insurance coverage for two years. Additionally, any type of pension or profit-sharing credited service will be extended for two years. There were no separation payments accrued or paid under the Executive Separation Agreements in 1996.

DIRECTOR COMPENSATION

     During 1996, non-employee directors received an annual fee of $3,000 plus $500 per Board meeting or meeting of a committee of the Board (fees for committee meetings held on the same day as Board meetings are $100). During 1996, no Executive Committee meeting fees were accrued or paid to Executive Committee members. During 1996, Laurence C. Glazer, Isaac M. Pollak and Millard
H. Pryor, Jr., members of the Compensation Committee, were each granted a non-qualified option under the Company's 1995 Stock Option Plan to purchase 4,666 shares of Common Stock at an exercise price of $5.0313 per share. During 1997, each of Richard T. Bueschel, Alan S. Fisher, Laurence C. Glazer, Robert M. Leopold, Isaac M. Pollak and Millard H. Pryor, Jr., the Company's non-employee directors, received an annual fee amounting to $10,000, payable quarterly in shares of the Company's Common Stock (an aggregate of 1,100 shares each for the year), plus $1,000 per board meeting attended. The Company plans to compensate its non-employee directors on the same basis in 1998. Any director who is an employee of the Company receives no additional compensation for serving as a director.

1995 STOCK OPTION PLAN

     In 1995, the Board of Directors adopted, and the Company's shareholders approved, the 1995 Stock Option Plan ("1995 Plan"), which (i) consolidated the Company's 1991 Incentive Stock Option Plan and 1992 Non-Qualified Stock Option Plan and (ii) provided for the automatic grant of stock options to the members of the Compensation Committee of the Company's Board of Directors ("Compensation Committee"). The purpose of the 1995 Plan is to attract, retain and motivate directors, officers, selected employees and consultants of the Company, as well as officers and selected employees of any subsidiary thereof, by affording them an opportunity to acquire a proprietary interest in the Company and to thereby create in such persons an increased interest and a greater concern for the welfare of the Company. The 1995 Plan is administered by the Compensation Committee, which consists of not less than two members of the Board of

Directors who qualify as "non-employee directors" of the Company within the meaning of Rule 16b-3 under the Exchange Act.

     Subject to possible adjustment in the event of a recapitalization, stock split or similar transaction, a total of 1,511,000 shares of Common Stock may be issued upon the exercise of options granted under the 1995 Plan. Options to purchase an aggregate of 1,439,381 shares of Common Stock under the 1995 Plan have been issued in the past, of which options to purchase 287,234 shares have been exercised and options to purchase 49,625 shares have either terminated or lapsed. As of January 5, 1998, options to purchase a total of 1,086,023 shares of Common Stock under the 1995 Plan, at prices ranging from $1.085 to $11.00 per share, were outstanding. Of the currently outstanding options, options for 620,114 shares are currently vested and exercisable. The 1995 Plan also provides that if any shares underlying outstanding options cease to be subject to purchase thereunder due to expiration or termination of the options, such shares thereafter will be available to underlie newly granted options under the 1995 Plan.

     The Compensation Committee may grant options under the 1995 Plan to (i) certain selected employees and officers of the Company or any subsidiary thereof who are regularly employed on a salaried basis; (ii) directors of the Company, other than members of the Compensation Committee, who are not officers or employees of the Company; and (iii) consultants or advisors to the Company, provided that the services rendered by such persons are not in connection with the offer or sale of securities in a capital-raising transaction. Members of the Compensation Committee receive awards of options pursuant to a formula set forth in the 1995 Plan.

     The 1995 Plan provides that upon the occurrence of an event constituting a "change of control," all options granted under the 1995 Plan immediately become fully exercisable. A "change of control" will be deemed to have occurred under the 1995 Plan if any person or organization becomes the beneficial owner, directly or indirectly, of either (i) a majority of the Company's outstanding shares of Common Stock or (ii) securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities.

     As a result of the Company's acquisition of AMBIA, outstanding options to purchase 390,000 shares of AMBIA common stock were converted into options ("Replacement Options") to acquire approximately 35,000 shares of Common Stock of the Company at an exercise price of $1.69 per share. The Replacement Options are subject to the terms of the 1995 Plan. The Company filed a registration statement on Form S-8 to register the shares underlying the Replacement Options on December 19, 1997.

STOCK PURCHASE PLAN

     On April 23, 1997, the Board of Directors of the Company approved the adoption of the Company's 1997 Employee Stock Purchase Plan ("SPP"), and on May 28, 1997, the holders of a majority of the Company's outstanding shares of Common Stock present or represented at the annual meeting of shareholders duly adopted the SPP. The purpose of the SPP is to provide eligible employees the opportunity to purchase Common Stock through payroll deductions. The SPP is intended as an employment incentive and to encourage stock ownership such that participating employees can share in the Company's progress.

     The SPP is administered by the Board of Directors of the Company. Any employee of the Company is eligible to participate, on a voluntary basis, in the SPP, except that persons who own or hold stock, including stock underlying options, or as a result of participation in the SPP would own stock, including stock underlying options, amounting to 5% or more of the total combined voting power or value of all classes of stock of the Company are not entitled to participate in the SPP. Currently, approximately 113 persons are eligible to participate in the SPP. 200,000 shares of the authorized but unissued Common Stock of the Company have been reserved for issuance under the SPP.


     The purchase price per share at which shares of Common Stock are sold in an offering under the SPP is set by the Board; provided that the purchase price may not be less than 85% of the lesser of the fair market value of the Common Stock on the first or the last day of the offering period. Subject to certain limitations, the number of shares of Common Stock a participant purchases in an offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the offering period by the purchase price per share.

EMPLOYEE BENEFIT PLAN

     In 1988, the Company established an employee benefit plan ("Benefit Plan"), which qualifies under Section 401(k) of the Code. The Benefit Plan allows salaried employees to contribute a part of their compensation toward their retirement on a tax deferred basis. Required Company contributions equate to 10% of the employee's contribution to the Benefit Plan and totaled approximately $43,000 in 1997 and $32,000 in 1996. In addition to these contributions, the Company, at the sole discretion of its Board of Directors, may make profit-sharing contributions to the Benefit Plan; no such contributions were made in 1997 or 1996.

                              CERTAIN TRANSACTIONS

     From January 1, 1996 through December 31, 1997, the Company made business management consulting fee payments totaling $190,000 to Bermuda Capital for the services of Mr. Richard T. Bueschel, the Company's Chairman, and paid $10,000 directly to Mr. Bueschel, for his services as acting Chief Executive Officer of the Company from 1996 to 1997. The Company does not have a written consulting agreement with Bermuda Capital or Mr. Bueschel.

     From January 1, 1996 through December 31, 1997, the Company made payments totaling $142,500 to Huguenot Associates, Inc. for the consulting services of its President, Robert M. Leopold, a director of the Company. The Company is currently making payments of $7,500 per month to Huguenot Associates, Inc. for financial consulting services. In January 1996, the Company issued 8,000 shares of its Common Stock to Mr. Leopold for services rendered by him to the Company in connection with the acquisition of certain assets and liabilities of Merex on October 11, 1995.

     On October 3, 1996, the Company extended a loan to Richard M. Tworek, a director and executive officer of the Company, in the principal amount of $70,000. The loan bears annual interest of prime plus 1% and is payable by him on or before October 2, 1999. As of the date of the Prospectus, the principal amount of the loan was $70,000.

     In October 1995, the Company purchased substantially all of the assets and assumed certain liabilities of Merex in consideration for the issuance of 210,000 shares of Common Stock to Richard M. Tworek, Mary Margaret Styer and Andrew M. Fregly (collectively, "Merex Shareholders"), with a fair value as determined by the Company's Board of Directors of $1.125 per share. 158,754 of such shares were issued to Richard M. Tworek. The purchase was effected pursuant to an Asset and Purchase Agreement and Plan of Reorganization, dated as of October 6, 1995 ("Merex Agreement"), among the Company, Merex and the Merex Shareholders. Pursuant to the Merex Agreement, the Company agreed, until October 11, 1998, to register the shares issued to the Merex Shareholders within 30 days of their written request to do so. Mr. Tworek has agreed to waive his registration rights for a period of six months following the Effective Date. The total acquisition cost was approximately $361,000, including the direct costs of the acquisition. As part of the Merex Agreement, the Company entered into the Employment Agreement with Mr. Tworek, pursuant to which Mr. Tworek is serving as Executive Vice President of the Company until October 11, 1999, and receives a minimum base salary of $125,000, plus any bonus compensation as may be determined by the Company's Board of Directors.

     On July 22, 1997, the Company acquired 100% of the issued and outstanding capital stock of AMBIA through the issuance of 400,000 shares of Common Stock to AMBIA's shareholders, Alan Fisher and Razi Mohiuddin (collectively, "AMBIA Shareholders"), with a fair value as determined by the Company's Board of Directors of $5.425 per share. Pursuant to a registration rights agreement by and among the Company and the AMBIA Shareholders, the Company granted the AMBIA Shareholders a one-time demand registration right, exercisable until July 22, 2000 at the request of both AMBIA Shareholders. The agreement also entitles the AMBIA Shareholders to piggyback registration rights until July 22, 2000. The AMBIA Shareholders have agreed to waive their registration rights for a period of six months following the Effective Date. The acquisition was accomplished by means of a merger of AMBIA Acquisition Corporation, a Delaware corporation ("Acquisition") and wholly-owned subsidiary of the Company, with and into AMBIA, pursuant to the terms of the Agreement of Merger and Plan of Reorganization, dated as of July 22, 1997 ("AMBIA Agreement"), by and among the Company, AMBIA, the AMBIA Shareholders, Software Partners, Inc., a Delaware corporation ("SPI"), and Acquisition. As a result of the Merger, all of the issued and outstanding shares of AMBIA were exchanged for and converted into 400,000 shares of the Company's Common Stock, 339,999 shares were delivered to the AMBIA Shareholders, 60,000 shares were delivered to an escrow agent and one share was delivered to the AMBIA Shareholders in cash in lieu of a fractional share. The escrow is being maintained to secure the Company against breaches of representations, warranties and covenants made under the AMBIA Agreement by the AMBIA Shareholders, SPI and AMBIA. The total acquisition cost was approximately $2,531,000, including the direct costs of the acquisition. As a result of the acquisition, outstanding options to purchase 390,000 shares of AMBIA common stock were converted into options to acquire approximately 35,000 shares of the Company's Common Stock at an exercise price of $1.69 per share. The fair value of the options is recorded as part of the acquisition cost. As a part of the acquisition of AMBIA, the Company and AMBIA entered into a two-year employment agreement with Mr. Mohiuddin, pursuant to which Mr. Mohiuddin is serving as a Vice President of the Company and manager of the Company's West Coast facilities at a base salary of $110,000 per year. In addition, as part of the acquisition of AMBIA, the Company agreed to appoint Alan Fisher to its Board of Directors, subject to certain provisions in the AMBIA Agreement.



     The Company has adopted a policy whereby all future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the Board of Directors, including all of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested shareholders, and will be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Common Stock as of the date of this Prospectus for (i) each person or group that is a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Named Officers and directors, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that such beneficial owners, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. Unless otherwise indicated, the address of all persons named in the table is 12150 Monument Drive, Fairfax, Virginia 22033.


                                                                    SHARES        PERCENT      PERCENT
                                                                 BENEFICIALLY      BEFORE       AFTER
                       BENEFICIAL OWNER                            OWNED(1)       OFFERING     OFFERING
---------------------------------------------------------------  ------------     --------     --------
Richard T. Bueschel(2).........................................       171,909        6.0%         4.4%
 Suite 198
  48 Par-La-Ville Road
  Hamilton HM 11 Bermuda
James Ungerleider(3)...........................................        75,000        2.6%         2.0%
Harry Kaplowitz(4).............................................       151,833        5.3%         3.9%
Richard M. Tworek(5)...........................................       197,083        7.1%         5.2%
Dr. Robert J. Loane(6).........................................        67,355        2.4%         1.8%
Razi Mohiuddin(7)..............................................       147,121        5.3%         3.9%
 1953 Landings Drive
  Mountain View, California 94043
Alan S. Fisher(8)..............................................       253,366        9.2%         6.7%
 1861 Landings Drive
  Mountain View, California 94043
Laurence C. Glazer(9)..........................................        67,556        2.4%         1.8%
Robert M. Leopold(10)..........................................       110,836        3.9%         2.9%
Isaac M. Pollak(11)............................................       124,942        4.5%         3.3%
Millard H. Pryor, Jr.(12)......................................        29,316        1.1%           *
All directors and executive officers of the Company as a group
  (12 persons)(13).............................................     1,401,386       43.8%        33.4%


---------------
  *   Less than 1%

 (1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

 (2) Includes 122,051 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Excludes 36,667 shares subject to options not exercisable within 60 days.

 (3) Includes 75,000 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Excludes 175,000 shares subject to options not exercisable within 60 days.

 (4) Includes 103,547 shares subject to presently exercisable stock options or options exercisable within 60 days. Excludes 14,167 shares subject to options not exercisable within 60 days.

 (5) Includes 13,333 shares subject to presently exercisable stock options or options exercisable within 60 days. Excludes 26,667 shares subject to options not exercisable within 60 days.

 (6) Includes 14,886 shares subject to presently exercisable stock options or options exercisable within 60 days. Excludes 2,000 shares subject to options not exercisable within 60 days.

 (7) Includes 22,069 shares subject to an Escrow Agreement, dated July 22, 1997, by and among Alan Fisher, Razi Mohiuddin, the Company and SETTLEMENT CORP. as escrow agent, pursuant to which Mr. Mohiuddin shall be entitled to vote such shares.

 (8) Includes 37,931 shares subject to an Escrow Agreement dated July 22, 1997, by and among Alan Fisher, Razi Mohiuddin, the Company and SETTLEMENT CORP. as escrow agent, pursuant to which Mr. Fisher shall be entitled to vote such shares.

 (9) Includes 4,666 shares subject to presently exercisable options or options exercisable within 60 days.

(10) Includes 64,270 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Excludes 27,500 shares subject to options not exercisable within 60 days.

(11) Includes 12,200 shares owned by LGP Ltd., a profit sharing trust for which Mr. Pollak has sole voting and investment power. Includes 26,440 shares subject to presently exercisable stock options and options exercisable within 60 days.

(12) Includes 9,332 shares subject to presently exercisable stock options and options exercisable within 60 days.

(13) Includes 438,525 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Includes 60,000 shares subject to an Escrow Agreement dated July 22, 1997, by and among Alan Fisher, Razi Mohiuddin, the Company and SETTLEMENT CORP. as escrow agent, pursuant to which Mr. Fisher shall be entitled to vote 37,931 of such shares and Mr. Mohiuddin shall be entitled to vote 22,069 of such shares. Includes 12,200 shares owned by LGP Ltd., a profit sharing trust for which Mr. Pollak has sole voting and investment power.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company is 7,006,666 shares, consisting of 6,666,666 shares of Common Stock, par value $0.03 per share, and 340,000 shares of Preferred Stock, par value $1.00 per share. As of January 5, 1998, there were 2,759,116 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding. Upon completion of this Offering, there will be approximately 3,759,116 shares of Common Stock outstanding (3,909,116 if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock outstanding.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company's authorized shares of Preferred Stock may be issued in one or more series. The Board of Directors is expressly vested with the authority to fix by resolution the designations, powers, preferences, qualifications, limitations or restrictions of and upon shares of each series, including, without limitation, voting, dividend, conversion, redemption and liquidation rights. In addition, the Board of Directors may fix the number of shares constituting any such series and increase or decrease the number of shares in any such series.

     The Company believes that the availability of Preferred Stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The issuance of Preferred Stock could also adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     As permitted by the Virginia Stock Corporations Act ("VSCA"), the Company's Articles and Bylaws limit the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Furthermore, a director who votes for or assents to distributions made in violation of the VSCA or the Company's Articles will be personally liable to the Company and its creditors for the amount of the distribution that exceeds what could have been distributed without violating the VSCA or the Company's Articles, pursuant to Section 13.1-692 of the VSCA.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles and Bylaws require the Company to indemnify any director or officer of the Company, or any person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. The Company has obtained officers' and directors' liability insurance of $1,000,000 for members of its Board of Directors and executive officers. In addition to the indemnification provided in the Company's Bylaws, the Company intends to enter into agreements to indemnify its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

VIRGINIA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company is subject to the provisions of Section 13.1-725.1 of the VSCA. Subject to certain exceptions, these provisions apply to Virginia corporations having more than 300 shareholders of record and provide that for three years following the time that a shareholder becomes an owner of 10% of the outstanding voting shares (an "Interested Shareholder"), a Virginia corporation cannot engage in any "Affiliated Transaction" with such Interested Shareholder without the approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and the approval of a majority of the disinterested directors (as defined in Section 13.1-725 of the VSCA). After the expiration of the three-year period, the statute requires, subject to certain exceptions, approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any guarantee by the corporation of a material amount of indebtedness of any Interested Shareholder, certain dispositions to an Interested Shareholder of voting shares of the corporation, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%. Virginia law also provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause such holder's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights with respect to such shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. This provision empowers such holder to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

     Article 3 of the Company's Articles provides that the Board of Directors, without action by the shareholders, may issue and fix the rights and preferences of shares of Preferred Stock. Article 2 of the Company's Bylaws further provides that a director may only be removed upon the affirmative vote of a majority of the voting power of the shareholders of record entitled to elect a successor and present in person or by proxy at a special meeting of such shareholders for which express notice of the intention to transact such business was given and at which a quorum is present. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of, and the voting and other rights of the holders of, Common Stock.

     The provisions of Virginia law and the provisions contained in the Company's Articles and Bylaws, discussed above, could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have approximately 3,749,791 shares of Common Stock outstanding. All 1,000,000 shares of Common Stock being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. In addition, substantially all of the currently outstanding shares of Common Stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. The directors and executive officers and certain shareholders of the Company holding, in the aggregate, 962,861 shares of Common Stock and options to purchase an aggregate of 730,526 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for twelve months from the date of this Prospectus without the prior written consent of GKN Securities Corp. ("GKN"); provided, however, that (a) at any time beginning six months after the effective date ("Effective Date") of the Registration Statement of which this Prospectus is a part, the directors, executive officers and certain shareholders may sell, without GKN's consent, up to 20% of the shares owned by them, if (i) the last sales price of the Common Stock has been at least 125% of the per share public offering price for at least 10 consecutive trading days ending the day prior to the proposed sale and (ii) the sales price of the shares to be sold is no less than 125% of the per share public offering price, (b) at any time beginning three months after the Effective Date, (i) Richard T. Bueschel may sell up to an aggregate of 7,500 shares, (ii) Harry Kaplowitz may sell up to an aggregate of 12,500 shares, (iii) Dr. Robert J. Loane may sell up to an aggregate of 2,500 shares and (iv) Robert M. Leopold may sell up to an aggregate of 7,500 shares, in each case without GKN's consent, and (c) at any time after the Effective Date, Richard M. Tworek may sell up to an aggregate of 10,000 shares without GKN's consent. GKN may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 1,646,000 shares of Common Stock for issuance upon exercise of outstanding options and the Underwriters' Purchase Option. All but 635,000 of the shares of Common Stock underlying such securities have been registered under the Securities Act.

     Pursuant to the asset purchase agreement by and among the Company and the Merex Shareholders, the Company agreed, until October 11, 1998, to register the 210,000 shares issued to the Merex Shareholders, 158,754 of which have been issued to Richard M. Tworek, within 30 days of their written request to do so. Mr. Tworek has agreed to waive his registration rights for a period of six months following the Effective Date.

     Pursuant to a registration rights agreement by and among the Company and the AMBIA Shareholders, executed in connection with the acquisition of AMBIA, the Company granted the AMBIA Shareholders a one-time demand registration right with respect to the 400,000 shares (including 60,000 held in escrow) issued to them. The demand registration right is exercisable until July 22, 2000 at the request of both Razi Mohiuddin and Alan Fisher. The registration rights agreement also provides, subject to certain exceptions, for unlimited piggyback registration rights until July 22, 2000. The AMBIA Shareholders have agreed to waive their registration rights for a period of six months following the Effective Date.

                                  UNDERWRITING

     Southeast Research Partners, Inc. ("SERP") and GKN Securities Corp. ("GKN," and together with SERP, the "Underwriters"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase a total of 1,000,000 shares of Common Stock from the Company. Each of SERP and GKN has agreed to purchase 50% of such shares.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel to the Underwriters and various other conditions precedent, and that the Underwriters are obligated to purchase all the shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below) if any are purchased.

     The Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at those prices less a
concession not in excess of $          per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $          per share
to certain other dealers. After the Offering, the offering prices and other terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, up to 150,000 shares of Common Stock.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company also has agreed to pay the Underwriters an expense allowance on a nonaccountable basis equal to 2% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $50,000 of which has been paid to date.

     In connection with the Offering, the Company has agreed to sell to the Underwriters, for an aggregate of $100, an option to purchase up to an aggregate of 100,000 shares of Common Stock ("Underwriters' Purchase Option"). The
Underwriters' Purchase Option is exercisable at $     per share (120% of the
offering price) for a period of four years commencing one year from the date of this Prospectus. The Underwriters' Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the shares issuable upon exercise of the Underwriters' Purchase Option. The Underwriters' Purchase Option cannot be transferred, sold, assigned or hypothecated during the one year period following the date of this Prospectus, except to officers of the Underwriters and to selected dealers and their officers or partners.

     Pursuant to the Underwriting Agreement, the directors and executive officers and certain shareholders of the Company (collectively, "Insiders") holding, in the aggregate, 962,861 shares of Common Stock and options to purchase an aggregate of 730,526 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for a period of 12 months following the Effective Date without obtaining the prior written consent of GKN; provided however, that (a) at any time beginning six months after the Effective Date each of the Insiders may sell, without GKN's consent, up to 20% of the shares owned by him, if (i) the last sales price of the Common Stock has been at least 125% of the per share public offering price for at least 10 consecutive trading days ending the day prior to the proposed sale and (ii) the sales price of the shares to be sold is no less than 125% of the per share public offering price,
(b) at any time beginning three months after the Effective Date, (i) Richard T. Bueschel may sell up to an aggregate of 7,500 shares, (ii) Harry Kaplowitz may sell up to an aggregate of 12,500 shares, (iii) Dr. Robert J. Loane may sell up to an aggregate of 2,500 shares and (iv) Robert M. Leopold may sell up to an aggregate of 7,500 shares, in each case without GKN's consent, and (c) at any time after the Effective Date, Richard M. Tworek may sell up to an aggregate of 15,000 shares without GKN's consent. GKN may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales by the underwriting syndicate in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a selling group member when the shares of Common Stock originally sold by such selling group member are repurchased in the open market by the Underwriters. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

     In general, the rules of the Commission will prohibit the Underwriters from making a market in the Common Stock during a "restricted period" commencing up to five days prior to the pricing of the offering of Common Stock offered hereby and extending until completion of the Offering. The Commission has, however, adopted exceptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, the Underwriters, selling group members (if any) or their respective affiliates may engage in passive market making in the Company's Common Stock during the restricted period.

     SERP and GKN are both wholly-owned subsidiaries of GKN Holding Corp.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby and matters of Virginia law will be passed upon for the Company by Freedman, Levy, Kroll & Simonds, Washington, D.C. Certain other matters pertaining to the Company will be passed upon by Kramer, Levin, Naftalis & Frankel, New York, New York. Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriters in connection with this Offering.


                                    EXPERTS

     The audited consolidated financial statements and schedule of the Company as of and for the years ended December 31, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of AMBIA as of and for the years ended December 31, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Seiler & Company, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             INFODATA SYSTEMS INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
INFODATA SYSTEMS INC. AND SUBSIDIARIES
  Report of Independent Public Accountants............................................    F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
     (unaudited)......................................................................    F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1995 and 1996
     and the Nine Months Ended September 30, 1996 (unaudited) and 1997 (unaudited)....    F-4
  Consolidated Statements of Changes in Shareholders' Equity for the Years Ended
     December 31, 1995 and 1996 and the Nine Months Ended September 30, 1997
     (unaudited)......................................................................    F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and 1996
     and the Nine Months Ended September 30, 1996 (unaudited) and 1997 (unaudited)....    F-6
  Notes to the Consolidated Financial Statements......................................    F-7
AMBIA CORPORATION, INC.
  Independent Auditors' Report........................................................   F-18
  Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited).......   F-19
  Statements of Loss and Accumulated Deficit for the Years Ended December 31, 1995 and
     1996 and the Six Months Ended June 30, 1997 (unaudited)..........................   F-20
  Statements of Stockholders' Deficit for the Years Ended December 31, 1995 and 1996
     and the Six Months Ended June 30, 1997 (unaudited)...............................   F-21
  Statements of Cash Flows for the Years Ended December 31, 1995 and 1996 and the Six
     Months Ended June 30, 1997 (unaudited)...........................................   F-22
  Notes to Financial Statements.......................................................   F-23
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED).....................   F-26
  Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31,
     1996 (unaudited).................................................................   F-27
  Pro Forma Condensed Consolidated Statement of Income for the Nine Months Ended
     September 30, 1997 (unaudited)...................................................   F-28
  Notes to the Pro Forma Condensed Consolidated Statements of Income (unaudited)......   F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Infodata Systems Inc.:

     We have audited the accompanying consolidated balance sheets of Infodata Systems Inc. (a Virginia corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the Company has incurred accumulated and working capital deficits. While the Company has developed a plan to obtain additional financing to mitigate its liquidity risk, there can be no assurance that such funds will be secured.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infodata Systems Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D. C.
December 18, 1997

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                DECEMBER 31,
                                                             -------------------     SEPTEMBER 30,
                                                              1995        1996           1997
                                                             -------     -------     -------------
                                                                                      (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents................................  $ 1,476     $ 1,266        $   278
  Short term investments...................................       33         947            425
  Accounts receivable, net of allowance of $30, $80 and
     $80...................................................    1,901       1,522          2,219
  Prepaid royalties........................................       18          --             --
  Other current assets.....................................      146         185            234
                                                             -------     -------        -------
          Total current assets.............................    3,574       3,920          3,156
                                                             -------     -------        -------
Property and equipment, at cost
  Furniture and equipment..................................    2,046       2,373          2,713
  Less accumulated depreciation and amortization...........   (1,633)     (1,897)        (2,136)
                                                             -------     -------        -------
                                                                 413         476            577
Goodwill, net of accumulated amortization of $6, $31 and
  $76......................................................      264         274          2,857
Other assets...............................................       68         137            105
Software development costs, net of accumulated amortization
  of $2,010, $2,052 and $2,084.............................      126          84             52
                                                             -------     -------        -------
          Total assets.....................................  $ 4,445     $ 4,891        $ 6,747
                                                             =======     =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations.............  $   106     $    46        $    30
  Note payable.............................................        2          --            958
  Accounts payable.........................................      335         327          1,135
  Accrued expenses.........................................      677         823            822
  Deferred revenue.........................................    1,171       1,079          1,070
  Preferred dividend payable...............................       30          --             --
  Current portion of deferred rent.........................       33          33             33
                                                             -------     -------        -------
       Total current liabilities...........................    2,354       2,308          4,048
                                                             -------     -------        -------
Capital lease obligations..................................       82          33             12
Deferred revenue...........................................      192          75             75
Deferred rent..............................................       52          19             --
                                                             -------     -------        -------
       Total liabilities...................................    2,680       2,435          4,135
                                                             -------     -------        -------
Shareholders' equity
  Preferred stock..........................................      132          --             --
  Common stock.............................................       44          68             82
  Additional paid-in capital...............................    8,056       9,055         11,776
  Accumulated deficit......................................   (6,467)     (6,667)        (9,246)
                                                             -------     -------        -------
       Total shareholders' equity..........................    1,765       2,456          2,612
                                                             -------     -------        -------
          Total liabilities and shareholders' equity.......  $ 4,445     $ 4,891        $ 6,747
                                                             =======     =======        =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            YEAR ENDED         NINE MONTHS ENDED
                                                           DECEMBER 31,          SEPTEMBER 30,
                                                         -----------------     ------------------
                                                          1995       1996       1996       1997
                                                         ------     ------     ------     -------
                                                                                  (UNAUDITED)
Revenues...............................................  $7,049     $9,560     $7,355     $ 7,033
Cost of revenues.......................................   4,166      5,457      4,412       4,037
                                                         ------     ------     ------      ------
Gross profit...........................................   2,883      4,103      2,943       2,996
                                                         ------     ------     ------      ------
Operating expenses:
  Research and development.............................     187        816        537       1,696
  Selling, general and administrative..................   2,657      2,869      2,007       3,920
                                                         ------     ------     ------      ------
                                                          2,844      3,685      2,544       5,616
                                                         ------     ------     ------      ------
Operating income (loss)................................      39        418        399      (2,620)
Interest income........................................     119         96         70          54
Interest expense.......................................     (24)       (11)        (9)        (18)
                                                         ------     ------     ------      ------
Income (loss) before income taxes......................     134        503        460      (2,584)
Provision for income taxes.............................       3         --          7          (5)
                                                         ------     ------     ------      ------
Net income (loss)......................................  $  131     $  503     $  453     $(2,579)
                                                         ======     ======     ======      ======
Preferred dividends....................................     120         58         58          --
                                                         ======     ======     ======      ======
Net income (loss) available to common shareholders.....  $   11     $  445     $  395     $(2,579)
                                                         ======     ======     ======      ======
Per share:(*)
  Net income (loss) per common and equivalent share:
     Primary...........................................  $ 0.01     $ 0.20     $ 0.19     $ (0.92)
                                                         ======     ======     ======      ======
     Fully diluted.....................................  $ 0.01     $ 0.18     $ 0.16     $ (0.92)
                                                         ======     ======     ======      ======
Weighted average shares:(*)
     Primary...........................................   1,694      2,162      2,085       2,796
     Fully diluted.....................................   1,694      2,718      2,448       2,796


---------------

(*) All share and per share amounts retroactively reflect a 1-for-6 common stock dividend in May 1996 and a 2-for-1 common stock split in the form of a 100% stock distribution made in August 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              PREFERRED STOCK       COMMON STOCK      ADDITIONAL
                                             -----------------   ------------------    PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                              SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT        EQUITY
                                             --------   ------   ---------   ------   ----------   -----------   ------------
Balance at December 31, 1994...............   133,500   $ 134    1,204,748    $ 37     $  7,768      $(6,478)      $  1,461
Conversion of preferred stock for common
  stock....................................    (2,000)     (2)       5,146      --            2           --             --
Issuance of shares for business
  acquisition..............................        --      --      210,000       6          230           --            236
Issuance of shares for services............        --      --        8,000      --            9           --              9
Exercise of stock options..................        --      --       37,442       1           47           --             48
Dividends on preferred stock...............        --      --           --      --           --         (120)          (120)
Net income.................................        --      --           --      --           --          131            131
                                             --------   -----    ---------     ---      -------      -------         ------
Balance at December 31, 1995...............   131,500     132    1,465,336      44        8,056       (6,467)         1,765
1:6 common stock dividend..................        --      --      241,063       7          636         (643)            --
Redemption of preferred shares for
  common...................................  (131,500)   (132)     394,614      12          120           --             --
Fractional share redemption................        --      --           --      --           --           (2)            (2)
Exercise of stock options..................        --      --      176,852       5          243           --            248
Dividends on preferred stock...............        --      --           --      --           --          (58)           (58)
Net income.................................        --      --           --      --           --          503            503
                                             --------   -----    ---------     ---      -------      -------         ------
Balance at December 31, 1996...............        --      --    2,277,865      68        9,055       (6,667)         2,456
Issuance of shares for business acquisition
  (unaudited)..............................        --      --      400,000      12        2,286           --          2,298
Issuance of options for business
  acquisition (unaudited)..................        --      --           --      --          233           --            233
Issuance of shares for services
  (unaudited)..............................        --      --        2,000      --           11           --             11
Exercise of stock options (unaudited)......        --      --       49,939       2          165           --            167
Employee stock purchase plan (unaudited)...        --      --        3,952      --           26           --             26
Net loss (unaudited).......................        --      --           --      --           --       (2,579)        (2,579)
                                             --------   -----    ---------     ---      -------      -------         ------
Balance at September 30, 1997
  (unaudited)..............................        --   $  --    2,733,756    $ 82     $ 11,776      $(9,246)      $  2,612
                                             ========   =====    =========     ===      =======      =======         ======



  The accompanying notes are an integral part of these consolidated financial statements.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                            YEAR ENDED         NINE MONTHS ENDED
                                                           DECEMBER 31,          SEPTEMBER 30,
                                                        ------------------     ------------------
                                                         1995       1996        1996       1997
                                                        ------     -------     ------     -------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $  131     $   503     $  453     $(2,579)
  Adjustments to reconcile net income (loss) to cash
     provided by (used in) operating activities:
     Depreciation and amortization....................     275         264        195         239
     Software amortization............................     373          42         32          31
     Goodwill and other intangible amortization.......      10          48         34         (44)
     Cancellation of debt on note payable.............     (85)         --         --          --
     Investment discount amortization.................       7          --         --          --
     Write-down of leased assets......................      20          --         --          --
     Other............................................      --          --         (6)         --
  Changes in operating assets and liabilities:
     Accounts receivable..............................    (464)        379       (185)       (696)
     Prepaid royalties and other current assets.......     117         (21)       (20)        (49)
     Other assets.....................................      --          --         --          32
     Accounts payable.................................      94          (8)      (122)        808
     Accrued expenses.................................     (12)        175        196          (8)
     Deferred revenue.................................    (226)       (209)      (285)         (8)
     Deferred rent....................................     (32)        (33)       (31)        (19)
                                                        -------     ------     ------     -------
       Net cash provided by (used in) operating
          activities..................................     208       1,140        261      (2,293)
                                                        -------     ------     ------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net............     (84)       (357)      (200)       (340)
  Business acquisition................................     (47)        (23)       (12)         --
  Loan to officer.....................................      --         (70)        --          --
  Purchases of short term investments.................      --        (943)        --          --
  Proceeds from maturity of short term investments....      47          29         29         522
  Other...............................................      (3)        (32)        --          --
                                                        -------     ------     ------     -------
       Net cash (used in) provided by investing
          activities..................................     (87)     (1,396)      (183)        182
                                                        -------     ------     ------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations...............    (122)       (108)       (84)        (37)
  Proceeds from short term borrowing..................      --          --         --       1,280
  Payments on notes payable...........................     (21)         (2)        (2)       (324)
  Retirement of acquisition-related note payable......    (155)         --         --          --
  Preferred stock dividends...........................    (120)        (88)       (87)         --
  Issuance of common stock............................      48         244        155         204
                                                        -------     ------     ------     -------
       Net cash (used in) provided by financing
          activities..................................    (370)         46        (18)      1,123
                                                        -------     ------     ------     -------
Net (decrease) increase in cash and cash
  equivalents.........................................    (249)       (210)        60        (988)
Cash and cash equivalents, at beginning of period.....   1,725       1,476      1,476       1,266
                                                        -------     ------     ------     -------
Cash and cash equivalents, at end of period...........  $1,476     $ 1,266     $1,536     $   278
                                                        =======     ======     ======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION AS OF SEPTEMBER 30, 1997 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1.  ORGANIZATION AND OPERATIONS:

  The Company

     Infodata Systems Inc. ("Company" or "Infodata") provides electronic document systems to corporate and government workgroups, departments and enterprises. Prior to 1994, substantially all of the Company's business was derived from the sale, support and maintenance of INQUIRE/Text, which was the leading independent full-text retrieval product in the IBM and IBM-compatible mainframe market. In 1994, the Company shifted its focus to providing a broader range of document and information management solutions deliverable through client/server and intranet technology. The Company created the Virtual File Cabinet ("VFC") to address these markets in the current electronic document management systems landscape. The Company provides consulting services, third party software products, its own software products, maintenance and integration services to both corporate and government customers.

     The Company's operations are subject to certain risks and uncertainties, including uncertainty of future operating results, fluctuations in quarterly results, change in mix of products, decline in INQUIRE/Text sales and reliance on VFC, lengthy sales and implementation cycles, rapid technological changes and product obsolescence, competition, risks associated with sales channels, and dependence on government contracts and security clearances. As of September 30, 1997, the Company had incurred a net loss and accumulated and working capital deficits. Management has developed a plan to obtain additional financing to mitigate the Company's liquidity risk through a public offering and sale of 1,000,000 shares of common stock pursuant to a registration statement to be filed in December 1997 with the Securities and Exchange Commission ("SEC"). However, there can be no assurance that such funds will be secured. The lack of such funds could have a material adverse impact on the Company's financial condition.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Infodata and its wholly-owned subsidiaries, Infodata Systems International Inc. and Infodata Research and Development Corporation. These entities are collectively referred to herein as the "Company." All significant intercompany accounts and transactions have been eliminated in consolidation.

2.  ACQUISITION:


  AMBIA



     On July 22, 1997, the Company acquired all of the common stock of AMBIA Corporation ("AMBIA") in consideration for 400,000 shares of the Company's common stock (restricted as to sale) with a fair value as determined by the Company's Board of Directors of $5.425 per share. As a result of the acquisition, outstanding options to purchase 390,000 shares of AMBIA common stock were converted into options to acquire approximately 35,000 shares of the Company's common stock at an exercise price of $1.69 per share. The fair value of the options is recorded as part of the acquisition cost. The total acquisition cost was approximately $2,531,000 including the direct costs of the acquisition. Approximately $25,000 was allocated to acquired tangible assets, $60,000 to acquired intangible assets, and $2,446,000 to goodwill. The acquisition was treated as a purchase and was accomplished by means of a merger of a wholly-owned subsidiary of the Company into AMBIA. AMBIA develops, markets and sells software products and consulting services, which are complementary to those being developed, marketed and sold by the Company.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

     The unaudited pro forma financial information presented below reflects the acquisition of AMBIA as if the acquisition had occurred on January 1, 1996. These results are not necessarily indicative of future operating results or of what would have occurred had the acquisition been consummated at that time.

                                                             FOR THE               FOR THE
                                                           YEAR ENDED         NINE MONTHS ENDED
                                                        DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                                        -----------------     ------------------
                                                                      (UNAUDITED)
    Revenue...........................................     $10,395,000           $  7,958,000
    Net loss available to common shareholders.........        (577,000)            (2,916,000)
    Net loss per share................................     $     (0.23)          $      (0.94)


  Merex



     On October 11, 1995, the Company consummated its purchase of substantially all the assets and the assumption of certain liabilities of Merex, Inc. ("Merex"), in consideration for 210,000 shares of the Company's common stock (restricted as to sale) with a fair value estimated by the Company's Board of Directors at $1.125 per share. The final acquisition cost was approximately $361,000, including the direct costs of acquisition. Approximately $60,000 was allocated to identified acquired intangibles, $312,000 to goodwill, including purchase accounting adjustments of approximately $25,000 relating to the termination of the Merex office lease, and $35,000 relating to SEC registration costs the Company is obligated to pay on behalf of the former Merex shareholders. Merex was engaged in the business of marketing and delivering electronic document management solutions to businesses and U.S. government agencies.



     The unaudited pro forma financial information presented below reflects the acquisition of Merex as if the acquisition had occurred on January 1, 1995. These results are not necessarily indicative of future operating results that would have occurred had the acquisition been consummated at that time.



                                                                              YEAR ENDED
                                                                           DECEMBER 31,1995
                                                                           -----------------
                                                                                 (UNAUDITED)
    Revenue..............................................................     $ 8,888,000
    Net income...........................................................          89,000
    Less -- Preferred dividend...........................................        (120,000)
    Net loss available to common shareholders............................         (31,000)
    Net loss per share...................................................     $     (0.02)


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Reporting

     The financial information as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, has been prepared by the Company, without audit, and includes, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results. Operating results for any interim period are not necessarily indicative of the results for any other period or for an entire year.

  Revenue Recognition

     The Company recognizes revenue from software licenses upon delivery of the software product to the customer or upon customer acceptance if a trial period exists. Revenues from post contract support, including revenue bundled with the initial license fee, are recognized ratably over the period that customer support services are provided. Software service revenue is recognized as performed.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

     Revenues from consulting and professional services contracts are recognized on the percentage-of-completion method for fixed price contracts and on the basis of hours incurred at contract rates for time and materials contracts. Revenues from cost reimbursement contracts are recognized as costs are incurred. Any amounts paid by customers prior to the actual performance of services are recorded as deferred revenue until earned, at which time they are recognized in accordance with the type of contract.


     The American Institute of Certified Public Accountants has issued Statement of Position ("SOP") 97-2, Software Revenue Recognition, that supersedes SOP 91-1. SOP 97-2 provides additional guidance with respect to multiple elements, returns, exchanges, and platform transfer rights; resellers; services; funded software-development arrangements; and contract accounting. SOP 97-2 is to be implemented for fiscal years beginning after December 15, 1997. The Company believes that the adoption of SOP 97-2 will not have a material impact on the Company's financial statements.

  Cash Equivalents and Short Term Investments

     All highly liquid investments with an original maturity of 90 days or less at the time of purchase are considered to be cash equivalents. At December 31, 1995 and 1996, and September 30, 1997, the Company had $1,269,000, $768,000 and
$0, respectively, of cash equivalents invested in commercial paper.

     Short term investments include certificates of deposit and securities available for sale. Securities available for sale at December 31, 1995 and 1996, and September 30, 1997, totaled approximately $0, $943,000 and $425,000, respectively. At December 31, 1995 and 1996, the securities available for sale consisted of commercial paper and U.S. Treasury Bills with maturities greater than 90 days for which the carrying value approximated market value.

     At September 30, 1997, the securities available for sale consisted of U.S. Treasury Bills. Available for sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity. No unrealized gains or losses were recorded for the years ended December 31, 1995 and 1996, nor for the nine month period ended September 30, 1997. Realized gains and losses and declines in value judged to be other than temporary on available for sale securities are included in other income.

  Supplemental Disclosures of Cash Flow Information

     Cash payments for interest totaled $22,000 and $11,000 for the years ended December 31, 1995 and 1996, respectively. Cash payments for interest totaled $9,000 and $18,000 for the nine months ended September 30, 1996 and 1997, respectively. Cash payments for income taxes totaled $7,000 and $4,000 for the years ended December 31, 1995 and 1996, respectively. The Company did not make any cash payments for income taxes during the nine month periods ended September 30, 1996 and 1997.

  Property and Equipment

     Property and equipment is depreciated using the straight-line method. Computers and related equipment are depreciated over three years and furniture and equipment are depreciated over five to six years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

  Goodwill


     Goodwill created by the Merex, Inc. acquisition is amortized using the straight-line method over ten years. The Company reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill created by the AMBIA acquisition is amortized using the straight-line method over seven years. The amount of goodwill impairment, if any, would be measured based on the projected discounted cash flows using a discount rate reflecting the Company's average

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
cost of funds. As of September 30, 1997, the Company does not believe there has been an impairment of goodwill.

  Research and Development

     Research and development costs are expensed as incurred.

  Net Income per Common Share


     For the years ended December 31, 1995 and 1996, the weighted average number of common shares used in the calculation of primary net income per share was approximately 1,694,000 and 2,162,000, respectively. On a fully diluted basis for December 31, 1995 and 1996, the weighted average number of common and common equivalent shares was approximately 1,694,000 and 2,718,000, respectively. The weighted average number of common shares used in calculation of primary net income per share was 2,796,000 for the nine months ended September 30, 1997. Due to the anti-dilutive impact of common equivalent shares on net loss per share for the nine month period ended September 30, 1997, common equivalent shares are excluded from the weighted average number of shares on a fully diluted basis.


     Net income for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996, have been decreased for preferred stock dividends of $120,000, $58,000 and $58,000, respectively, to arrive at net income available to common shareholders. The Company's preferred stock was converted into common stock during 1996, thus no preferred stock dividends were declared in 1997 (see Note 7).

  Supplemental Pro Forma Net Loss Per Share

     The Company anticipates repaying approximately $1 million in certain notes payable with proceeds from the offering contemplated by a registration statement to be filed in December 1997, with the SEC (see Note 1). Assuming such repayment, supplemental pro forma net loss per share, adjusted to give effect for the elimination of interest associated with such debt, would have been $(.85) for the nine month period ended September 30, 1997. For purposes of this supplemental pro forma presentation, weighted average shares outstanding have been adjusted for the estimated number of shares that the Company would need to issue to repay the note payable discussed above, using the midpoint of the anticipated offering range.

  Significant Customers

     Sales to U.S. government agencies totaled approximately $2,586,000 and $4,255,000 for the years ended December 31, 1995 and 1996, respectively, representing 37% and 45% of revenues. As of December 31, 1995 and 1996, accounts receivable due from U.S. government agencies approximated $678,000 and $655,000, respectively. Sales to U.S. government agencies totaled approximately $2,901,000 and $2,773,000 for the nine months ended September 30, 1996 and 1997, respectively, representing 39% of revenues for each of the years then ended. At September 30, 1997, accounts receivable from U.S. government agencies approximated $568,000.

  Software Development Costs

     Capitalization of software development costs begins upon the establishment of technological feasibility. Capitalization ceases when the products are available for general release to customers. The establishment of technological feasibility and the continuing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. Amortization expense is determined on an individual product basis and is computed as the greater of the amount calculated on a revenue basis or straight-line basis over the economic life of the product,

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
generally three to five years. Amortization of software development costs is included in cost of revenue in the accompanying consolidated statements of operations.

     Periodically, the Company reviews the estimated lives and amounts assigned to software development costs. In light of changing technology, the Company makes revisions to estimated lives and adjusts amounts assigned as appropriate. On December 31, 1995, the Company extended the remaining amortization period to expire in 1998 to reflect the continued life of the INQUIRE product as reflected by the substantial revenue stream associated with maintenance renewals. The impact of such revision in estimated remaining useful life increased net income by approximately $22,000 in 1996.

  Recent Authoritative Pronouncements


     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," changes the reporting requirements for earnings per share ("EPS") for publicly-traded companies by replacing primary EPS with basic EPS and changing the disclosures associated with this change. The Company is required to adopt this standard for its December 31, 1997 year-end. Under SFAS No. 128, the Company's basic and diluted loss per share would have been $(1.07) at September 30, 1997 on a pro forma basis. Common equivalent shares were not included in the calculation of diluted loss per share as their effect would have been antidilutive. As a result, the basic and diluted loss per share amounts are identical.


     SFAS No. 129, "Disclosure of Information about Capital Structure," establishes standards for disclosing information about an entity's capital structure. The Company is required to adopt this standard for its December 31, 1997 year-end. The Company does not expect that this pronouncement will have a material impact on its financial statements.

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of this standard.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires that public business enterprises report certain information about operating segments. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of the standard.

4.  INCOME TAXES:

     At December 31, 1996 and September 30, 1997, the Company had approximately $5,347,000 and $7,643,000, respectively, in net operating loss carryforwards for income tax reporting purposes. The operating loss carryforwards expire in varying amounts from 1998 through 2012. The acquisition of AMBIA during 1997 (see Note 2) could limit the extent to which the Company may utilize these carryforwards in any one year. In addition, at December 31, 1996 and September 30, 1997, the Company had $70,000 in research and development tax credit carryforwards expiring in 1997 and $55,000 in investment tax credit carryforwards expiring in 1997 through 2000.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

     The actual income tax expense for the years ended December 31, 1995 and 1996, differed from the amount computed by applying the Federal statutory rate of 34 percent as a result of the following:

                                                                                  NINE MONTHS
                                                YEAR ENDED       YEAR ENDED          ENDED
                                               DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                   1995             1996             1997
                                               ------------     ------------     -------------
        Tax at statutory rate................    $ 46,000        $  171,000        $(949,000)
        Benefit of operating loss
          carryforwards......................     (55,000)               --          892,000
        Benefit of stock options exercised...          --          (192,000)              --
        Nondeductible amortization...........       3,000            16,000           54,000
        Miscellaneous items..................       6,000             5,000            3,000
        Federal Alternative Minimum Tax......       3,000                --               --
                                                 --------         ---------        ---------
                                                 $  3,000        $       --        $      --

     The 1995 provision for income taxes relates solely to the Federal Alternative Minimum Tax.

     The significant components of net deferred tax (liabilities) assets are as follows:

                                              DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                  1995             1996             1997
                                              ------------     ------------     -------------
        Deferred tax liabilities:
          Net software development costs....  $    (48,000)    $         --      $    (20,000)
          Other.............................       (10,000)         (32,000)               --
                                               -----------      -----------       -----------
                                              $    (58,000)    $    (32,000)     $    (20,000)
        Deferred tax assets:
          Net operating loss carryforward...     1,974,000        2,030,000         2,901,000
          Investment tax credit and research
             and development tax credits
             carryforward...................       207,000          125,000           125,000
        Other...............................        55,000           92,000           122,000
                                               -----------      -----------       -----------
                                                 2,236,000        2,247,000         3,148,000
        Net deferred tax asset before
          valuation allowance...............     2,178,000        2,215,000         3,128,000
        Valuation allowance.................    (2,178,000)      (2,215,000)       (3,128,000)
                                               -----------      -----------       -----------
        Net deferred tax asset..............  $         --     $         --      $         --

     Under the provisions of SFAS No. 109, the tax effect of the net operating loss and investment tax credit carryforwards, together with net temporary differences, represents a net deferred tax asset against which management has fully reserved due to the uncertainty of future taxable income. The carryforwards will be benefited for financial reporting purposes when utilized to offset future taxable income.

5.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Financial instruments are defined as cash, evidence of an ownership interest in an entity or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities approximate fair value due to the short maturity of these instruments.

6.  NOTE PAYABLE:

     In November 1996, the Company entered into a working capital line of credit with Merrill Lynch Business Financial Services Inc. This loan facility provides the Company with up to a $1,000,000 line of credit

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
at a per annum rate equal to the sum of 2.9 percent plus the 30-day commercial paper rate. This per annum rate was 8.4% as of September 30, 1997. The weighted average interest rate for the nine months ended September 30, 1997 was 8.4%. The advances on the facility are based on eligible billed accounts receivable fewer than 90 days old, which constitute collateral for the line of credit. The facility expires in July 1998. As of December 31, 1996, the Company had no borrowings under this line of credit. As of September 30, 1997, the Company had borrowed $958,000 under this line of credit.


7.  SHAREHOLDERS' EQUITY:

  Preferred Stock

     During 1996, all the outstanding shares of preferred stock were converted into common stock, and all dividends in arrears were satisfied through the issuance of an equivalent number of common shares.

     At December 31, 1995, 131,500 shares of convertible preferred stock were outstanding. The preferred shares had the following provisions:

     - Cumulative, preferential dividends paid quarterly if declared by the Board of Directors at an annual rate of 9 percent ($.90 per share).

     - The option to convert one share of preferred stock for 1.111 common shares.

     - Full voting rights, to the extent of common shares that would be held upon conversion.

     - Pre-emptive rights relating to future stock offerings.

     - Preference in the distribution of corporate assets up to $10.00 per share plus cumulative unpaid dividends.

     - All the preferred stock was redeemable at the option of the Company at a price of $10.00 per share.

     Dividends on preferred stock were paid upon declaration by the Board of Directors. Cash dividends of $120,000 ($0.90 per preferred share) and $58,000 ($0.45 per preferred share) were declared during 1995 and 1996, respectively.

  Options and Warrants

     In April 1995, the Company's shareholders approved the adoption of the 1995 Stock Option Plan (the "1995 Plan") which consolidates and is the successor to the Company's Incentive Stock Option Plan approved by shareholders in 1991 and the Non-Qualified Stock Option Plan approved in 1992 (together, the "Predecessor Plans"). Options have been granted to employees as well as to members of the Board of Directors. The 1995 Plan also provides for the automatic granting of a fixed number of options each year to members of the Compensation Committee of the Company's Board of Directors and increases the total number of shares authorized for issuance upon the exercise of options from the 777,779 shares previously authorized to l,011,000 shares. In August 1997, an additional 500,000 shares were authorized for issuance.

     Under the 1995 Plan, options may be granted at prices not less than 100 percent of the fair market value of the common stock at the date of grant. Options vest over varying years of service. Vested options are exercisable until the earlier of ten years from the date of grant or three months after termination of employment for options granted under the Predecessor Plans, five years from the date of grant or one month after termination of employment for options issued under the 1995 Plan.

     As of September 30, 1997, warrants remained outstanding for the right to purchase 15,556 shares of common stock issued to certain former members of the Board of Directors and to certain non-affiliated parties. All of the outstanding warrants were issued over the years ended December 31, 1990 and 1991. These

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
warrants, which are exercisable for seven years from date of grant, are exercisable upon grant. Warrants to purchase an additional 7,777 shares of common stock are authorized for future issuance.

     A summary of option and warrant activity under the 1995 Plan and the Predecessor Plans is presented below:

                                              NUMBER OF EQUIVALENT SHARES
                                          -----------------------------------
                                          INCENTIVE STOCK      NON-QUALIFIED
                                              OPTIONS          STOCK OPTIONS         WARRANTS
                                          ---------------     ---------------     --------------
    Outstanding at December 31, 1994....          526,146              87,112             15,556
      Granted...........................           29,166              14,000                 --
      Exercised.........................          (43,681)                 --                 --
      Expired or canceled...............         (142,770)                 --                 --
                                                ---------           ---------             ------
    Outstanding at December 31, 1995....          368,861             101,112             15,556
      Granted...........................          246,655              92,998                 --
      Exercised.........................          (52,322)           (124,530)                --
      Expired or canceled...............          (13,196)                 --                 --
                                                ---------           ---------             ------
    Outstanding at December 31, 1996....          549,998              69,580             15,556
      Granted...........................          190,777              72,941                 --
      Exercised.........................          (39,885)            (10,054)                --
      Expired or canceled...............          (26,666)             (2,832)                --
                                                ---------           ---------             ------
    Outstanding at September 30, 1997...          674,224             129,635             15,556
      Exercise price....................  $1.08 to $11.00     $1.08 to $11.00     $2.17 to $2.73

     In November 1997, the Company granted 250,000 stock options to the Company's President and Chief Executive Officer pursuant to an employment agreement. The options may be exercised at $9.50 per share and vest over a three year period. The fair value of the options on the date of grant was $9.75 per share. The difference will be recognized as compensation expense ratably as the options vest.

     The Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," effective for the Company's December 31, 1996, financial statements. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for its stock plans based on the intrinsic value of the stock option at date of grant (i.e., the difference between the exercise price and the fair value of the Company's stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                             NINE MONTHS
                                                          YEAR ENDED            ENDED
                                                         DECEMBER 31,       SEPTEMBER 30,
                                                         -------------     ----------------
                                                         1995     1996     1996      1997
                                                         ----     ----     ----     -------
    Net income (loss) as reported......................  $131     $503     $453     $(2,579)
    Pro forma compensation expense.....................     3      134      101         237
                                                         ----     ----     ----     -------
    Pro forma net income (loss)........................  $128     $369     $352     $(2,816)
    Per share:
    Net income (loss) available to common shareholders
      per common and equivalent share:
      Primary, as reported.............................  $.01     $.20     $.19     $  (.92)
      Primary, pro forma...............................  $.01     $.14     $.17     $ (1.01)
      Fully diluted, as reported.......................  $.01     $.18     $.16     $  (.92)
      Fully diluted, pro forma.........................  $.01     $.13     $.14     $ (1.01)

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

     The weighted average fair value of options granted in 1995 and 1996 was $1.61 and $4.31, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1995 and 1996: no dividend yield, expected volatility of 63.0 percent, risk-free interest rate of 6.21 percent and expected life of five years. At September 30, 1997, the weighted average exercise price for outstanding options was $4.66 per share.

     Because SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


     On March 15, 1996, the Board of Directors declared a one-for-six common stock dividend payable to shareholders of record as of April 17, 1996, and distributed on May 17, 1996. Accordingly, the fair market value (based upon quoted market prices, as adjusted) of the additional 241,063 shares issuable, which totaled $643,000, was charged to accumulated deficit and the respective amount was credited to common stock and additional paid-in capital.


     On July 30, 1996, the Company's Board of Directors approved a two-for-one common stock split in the form of a 100 percent stock distribution. The distribution was made on August 26, 1996, to common shareholders of record as of August 12, 1996. The stated par value per share of common stock was not changed from $.03 and the number of authorized shares of common stock increased from 3,333,333 to 6,666,666 shares. Accordingly, the par value of the additional shares issued was transferred from additional paid-in capital to common stock, and all share and per share amounts have been restated to retroactively reflect the stock split.


  Stock Purchase Plan



     In May 1997, the Company adopted the 1997 Employee Stock Purchase Plan ("SPP"). The SPP is intended as an employment incentive and to encourage stock ownership such that participating employees can share in the Company's progress. The SPP is administered by the Board of Directors of the Company. Any employee of the Company is eligible to participate, on a voluntary basis, in the SPP, except that persons who own or hold stock, including stock underlying options, or as a result of participation in the SPP would own stock, including stock underlying options, amounting to 5% or more of the total combined voting power or value of all classes of stock of the Company are not entitled to participate in the SPP. As of September 30, 1997, 200,000 shares of authorized but unissued common stock of the Company had been reserved for issuance under the SPP.



     The purchase price per share at which shares of common stock are sold in an offering under the SPP is set by the Board of Directors, provided that the purchase price may not be less than 85% of the lesser of the fair market value of the common stock on the first or the last day of the offering period. Subject to certain limitations, the number of shares of common stock a participant purchases in an offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the offering period by the purchase price per share.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES:

  Capital Lease Obligations

     The Company leases certain fixed assets under long-term capital lease agreements. These assets are included in the accompanying consolidated balance sheets as follows:

                                                   DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                       1995             1996             1997
                                                   ------------     ------------     -------------
    Property and equipment.......................   $  580,000       $  549,000        $ 182,000
    Less -- Accumulated depreciation and
      amortization...............................     (403,000)        (474,000)         (98,000)
                                                     ---------        ---------         --------
                                                    $  177,000       $   75,000        $  84,000

     Depreciation and amortization of these assets is computed using the straight-line method over the shorter of the useful lives of the assets or the term of the lease obligation.

     The future maturities of capital lease obligations as of December 31, 1996, are as follows:

                1997..............................................  $ 51,000
                1998..............................................    28,000
                1999..............................................     6,000
                                                                    --------
                Total minimum payments............................    85,000
                Less -- Amounts representing interest.............    (6,000)
                                                                    --------
                Present value of minimum lease payments ..........    79,000
                Less -- Current portion...........................   (46,000)
                                                                    --------
                Long-term portion.................................  $ 33,000

  Operating Leases

     Effective August 1, 1993, the Company entered into a lease for its corporate headquarters facility in Fairfax, Virginia. This lease expires July 31, 1998. The minimum commitment under this agreement amounts to $307,000. Under the terms of the lease, the landlord provided various incentives, which have been deferred and classified as deferred rent in the accompanying consolidated balance sheets. These amounts are being amortized over the life of the lease.

     For the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, rent expense was $297,000, $290,000, $212,000 and
$258,000. During 1996, the Company incurred $53,000 of rent expense related to space and equipment for an off-site training facility under a month-to-month lease. During the first nine months of 1997, the Company incurred $81,000 of rent expense related to the off-site training facility.

     Effective September 1997, the Company entered into a one-year agreement with a third party to procure outside mainframe-related data processing services. The minimum commitment under this agreement amounts to $60,000 until termination in August 1998.

  Employee Benefit Plan

     In 1988, the Company established an employee benefit plan (the "Benefit Plan") which qualifies under Section 401(k) of the Internal Revenue Code. The Benefit Plan allows salaried employees to contribute a portion of their compensation toward their retirement on a tax deferred basis. The Company is required to make contributions equal to 10 percent of the employee's contribution to the Benefit Plan and totaled approximately $23,000 and $32,000 for the years ended December 31, 1995 and 1996, respectively, and $26,000 and $33,000 for the nine months ended September 30, 1996 and 1997, respectively. In addition to the

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
aforementioned contributions, the Company, at the sole discretion of its Board of Directors, may make profit-sharing contributions to the Benefit Plan. No contributions were made in 1995, 1996 or 1997.

  Contingencies

     A customer has asserted that the Company did not perform on a contract and seeks a $90,000 refund. The Company vigorously denies the assertion and management believes that based upon the current facts it is not probable that a loss will occur. Accordingly, no accrual has been made for this claim at December 31, 1996, or September 30, 1997.

     Costs charged to cost-type U.S. Government contracts are subject to annual audit by the Defense Contract Audit Agency or other duly authorized representatives of the Federal government. No audits have been completed for any periods commencing after September 30, 1991, and in the opinion of management, adjustments resulting from the completion of such audits are not expected to have a material impact on the Company's financial position or results of future operations.

  Related-Party Transactions

     The Company incurred management consulting fees of approximately $168,000 and $195,000 for the years ended December 31, 1995 and 1996, respectively, and $143,000 and $158,000 for the nine months ended September 30, 1996 and 1997, respectively, for services rendered by certain Directors of the Company. Amounts payable for these services to companies employing these Directors were $15,000 and $12,500 at December 31, 1995 and 1996, respectively, and $0 at September 30, 1997. Amounts receivable from a company employing a director was $13,000 at December 31, 1996.

     In October 1996, the Company executed a note receivable from an officer and shareholder for $70,000 due in full on September 30, 1999 with quarterly interest payments at an annual rate of 1 percent over prime (approximately 9.25% at December 31, 1996 and 9.50% at September 30, 1997) adjusted quarterly.

     The Company issued 8,000 shares of restricted common stock to a Director for a total compensation expense of $9,000 in consideration for services rendered during 1995.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
AMBIA

     We have audited the accompanying combined balance sheets of Ambia Corporation and Software Partners, Inc. -- AMBIA Division, hereafter referred to as AMBIA as of December 31, 1995 and 1996 and the related statements of loss and accumulated deficit and cash flows for the years then ended. The financial statements are the responsibility of AMBIA's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMBIA as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     We have reviewed the balance sheet of AMBIA as of June 30, 1997 and the related statements of income (loss) and accumulated deficit and cash flows for six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of AMBIA.

     A review consists principally of inquires of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements as of June 30, 1997 and for six months the ended in order for them to be in conformity with generally accepted accounting principles.

                                          Seiler & Company

Redwood City, California
June 3, 1997 as to the 1995 and 1996 financial statements and June 11, 1997 as to the 1997 financial statements

                                     AMBIA

                                 BALANCE SHEETS


                                              AS OF DECEMBER 31,
                                            -----------------------         AS OF             AS OF
                                              1995          1996        JUNE 30, 1996     JUNE 30, 1997
                                            ---------     ---------     -------------     -------------
                                                                         (UNAUDITED)       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............  $      --     $      --       $      --         $      --
  Accounts receivable trade, net..........    233,258       119,101         158,305           133,181
  Accounts receivable others, net.........         --        15,448              --                --
  Prepaid expenses........................         --            --              --             6,465
  Inventories.............................     14,476            --              --                --
                                             --------      --------       ---------         ---------
          Total current assets............    247,734       134,549         158,305           139,646
INTANGIBLE ASSETS.........................     13,183        13,386          15,845            13,441
                                             --------      --------       ---------         ---------
          Total assets....................  $ 260,917     $ 147,935       $ 174,150         $ 153,087
                                             ========      ========       =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...  $ 407,089     $      --       $      --         $  67,961
  Due to Software Partners, Inc...........         --            --              --           152,679
  Deferred revenue........................     25,500       128,889              --                --
                                             --------      --------       ---------         ---------
          Total current liabilities.......    432,589       128,889               0           220,640
                                             --------      --------       ---------         ---------
          Total liabilities...............    432,589       128,889               0           220,640
                                             --------      --------       ---------         ---------
STOCKHOLDERS' EQUITY (DEFICIT):
  Additional paid in capital..............         --       867,118         685,433           867,118
  Common stock no par value, 4,500,000
     shares issued
     and outstanding
  Accumulated deficit.....................   (171,672)     (848,072)       (511,283)         (934,671)
                                             --------      --------       ---------         ---------
     Total stockholders' equity
       (deficit)..........................   (171,672)       19,046         174,150           (67,553)
                                             --------      --------       ---------         ---------
          Total liabilities and
            stockholders' equity
            (deficit).....................  $ 260,917     $ 147,935       $ 174,150         $ 153,087
                                             ========      ========       =========         =========


                             See accompanying notes

                                     AMBIA

                   STATEMENTS OF LOSS AND ACCUMULATED DEFICIT


                                                  YEAR ENDED
                                                 DECEMBER 31,            SIX MONTHS        SIX MONTHS
                                           ------------------------         ENDED             ENDED
                                             1995           1996        JUNE 30, 1996     JUNE 30, 1997
                                           ---------     ----------     -------------     -------------
                                                                         (UNAUDITED)       (UNAUDITED)
REVENUES:
  Consulting income......................  $ 498,800     $  253,438       $ 184,210         $ 413,352
  Product sales..........................    193,189        581,430         299,877           460,353
                                           ---------     ----------      ----------        ----------
          Total revenues.................    691,989        834,868         484,087           873,705
                                           ---------     ----------      ----------        ----------
EXPENSES:
  Wages..................................    525,223        960,312         558,318           567,439
  Software development...................     55,858        169,481          53,608           149,900
  Advertising and promotion..............     53,760         70,530          49,950            16,775
  Rent...................................     39,645         53,343          36,295            41,148
  Employee benefits......................     46,209         48,134          11,043            58,612
  Telephone..............................     20,166         28,378          11,765            24,824
  Services -- postage....................     11,000         27,561          13,655            28,364
  Cost of goods sold.....................      7,968         23,981          20,624             8,848
  Travel.................................     14,278         21,856          13,651             4,064
  Accounting.............................      6,028         19,089           8,777             8,511
  Professional services..................     22,106         18,306           6,632             3,840
  Office supplies........................     23,853         16,085          10,710             4,142
  Legal..................................      3,336         13,393           4,181               895
  Services -- shipping...................     14,771         10,409           5,909            11,412
  Amortization...........................      3,228          8,371           4,186             5,698
  Bank charges...........................      1,845          7,387           3,321             5,192
  Insurance..............................      1,136          6,818           6,818             8,499
  Bad debt...............................         --          3,237              37             9,000
  Business meals.........................      1,915          1,914           1,030             1,421
  Software...............................      8,936          1,784           2,758                --
  Data entry.............................         --            899             380               280
  Franchise taxes........................         --             --              --               800
  Dues and subscriptions.................         --             --              --               640
  Sales commission.......................      2,400             --              --                --
                                           ---------     ----------      ----------        ----------
          Total expenses.................    863,661      1,511,268         823,698           960,304
                                           ---------     ----------      ----------        ----------
NET LOSS.................................   (171,672)      (676,400)       (339,611)          (86,599)
ACCUMULATED DEFICIT, BEGINNING OF YEAR...         --       (171,672)       (171,672)         (848,072)
                                           ---------     ----------      ----------        ----------
ACCUMULATED DEFICIT, END OF YEAR.........  $(171,672)    $ (848,072)      $(511,283)        $(934,671)
                                           =========     ==========      ==========        ==========


                             See accompanying notes

                                     AMBIA

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                         COMMON STOCK         ADDITIONAL
                                      -------------------      PAID IN       ACCUMULATED
                                      SHARES      AMOUNT       CAPITAL         DEFICIT         TOTAL
                                      -------     -------     ----------     -----------     ---------
Balance as of
  December 31, 1994.................              $    --      $      --      $      --      $      --
     Net income (loss)..............                   --             --       (171,672)      (171,672)
                                                  -------       --------       --------       --------
Balance as of
  December 31, 1995.................                   --             --       (171,672)      (171,672)
     Additional paid in capital.....                   --        867,118             --        867,118
     Net income (loss)..............                   --             --       (676,400)      (676,400)
                                                  -------       --------       --------       --------
Balance as of
  December 31, 1996.................                   --        867,118       (848,072)        19,046
     Net Income (loss)
       (Unaudited)..................                   --             --        (86,599)       (86,599)
                                                  -------       --------       --------       --------
Balance as of
  June 30, 1997 (Unaudited).........              $    --      $ 867,118      $(934,671)     $ (67,553)
                                                  =======       ========       ========       ========

                             See accompanying notes

                                     AMBIA

                            STATEMENTS OF CASH FLOWS


                                            YEAR ENDED
                                           DECEMBER 31,
                                      -----------------------     SIX MONTHS ENDED     SIX MONTHS ENDED
                                        1995          1996         JUNE 30, 1996        JUNE 30, 1997
                                      ---------     ---------     ----------------     ----------------
                                                                    (UNAUDITED)          (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..........................  $(171,672)    $(676,400)       $ (339,611)          $  (86,599)
  Adjustments to reconcile net
     income to net cash provided by
     (used in) operating activities
  Depreciation and amortization.....      3,228         8,371             4,186                5,698
  Changes in operating assets and
     liabilities
     Accounts receivable............   (233,258)       98,709            74,953                1,368
     Prepaid expenses...............         --            --                --               (6,465)
     Inventories....................    (14,476)       14,476            14,476                   --
     Accounts payable...............         --            --                --               67,961
     Deferred revenue...............     25,500       103,389           (25,500)            (128,889)
                                      ---------     ---------         ---------
       Net cash provided (used) by
          operating activities......   (390,678)     (451,455)         (271,496)            (146,926)
                                      ---------     ---------         ---------
INVESTING ACTIVITIES:
  Purchase of intangible assets.....    (16,411)       (8,574)           (6,848)              (5,753)
                                      ---------     ---------         ---------
       Net cash provided (used) by
          investing activities......    (16,411)       (8,574)           (6,848)              (5,753)
                                      ---------     ---------         ---------
FINANCING ACTIVITIES:
  Short-term borrowings.............    407,089            --                --              152,679
  Additional paid in capital........         --       460,029           278,344                   --
                                      ---------     ---------         ---------
       Net cash provided (used) by
          financing activities......    407,089       460,029           278,344              152,679
                                      ---------     ---------         ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................         --            --                --                   --
                                      =========     =========         =========
SUPPLEMENTARY NON-CASH TRANSACTIONS:
  Amounts due to Software Partners,
     Inc. at December 31, 1995 were
     converted to additional paid in
     capital in 1996................                $ 407,089        $  407,089
                                                    =========         =========


                             See accompanying notes

                                     AMBIA

                         NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

NOTE 1 -- ACCOUNTING POLICIES

  A. Nature of Business

     Software Partners, Inc. -- Ambia Division and Ambia Corporation, hereafter referred to as AMBIA, develops and markets Acrobat add-on products for the electronic publishing market in North America and Europe. Acrobat is a product from Adobe Systems, Inc. that helps organizations publish documents on multiple platforms from any software product.

     In May 1996, Software Partners, Inc., a Delaware corporation, located in Mountain View, California, spun-off its Ambia Division into a separate corporation, Ambia Corporation. As a result of the spin-off, all intellectual property was transferred, at cost, into Ambia Corporation in exchange for common stock. Amounts due to Software Partners' other divisions were recorded as additional paid-in capital.

     The operations were carried on as Software Partners, Inc. -- Ambia Division from January 1, 1995 to April 30, 1996, and as Ambia Corporation since May 1, 1996.

     The accompanying financial statements include the results of operations of Software Partners, Inc. -- Ambia Division and Ambia Corporation.

  B. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  C. Intangible Assets and Deferred Charges

     Trademarks and patents, stated at cost less accumulated amortization, are being amortized on the straight-line method over a three year period.

     Product design costs, stated at cost less accumulated amortization, are being amortized on a straight-line method over a two-year period.

  D. Recognition of Income

     AMBIA recognizes income on its products upon shipment. Consulting revenue is recognized as services are provided. AMBIA provides a 30-60 day warranty on its products and services.

  E. Advertising Costs

     AMBIA expenses advertising production costs as they are incurred and advertising communication costs the first time advertising takes place.

  F. Research and Development


     Current operations are charged with all research, engineering and product development expenses. Research and development expenses were approximately $44,000 for the year ended December 31, 1995, $20,000 for the six months ended June 30, 1996, $35,000 for the year ended December 31, 1996 and $25,000 for the six months ended June 30, 1997.

                                     AMBIA

  G. Income Taxes

     AMBIA accounts for its income taxes using the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. There was no deferred tax asset or liability at December 31, 1995, 1996 and June 30, 1997.

NOTE 2 -- ACCOUNTS RECEIVABLE, TRADE

     Accounts receivable, trade consists of the following:

                                                         DECEMBER 31,
                                                     ---------------------     JUNE 30,
                                                       1995         1996         1997
                                                     --------     --------     --------
        Trade......................................  $233,258     $119,101     $142,181
        Less allowance for doubtful accounts.......        --           --        9,000
                                                     --------     --------     --------
        Total......................................  $233,258     $119,101     $133,181
                                                     ========     ========     ========

     The Company also had goods on consignment, valued at approximately $14,600, with Adobe Systems Europe Ltd. as of June 30, 1997. The goods on consignment were not included in accounts receivable.

NOTE 3 -- INTANGIBLE ASSETS

                                                         DECEMBER 31,
                                                     ---------------------     JUNE 30,
        Intangible assets consist of the following:    1995         1996         1997
                                                     --------     --------     --------
          Trademarks and patents...................  $ 10,496     $ 13,252     $ 19,005
          Product design...........................     5,915       11,733       11,733
                                                      -------      -------      -------
                                                       16,411       24,985       30,738
          Less accumulated amortization............     3,228       11,599       17,297
                                                      -------      -------      -------
          Total....................................  $ 13,183     $ 13,386     $ 13,441
                                                      =======      =======      =======

     Amortization charged to earnings for 1995, 1996 and 1997 was $3,228, $8,371, and $2,969, respectively.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     All activities were carried out by Software Partners, Inc. (SPI), on behalf of AMBIA.


     Revenues and expenses on the accompanying financial statements represent revenues earned and expenses incurred and allocated by SPI to AMBIA.


     Software Partners, Inc. leases office space in Mountain View, California. The lease expires on May 31, 1998. Rent is allocated to AMBIA based on the number of employees, and totaled $39,645, $18,400 and $19,199 during 1995, 1996 and 1997, respectively. Estimated future obligations of AMBIA under the lease are as follows:

                YEAR ENDING
                  JUNE 30,
                ----------------------------------------------------
                  1998..............................................  88,116

                                     AMBIA

     Expenses directly identified with AMBIA were charged to AMBIA. All other expenses were allocated based on AMBIA's share of wages to total wages. This resulted in other expenses being allocated to AMBIA as follows: 50% in 1995 and 60% in 1996. Management of AMBIA asserts that the method used is reasonable.


NOTE 5 -- ECONOMIC DEPENDENCY

     AMBIA earned a substantial portion of its revenue from three, four and two customers in 1995, 1996 and 1997, respectively. During the year ended December 31, 1995, 1996 and six months ended June 30, 1997 revenue from these customers totaled $288,730, $216,852, and $135,600, respectively. At June 30, 1997 no amounts were due from these customers.

NOTE 6 -- COMMON STOCK OPTIONS

     AMBIA has a fixed stock-based compensation plan. Under the plan, the Company may grant options for up to 500,000 shares of common stock. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. The maximum term of the options is ten years, and they vest at the end of four years.

     The Company applies APB Opinion 25 in accounting for its fixed stock-based compensation plan. Accordingly, no compensation costs has been recognized for the plan. Had compensation cost been determined on the basis of fair value pursuant to Financial Accounting Standards No. 123, net loss would have been increased as follows:

                                                        1995         1996        1997
                                                      --------     --------     -------
        Loss as reported............................  $171,672     $676,400     $86,599
        Loss proforma...............................   171,672      693,180      86,599

     The fair value of each option granted is estimated on the grant date using the Black-Scholes model. The following assumptions were made in estimating fair value:

                                   ASSUMPTION                       FIXED PLAN
                ------------------------------------------------    ----------
                Dividend yield..................................           --
                Risk-free interest rate.........................         8.5%
                Expected life...................................      4 years

     Summary of the status of the fixed plan is as follows:

                                                         NUMBER OF SHARES
                                                       --------------------    WEIGHTED AVERAGE
                                                         1996        1997      REMAINING SHARES
                                                       --------    --------    ----------------
    Outstanding exercisable, beginning of year.......        --     395,000         $ 0.15
    Granted..........................................   395,000          --
    Exercised........................................        --          --
    Forfeited........................................        --     (4,062)
                                                        -------     -------          -----
    Outstanding exercisable, end of year.............   395,000     390,938         $ 0.15

     The status of fixed options outstanding are as follows:

                                     OUTSTANDING OPTIONS
                             ------------------------------------            EXERCISABLE OPTIONS
                                                       WEIGHTED       ---------------------------------
                                                        AVERAGE                                WEIGHTED
                                                       REMAINING                               AVERAGE
                             EXERCISE                 CONTRACTUAL     EXERCISE                 EXERCISE
                              PRICE        SHARES        LIFE          PRICE        SHARES      PRICE
                             --------     --------    -----------     --------     --------    --------
    December 31, 1996......   $ 0.15       390,938      4 years        $ 0.15       390,938     $ 0.15
    June 30, 1997..........   $ 0.15       395,000      4 years        $ 0.15       395,000     $ 0.15

     As of December 31, 1996 and June 30, 1997 no options had been exercised.

                             INFODATA SYSTEMS, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


     On July 22, 1997, Infodata Systems Inc. (the "Company") acquired all of the outstanding common stock of AMBIA Corporation ("AMBIA") in consideration for 400,000 shares of the Company's common stock with a fair value as determined by the Company's Board of Directors at $5.425 per share. The total acquisition cost was approximately $2,300,000 including the direct costs of the acquisition. Approximately $25,000 was allocated to acquired tangible assets, $60,000 to acquired intangible assets, and $2,213,000 to goodwill. The acquisition is being accounted for in accordance with the purchase method of accounting and was accomplished by means of a merger of a wholly-owned subsidiary of the Company into AMBIA.


     The following unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the acquisition of AMBIA by the Company as if the acquisition had occurred on January 1, 1996 and 1997, respectively. These pro forma statements of income give effect, for the periods presented to the following pro forma adjustments: (a) the increase in amortization associated with goodwill resulting from the acquisition; and (b) the change in weighted average common shares outstanding resulting from the issuance of 400,000 shares of common stock in connection with the acquisition.

     The following unaudited Pro Forma Condensed Consolidated Statements of Income should be read in conjunction with the notes thereto included herewith, with the Company's audited and unaudited consolidated financial statements and notes thereto for the periods presented and with AMBIA's audited and unaudited financial statements and notes thereto for the periods presented. The unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of future operating results or of what would have occurred had the acquisition been consummated at the time specified. The pro forma adjustments are based on available information and certain adjustments that management believes to be reasonable. In the opinion of management, all material adjustments have been made that are necessary to present fairly the pro forma information.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                              YEAR ENDED DECEMBER 31, 1996
                                                 ------------------------------------------------------
                                                                            PRO FORMA       PRO FORMA
                                                 INFODATA     AMBIA(1)     ADJUSTMENTS     CONSOLIDATED
                                                 --------     --------     -----------     ------------
Revenues.......................................   $9,560       $  835         $  --          $ 10,395
Cost of revenues...............................    5,457           24            --             5,481
                                                  ------       ------         -----           -------
Gross profit...................................    4,103          811            --             4,914
Operating expenses:
  Research and development.....................      816           35            --               851
  Selling, general and administrative..........    2,869        1,452           346(A)          4,667
                                                  ------       ------         -----           -------
                                                   3,685        1,487           346             5,518
                                                  ------       ------         -----           -------
Operating income (loss)........................      418         (676)         (346)             (604)
Interest income................................       96           --            --                96
Interest expense...............................      (11)          --            --               (11)
                                                  ------       ------         -----           -------
Income (loss) before income taxes..............      503         (676)         (346)             (519)
Provision for income taxes.....................       --           --            --                --
                                                  ------       ------         -----           -------
Net income (loss)..............................   $  503       $ (676)        $(346)         $   (519)
                                                  ======       ======         =====           =======
Preferred dividends............................       58           --            --                58
                                                  ------       ------         -----           -------
Net income (loss) available to common
  shareholders.................................   $  445       $ (676)        $(346)         $   (577)
                                                  ======       ======         =====           =======
Pro forma net income (loss) per share(2).......   $ 0.20           --            --          $  (0.23)
                                                  ======                                      =======
Pro forma weighted average shares
  outstanding(2)...............................    2,162           --           400             2,562
                                                                                              =======

                             INFODATA SYSTEMS INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                         NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                ------------------------------------------------------
                                                                           PRO FORMA       PRO FORMA
                                                INFODATA     AMBIA(3)     ADJUSTMENTS     CONSOLIDATED
                                                --------     --------     -----------     ------------
Revenues......................................  $  7,033      $  925         $  --          $  7,958
Cost of revenues..............................     4,037          10            --             4,047
                                                 -------      ------         -----           -------
Gross profit..................................     2,996         915            --             3,911
Operating expenses:
  Research and development....................     1,696         162            --             1,736
  Selling, general and administrative.........     3,920         869           221(A)          5,132
                                                 -------      ------         -----           -------
                                                   5,616       1,031           221             6,868
                                                 -------      ------         -----           -------
Operating income (loss).......................    (2,620)       (116)         (221)           (2,957)
Interest income...............................        54          --            --                54
Interest expense..............................       (18)         --            --               (18)
                                                 -------      ------         -----           -------
Loss before income taxes......................    (2,584)       (116)         (221)           (2,921)
Provision for income taxes....................        (5)         --            --                (5)
                                                 -------      ------         -----           -------
Net Loss......................................  $ (2,579)     $ (116)        $(221)         $ (2,916)
                                                 =======      ======         =====           =======
Pro forma net loss per share(2)...............  $  (0.92)         --            --          $  (0.94)
                                                 =======                                     =======
Pro forma weighted average shares
  outstanding(2)..............................     2,796          --           298             3,094
                                                                                             =======

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

(1) Reflects the results of AMBIA Corporation on a stand alone basis for the year ended December 31, 1996.

(2) Pro forma net income (loss) per share and pro forma weighted average shares outstanding reflect the issuance of 400,000 shares of Infodata Systems, Inc. common stock issued to the shareholders of AMBIA Corporation as if the transaction had been consummated as of the beginning of the period.

(3) Reflects the results of AMBIA Corporation on a stand alone basis for the period January 1, 1997 through July 21, 1997, the day before the date of acquisition.

(A) Reflects increase in amortization expense associated with goodwill on the AMBIA Corporation acquisition and amortization of acquired intangible assets.

                                    GLOSSARY



          TERMS                                       DEFINITIONS
-------------------------  ------------------------------------------------------------------
Browser..................  Software that enables users to look at pages on the World Wide
                           Web. Netscape and Internet Explorer are the most popular browsers.
Button (e.g.
"VFC Button")............  A form of graphic icon on a computer screen, which when "clicked"
                           upon with a mouse causes certain actions to take place.

CAD......................  Computer Aided Design.

Client...................  Typically a user's personal computer, which requests service from another computer, the server.

Desktop..................  The appearance of the screen on an individual user's computer;
                           also the complete environment on the user's personal computer.

Desktop Application......  Software that runs on the user's personal computer.

Desktop File.............  A computer file that resides on the user's personal computer

Document
Management System........  Software that helps automate the workflow process of creating, filing, organizing and retrieving electronic documents.

Document Sharing
System...................  Software that enables multiple users to share a common collection of electronic documents.

Document Web Server......  The central VFC component, which manages the common collection of electronic documents and makes them accessible via Web browsers.

Electronic Document......  An electronic version of a document, produced by word processors, spreadsheets, graphics software, etc.

Enabler..................  A VFC term referring to the software component which allows VFC to
                           "talk" to other applications.

Extension................  A VFC term referring to software that resides on the desktop and extends the functionality of VFC.

Groupware................  Software that serves a workgroup and makes the group more productive. An Example would be group calendaring and scheduling software.

HTML.....................  HyperText Markup Language -- the codes used to mark up electronic documents to make them viewable on the World Wide Web and to allow linking one document to another.

Integration..............  The process of making multiple software and hardware products work together.

Internet.................  A worldwide network of interconnected computer communicating using a common standard.

Intranet.................  A network, using Internet technology, existing inside the boundaries of an organization.

          TERMS                                       DEFINITIONS
-------------------------  ------------------------------------------------------------------
Link or hyperlink........  A pointer, usually appearing as an underlined blue word or phrase or graphic icon, which when clicked causes the user's computer to display related information or causes the user's computer to access or "visit" a related electronic location such as a Web site.
Portable Document
Format (PDF).............  A computer file format created by Adobe Systems Inc. that enables electronic documents to be displayed on any type of computer.
Plug-in..................  A software component written to perform specific tasks by working in conjunction with, or being "plugged into," another software component.
Server...................  A computer that shares and provides services to other computers, called clients.
Webmaster................  A person responsible for establishing and maintaining an organization's Web site.
Web Server...............  A server responsible for managing the communications to clients and the delivery of HTML pages.
Web Site.................  A location on the World Wide Web.
User Interface...........  The combination of screen displays, commands and mouse operations with which the user interacts with the computer.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   14
Dividend Policy.......................   15
Price Range of Common Stock...........   15
Capitalization........................   16
Dilution..............................   16
Selected Consolidated Financial
  Data................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   27
Management............................   36
Certain Transactions..................   43
Principal Shareholders................   45
Description of Securities.............   46
Shares Eligible for Future Sale.......   48
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Financial Statements..................  F-1
Glossary..............................  G-1


======================================================

======================================================

                                (Infodata Logo)
                                    INFODATA
                                  SYSTEMS INC.
                        1,000,000 SHARES OF COMMON STOCK
                               -----------------

                                   PROSPECTUS
                               -----------------

                       SOUTHEAST RESEARCH PARTNERS, INC.

                              GKN SECURITIES CORP.
                                January   , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 10 ("Article 10") of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act ("VSCA") authorizes a Virginia corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance for such indemnification. The Company's Bylaws and Paragraph 10 of its Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Article 10 of the VSCA.

     Section 13.1-692.1 of the VSCA limits the personal liability of an officer or director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. No such limitation of liability is available if the officer or director engaged in: (i) willful misconduct or (ii) a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Paragraph 9 of the Company's Articles of Incorporation eliminates the personal liability of the directors and officers of the Company to the fullest extent permitted by Section 13.1-692.1 of the VSCA.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

    SEC registration fee....................................................  $  4,121.15
    NASD filing fee.........................................................  $  1,897.01
    Nasdaq filing fees......................................................  $  7,500.00
    Printing and engraving expenses.........................................  $ 75,000.00
    Accounting fees and expenses............................................  $125,000.00
    Legal fees and expenses (except Blue Sky)...............................  $250,000.00
    Blue sky fees and expenses..............................................  $ 50,000.00
    Miscellaneous...........................................................  $ 36,481.84
                                                                              -----------
              Total.........................................................  $550,000.00
                                                                              ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 22, 1997, the Company issued an aggregate of 400,000 shares of Common Stock to Alan Fisher and Razi Mohiuddin, the former shareholders of AMBIA, as consideration for the purchase of all of the outstanding shares of capital stock of AMBIA, pursuant to an Agreement of Merger and Plan of Reorganization. The Company relied on Section 4(2) of the Securities Act, as the basis for an exemption from registration, because the transaction did not involve any public offering.

     On October 11, 1995, the Company issued an aggregate of 210,000 shares to Richard Tworek, Mary Margaret Styer and Andrew Fregly, the shareholders of Merex, as consideration for the acquisition of Merex pursuant to an Asset Purchase Agreement and Plan of Reorganization. The Company relied on Section 4(2) of the Securities Act as the basis for an exemption from registration, because the transaction did not involve any public offering.

     The Company has agreed to issue shares of Common Stock on a quarterly basis to each of Richard Bueschel, Lawrence Glazer, Robert Leopold, Millard Pryor, Jr., Isaac Pollak and Alan Fisher, the non-employee directors of the Company, as payment of consulting fees for 1997 in the amount of $10,000 per non-employee director. Through September 30, 1997, each non-employee director was entitled to 872 shares of Common Stock. Certificates evidencing such shares and the number of shares to which the non-employee directors will be entitled for the last quarter of 1997 will be issued in January, 1998. The Company is relying on Section 4(2) of the Securities Act as the basis for an exemption from registration, because these shares will be issued by the Company solely to its non-employee directors, and thus will not involve any public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENT
------      ---------------------------------------------------------------------------------
  1.1*      Form of Underwriting Agreement.
 2.1***     Plan and Agreement of Merger, dated as of March 10, 1995, by and between Infodata
            Systems Inc. and Virginia Infodata Systems, Inc.
  2.2       Asset Purchase Agreement and Plan of Reorganization, dated as of October 6, 1995, among the Company, Merex, Inc. and Richard M. Tworek, Mary Margaret Styer and
            Andrew M. Fregly (incorporated by reference to the Company's Current Report on
            Form 8-K dated October 11, 1995).
  2.3       Agreement of Merger and Plan of Reorganization, dated as of July 22, 1997, by and among the Company, AMBIA Corporation, Alan Fisher and Razi Mohiuddin, Software
            Partners, Inc. and Ambia Acquisition Corporation (incorporated by reference to the Company's Current Report on Form 8-K dated August 6, 1997 and Form 8-K/A dated October 6, 1997).
  3.1       Articles of Incorporation (incorporated by reference to Exhibit A of the
            Company's Proxy Statement dated April 10, 1996).
 3.2***     Articles of Amendment of Articles of Incorporation of the Company, dated as of
            August 12, 1996.
  3.3       By-Laws (incorporated by reference to Exhibit B to the Company's Proxy Statement dated April 10, 1995).
 4.1***     Form of Underwriters' Purchase Option.
  5.1*      Opinion of Freedman, Levy, Kroll & Simonds regarding the validity of the
            Company's Common Stock to be issued in the public offering.
10.1***+    Cross License Agreement, dated as of December 3, 1997, by and between the Company and Adobe Systems Incorporated.
 10.2       Office Building Lease, dated as of April 12, 1993, by and between the Company and
            Monument Fairfax Associates for One Monument Drive (incorporated by reference to
            Exhibit 10(dd) to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994).
10.3***     Lease Agreement, dated as of July 20, 1993, between The Landmark and Software
            Partners, Inc. for 2013 Landings Drive, Mountain View California.
 10.4       Lease for Data Processing Service Agreement, dated as of July 29, 1994, between the Company and Financial Technologies Inc. (incorporated by reference to Exhibit
            10(ee) to the Company's Annual Report on Form 10-KSB for the fiscal year ended
            December 31, 1994).
 10.5       Executive Separation Agreement, dated as of October 20, 1986, between the Company and Harry Kaplowitz (incorporated by reference to Exhibit 10(a) to the Company's
            Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).
 10.6       Executive Separation Agreement, dated as of October 20, 1986, between the Company and Robert Loane (incorporated by reference to Exhibit 10(b) to the Company's
            Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).
10.7***     Employment and Non-Compete Agreement, dated as of July 22, 1997, between the
            Company, AMBIA Corporation and Razi Mohiuddin.

EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENT
------      ---------------------------------------------------------------------------------
10.8***     Employment and Non-Compete Agreement, dated as of October 11, 1995, between the
            Company and Richard M. Tworek.
10.9***     Letter Employment Agreement, dated as of November 5, 1997, between the Company and James Ungerleider.
10.10***    Note, Loan and Security Agreement, dated as of October 31, 1997, between the
            Company and Merrill Lynch Business Financial Services Inc.
10.11***    Loan and Registration Right Agreement, dated as of October 3, 1996, between the
            Company and Richard M. Tworek.
10.12       1995 Stock Option Plan (incorporated by reference to Exhibit 4(a) to the
            Company's Registration Statement on Form S-8, dated as of June 13, 1995).
10.13       1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4(a) to the Company's Registration Statement on Form S-8, dated as of June 27, 1997).
10.14***    Letter Agreement, dated as of December 14, 1997, extending the Employment and
            Non-Compete Agreement between the Company and Richard M. Tworek.
10.15***    Agreement on Confidential Information, Inventions and Ideas, dated as of December
            17, 1997, between the Company and James Ungerleider.
10.16*+     Consulting Agreement, Dated as of October 24, 1997, between the Company and Adobe
            Systems Incorporated.
11.1*       Statement Regarding Computation of Per Share Earnings.
21.1***     Subsidiaries of the Company.
23.1*       Consent of Arthur Andersen LLP, Independent Auditors.
23.2*       Consent of Seiler & Company, Independent Auditors.
23.3        Consent of Freedman, Levy, Kroll & Simonds (contained in Exhibit 5.1).
23.4***     Consent of Kramer, Levin, Naftalis & Frankel.
27.1***     Financial Data Schedule.


---------------
*   Filed herewith

**  To be filed by amendment

*** Previously filed

+ Material has been omitted from Exhibit 10.1 pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

     (B) FINANCIAL STATEMENT SCHEDULES.

SCHEDULE                                       DESCRIPTION
--------   ------------------------------------------------------------------------------------
   II      Valuation and Qualifying Accounts

ITEM 28.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement;

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on January 22, 1998.


                                          INFODATA SYSTEMS INC.

                                          By: /s/ JAMES UNGERLEIDER

                                          --------------------------------------
                                          James Ungerleider
                                          (President)


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  ------------------------------  -----------------

            /s/ JAMES UNGERLEIDER              President, Chief Executive      January 22, 1998
---------------------------------------------    Officer and Director
              James Ungerleider

         /s/ CHRISTOPHER P. DETTMAR            Chief Financial Officer         January 22, 1998
---------------------------------------------    (Principal Accounting and
           Christopher P. Dettmar                Financial Officer)

                      *                        Chairman of the Board and       January 22, 1998
---------------------------------------------    Director
             Richard T. Bueschel

                      *                        Director                        January 22, 1998
---------------------------------------------
               Alan S. Fisher

                      *                        Director                        January 22, 1998
---------------------------------------------
             Laurence C. Glazer

                      *                        Director                        January 28, 1998
---------------------------------------------
               Harry Kaplowitz

                      *                        Director                        January 22, 1998
---------------------------------------------
               Robert Leopold

                      *                        Director                        January 22, 1998
---------------------------------------------
               Isaac M. Pollak

                      *                        Director                        January 22, 1998
---------------------------------------------
            Millard H. Pryor, Jr.

                      *                        Director                        January 22, 1998
---------------------------------------------
              Richard M. Tworek

           * /s/ JAMES UNGERLEIDER
---------------------------------------------
              James Ungerleider
              Attorney-In-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Infodata Systems Inc.:

     We have audited in accordance with generally accepted auditing standards, the financial statements of Infodata Systems Inc. (a Virginia corporation) and subsidiaries (the "Company") as of and for the years ended December 31, 1995 and 1996, included in this registration statement and have issued our report thereon dated December 18, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in item 27(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.

December 18, 1997

                                  SCHEDULE II
                             INFODATA SYSTEMS INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                ADDITIONS
                                                 BALANCE AT     CHARGED TO
                                                 BEGINNING      COSTS AND                     BALANCE AT
                  DESCRIPTION                     OF YEAR        EXPENSES      DEDUCTIONS     END OF YEAR
-----------------------------------------------  ----------     ----------     ----------     -----------
For the year ended December 31, 1995,
  Deducted from assets accounts:
     Allowance for doubtful accounts...........     $ 30           $ --            $--            $30
For the year ended December 31, 1996,
  Deducted from assets accounts:
     Allowance for doubtful accounts...........     $ 30           $ 50            $--            $80

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIAL
EXHIBIT                                                                                  PAGE
 NUMBER                             DESCRIPTION OF DOCUMENT                             NUMBER
--------   -------------------------------------------------------------------------  ----------
 1.1*      Form of Underwriting Agreement...........................................
 2.1***    Plan and Agreement of Merger, dated as of March 10, 1995, by and between
           Infodata Systems Inc. and Virginia Infodata Systems, Inc.................
 2.2       Asset Purchase Agreement and Plan of Reorganization, dated as of October
           6, 1995, among the Company, Merex, Inc. and Richard M. Tworek, Mary
           Margaret Styer and Andrew M. Fregly (incorporated by reference to the
           Company's Current Report on Form 8-K dated October 11, 1995).............
 2.3       Agreement of Merger and Plan of Reorganization, dated as of July 22,
           1997, by and among the Company, AMBIA Corporation, Alan Fisher and Razi
           Mohiuddin, Software Partners, Inc. and Ambia Acquisition Corporation
           (incorporated by reference to the Company's Current Report on Form 8-K dated August 6, 1997 and Form 8-K/A dated October 6, 1997)...............
 3.1       Articles of Incorporation (incorporated by reference to Exhibit A to the
           Company's Proxy Statement dated April 10, 1995)..........................
 3.2***    Articles of Amendment of Articles of Incorporation of the Company, dated as of August 12, 1996....................................................
 3.3       By-Laws (incorporated by reference to Exhibit B to the Company's Proxy
           Statement dated April 10, 1995)..........................................
 4.1***    Form of Underwriters' Purchase Option....................................
 5.1*      Opinion of Freedman, Levy, Kroll & Simonds regarding the validity of the
           Company's Common Stock to be issued in the public offering...............
10.1***+   Cross License Agreement, dated as of December 3, 1997, by and between the
           Company and Adobe Systems Incorporated...................................
10.2       Office Building Lease, dated as of April 12, 1993, by and between the
           Company and Monument Fairfax Associates for One Monument Drive
           (incorporated by reference to Exhibit 10(dd) to the Company's Annual
           Report on Form 10-KSB for the fiscal year ended December 31, 1994).......
10.3***    Lease Agreement, dated as of July 20, 1993, between The Landmark and
           Software Partners, Inc. for 2013 Landings Drive, Mountain View
           California...............................................................
10.4       Lease for Data Processing Service Agreement, dated July 29, 1994, between the Company and Financial Technologies Inc. (incorporated by reference to
           Exhibit 10(ee) to the Company's Annual Report on Form 10-KSB for the
           fiscal year ended December 31, 1994).....................................
10.5       Executive Separation Agreement, dated as of October 20, 1986, between the
           Company and Harry Kaplowitz (incorporated by reference to Exhibit 10(a)
           to the Company's Annual Report on Form 10-KSB for the fiscal year ended
           December 31, 1993).......................................................
10.6       Executive Separation Agreement, dated as of October 20, 1986, between the
           Company and Robert Loane (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-KSB for the fiscal year ended
           December 31, 1993).......................................................
10.7***    Employment and Non-Compete Agreement, dated as of July 22, 1997, between the Company, AMBIA Corporation and Razi Mohiuddin........................
10.8***    Employment and Non-Compete Agreement, dated as of October 11, 1995, between the Company and Richard M. Tworek................................

                                                                                      SEQUENTIAL
EXHIBIT                                                                                  PAGE
 NUMBER                             DESCRIPTION OF DOCUMENT                             NUMBER
--------   -------------------------------------------------------------------------  ----------
10.9***    Letter Employment Agreement, dated as of November 5, 1997, between the
           Company and James Ungerleider............................................
10.10***   Note, Loan and Security Agreement, dated as of October 31, 1997, between the Company and Merrill Lynch Business Financial Services Inc............
10.11***   Loan and Registration Right Agreement, dated as of October 3, 1996, between the Company and Richard M. Tworek................................
10.12      1995 Stock Option Plan (incorporated by reference to Exhibit 4(a) to the
           Company's Form S-8, dated as of June 13, 1995)...........................
10.13      1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit
           4(a) to the Company's Form S-8, dated as of June 27, 1997)...............
10.14***   Letter Agreement, dated as of December 14, 1997, extending the Employment
           Agreement between the Company and Richard M. Tworek.
10.15***   Employment Agreement on Confidential Information, Inventions and Ideas,
           dated as of December 17, 1997, between the Company and James
           Ungerleider..............................................................
10.16*+    Consulting Agreement, dated as of October 24, 1997, between the Company and Adobe Systems Incorporated...........................................
11.1*      Statement Regarding Computation of Per Share Earnings....................
21.1***    Subsidiaries of the Company..............................................
23.1*      Consent of Arthur Andersen LLP, Independent Auditors.....................
23.2*      Consent of Seiler & Company, Independent Auditors........................
23.3       Consent of Freedman, Levy, Kroll & Simonds (contained in Exhibit 5.1)....
23.4***    Consent of Kramer, Levin, Naftalis & Frankel.............................
27.1***    Financial Data Schedule..................................................


---------------
*   Filed herewith

**  To be filed by amendment

*** Previously filed

+ Material has been omitted from Exhibit 10.1 pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.